As filed with the Securities and Exchange Commission on October 26, 2004
Registration No. 333-117847

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

To
Form S-1
REGISTRATION STATEMENT
Under the Securities Act of 1933

Calamos Asset Management, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6211	32-0122554
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1111 E. Warrenville Road

Naperville, Illinois 60563
(630) 245-7200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James S. Hamman, Jr.

Executive Vice President, General Counsel and Secretary
Calamos Asset Management, Inc.
1111 E. Warrenville Road
Naperville, Illinois 60563
(630) 245-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Schiavone, Esq.	Ralph Arditi, Esq.
Shearman & Sterling LLP	Skadden, Arps, Slate, Meagher & Flom LLP
599 Lexington Avenue	Four Times Square
New York, New York 10022	New York, New York 10036
Telephone: (212) 848-4000	Telephone: (212) 735-3000
Facsimile: (212) 848-7179	Facsimile: (212) 777-3860

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Share(2)	Price	Registration Fee

Class A common stock, par value $.01 per share	20,700,000	$17.50	$362,250,000	$45,898(3)

(1)	Including shares of Class A common stock which may be purchased by the underwriters to cover overallotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(3)	Previously paid.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2004

PROSPECTUS

18,000,000 Shares

Calamos Asset Management, Inc.

Class A Common Stock

          This is our initial public offering of Class A common stock. We are selling all of the shares in this offering.

          Immediately following this offering, the holders of our Class A common stock will own over 99.9% of our outstanding capital stock. We will be a holding company and our sole asset will be approximately 18.0% of the equity interests in Calamos Holdings LLC, or approximately 20.7% if the underwriters exercise their overallotment option in full. Our only business will be acting as the sole Manager of Calamos Holdings LLC and, as such, we will operate and control all of the business and affairs of Calamos Holdings LLC and its wholly owned subsidiaries.

          We will use a portion of the net proceeds of this offering to purchase 3,000,000 newly issued membership units directly from Calamos Holdings LLC and will use the remaining net proceeds to purchase from Calamos Family Partners, Inc. 15,000,000 membership units in Calamos Holdings LLC, or 17,700,000 membership units if the underwriters exercise their overallotment option in full. Immediately following this offering, Calamos Family Partners, Inc., which is owned and controlled by members of the Calamos family, will beneficially own approximately 81.8% of the equity interests in Calamos Holdings LLC, or approximately 79.1% if the underwriters exercise their overallotment option in full.

          Each share of Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally. Holders of our Class B common stock generally will have rights identical to holders of our Class A common stock, except that each share of Class B common stock will entitle its holder to a greater number of votes per share on all matters to be voted on by stockholders generally. Following this offering, shares of our Class B common stock, all of which will be owned by Calamos Family Partners, Inc., will represent less than 0.1% of our outstanding capital stock but approximately 97.8% of the combined voting power of all shares of our voting stock, or approximately 97.4% if the underwriters exercise their overallotment option in full. As a result, Calamos Family Partners, Inc. will be able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions, and over our dividend policy and access to capital.

          We expect the public offering price of our Class A common stock to be between $15.50 and $17.50 per share. Currently, no public market exists for the shares of our Class A common stock. Our Class A common stock has been approved for quotation on the Nasdaq National Market under the symbol “CLMS.”

          Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 13 of this prospectus.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Calamos Asset Management, Inc.	$	$

          The underwriters may also purchase up to an additional 2,700,000 shares of Class A common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

          The underwriters expect to deliver the shares of our Class A common stock to purchasers for delivery on or about                     , 2004.

Joint Book-Running Managers

Citigroup
Merrill Lynch & Co.

Goldman, Sachs & Co.

UBS Investment Bank

The date of this prospectus is                     , 2004.

By Asset Class	By Product

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

      In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” and “our company” refer to (1) Calamos Holdings, Inc., a Delaware corporation to be renamed Calamos Family Partners, Inc., its subsidiaries and their predecessor companies before consummation of the reorganization described in this prospectus under “Reorganization and Holding Company Structure,” and (2) Calamos Asset Management, Inc., a Delaware corporation, and its consolidated subsidiaries, including Calamos Holdings LLC and the subsidiaries of Calamos Holdings LLC, after consummation of the reorganization. Unless the context otherwise requires:

•	“Calamos Advisors” refers to (1) Calamos Asset Management, Inc., an Illinois corporation, registered investment adviser and wholly owned subsidiary of Calamos Holdings, Inc., before consummation of the reorganization, and (2) Calamos Advisors LLC, a Delaware limited liability company, registered investment adviser and wholly owned subsidiary of Calamos Holdings LLC, after consummation of the reorganization;

•	“Calamos Financial Services” refers to (1) Calamos Financial Services, Inc., an Illinois corporation, registered broker-dealer and wholly owned subsidiary of Calamos Holdings, Inc., before consummation of the reorganization, and (2) Calamos Financial Services LLC, a Delaware limited liability company, registered broker-dealer and wholly owned subsidiary of Calamos Holdings LLC, after consummation of the reorganization;

•	“Calamos Property Management” refers to (1) Calamos Property Management, Inc., an Illinois corporation, and wholly owned subsidiary of Calamos Holdings, Inc., before consummation of the reorganization and (2) Calamos Property Management LLC, a Delaware limited liability company and wholly owned subsidiary of Calamos Holdings LLC, after consummation of the reorganization; and

•	“Calamos Family Partners, Inc.” refers solely to Calamos Holdings, Inc., a Delaware corporation, and not to any of its subsidiaries. Calamos Holdings, Inc., will be renamed “Calamos Family Partners, Inc.” before consummation of the reorganization.

      The assets under management and other financial data presented in this prospectus with respect to the mutual funds we manage include the Calamos Growth and Income Portfolio, which is a portfolio of the Calamos Advisors Trust, a registered open-end investment company. However, references to the terms “mutual funds” and “open-end funds” in this prospectus do not otherwise include this portfolio.

ii

SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of this offering, but does not contain all of the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully before making an investment decision, especially the risks of investing in our Class A common stock discussed under “Risk Factors.” Unless otherwise indicated, industry data are derived from publicly available sources, which we have not independently verified.

Our Company

      Calamos Asset Management, Inc. provides investment advisory services through its subsidiaries to institutions and individuals, principally in the United States, and had $32.3 billion in client assets managed by its subsidiaries at June 30, 2004. We apply a proprietary investment process centered on risk management across an expanding range of investment strategies within the equity, balanced, convertible, high yield and alternative asset classes. We target clients seeking superior risk-adjusted returns over the long term. We make our range of investment strategies available to these clients, directly and through intermediaries, by offering an array of mutual fund and separate account products designed to suit their individual investment needs.

      Our investment philosophy is centered around our objective of providing our clients with superior risk-adjusted returns over the long term. While seeking to achieve these returns, we are focused on managing risk, which we define as the potential for loss and the variability of returns. We offer a variety of investment strategies that represent distinct balances, or profiles, of risk and reward.

      Our investment management team is led by John P. Calamos and Nick P. Calamos. As the originators of our investment philosophy, they have pursued a team approach for the implementation of that philosophy through our investment process. This team approach currently employs a single integrated investment team for the management of all portfolios, allowing for valuable contributions from different analysts within our company and creating a synergy of expertise that can be applied across many different investment strategies.

      Our investment strategies span the equity, balanced, convertible, high yield and alternative asset classes. We market our investment strategies to our target clients through a variety of products designed to suit their individual investment needs. Through our subsidiaries, we currently offer six types of investment products that fall into two categories:

•	mutual funds, including eight registered open-end funds and three registered closed-end funds; and

•	separate accounts, including institutional accounts, managed accounts, private client accounts and alternative investments.

      We believe our investment performance, broad range of investment strategies and diverse product offerings, coupled with an expanded sales effort with increased emphasis on open-end funds, have allowed us to grow our assets under management and revenues and position us for continued growth. Our assets under management have increased from $9.3 billion at December 31, 2001 to $32.3 billion at June 30, 2004, and our revenues and operating income before income taxes have increased from $47.3 million and $4.8 million, respectively, for the year ended December 31, 2001 to $162.4 million and $68.4 million, respectively, for the year ended December 31, 2003. For the six months ended June 30, 2004, our revenues and operating income before income taxes were $139.5 million and $57.4 million, respectively, as compared to $64.3 million and $24.2 million, respectively, for the six months ended June 30, 2003.

      We have been, and will continue to be, guided by our business strategies, namely: (1) maintaining superior investment performance, (2) focusing on serving long-term investors, (3) selectively expanding our investment strategies, (4) selectively expanding our products and distribution relationships and (5) capitalizing on our recognized and respected brand.

      Our principal executive offices are currently located at 1111 E. Warrenville Road, Naperville, Illinois 60563, and our telephone number at that address is (630) 245-7200. Our website address is www.calamos.com. Information contained on our website is not part of this prospectus.

Preliminary Unaudited Results for the Third Quarter of 2004

      Although unaudited consolidated financial statements of Calamos Family Partners, Inc. for the three-and nine-month periods ended September 30, 2004 are not yet available, we have set forth below certain preliminary summary consolidated financial data for Calamos Family Partners, Inc. as of and for such periods as derived from the unaudited consolidated financial data of Calamos Holdings, Inc. (to be renamed Calamos Family Partners, Inc.). The preliminary summary consolidated financial data presented below remain subject to quarterly review procedures and final reconciliations and adjustments. You should read the following summary in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical consolidated financial statements and related notes and the unaudited pro forma financial statements and related notes, all included elsewhere in this prospectus.

	As of or for the		As of or for the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2004	2003	2004

	(In thousands, except assets under management)
Assets under management (in millions)	$20,191	$33,248	$20,191	$33,248

Total revenues	$44,647	$81,231	$108,900	$220,745
Total operating expenses	24,247	45,776	64,292	127,887

Operating income	20,400	35,455	44,608	92,858
Other income (expense), net	(6)	(1,660)	(42)	(1,037)
Income taxes	420	688	735	1,565

Net income	$19,974	$33,107	$43,381	$90,256

      Assets under management increased by $13.0 billion, or 64%, to $33.2 billion as of September 30, 2004 from $20.2 billion as of September 30, 2003. This increase in assets under management was primarily due to increased net purchases of our mutual funds of $10.0 billion. The increase in mutual fund net purchases was largely attributable to a large closed-end fund offering and increased sales of the Calamos Growth Fund and Calamos Growth and Income Fund. Additionally, market appreciation accounted for $2.3 billion of the growth in assets under management.

      Total revenues increased by $36.6 million, or 82.0%, to $81.2 million for the three months ended September 30, 2004 from $44.6 million for the three months ended September 30, 2003. This increase was due to increases in both investment management fees and distribution and underwriting fees.

      Total operating expenses increased by $21.5 million, or 89%, to $45.8 million for the three months ended September 30, 2004 from $24.2 million for the three months ended September 30, 2003. This increase in total operating expenses was primarily due to increased employee compensation and benefits expense as well as increased distribution expense.

      Other income (expense), net was a net expense of $1.7 million for the three months ended September 30, 2004, as compared to a net expense of $6,000 for the three months ended September 30, 2003. This increase in net expense was primarily the result of an increase in interest expense resulting from the issuance of $150.0 million aggregate principal amount of Senior Unsecured Notes due 2011 in April 2004.

      Net income increased by $13.1 million, or 66%, to $33.1 million for the three months ended September 30, 2004 from $20.0 million for the three months ended September 30, 2003.

      During the nine months ended September 30, 2004, Calamos Family Partners, Inc. operated as an S corporation and was not subject to U.S. federal and certain state income taxes. Upon the consummation of this offering, we will be subject to U.S. federal, state and local income taxes applicable to C corporations. As a result, income taxes during the nine months ended September 30, 2004 are not indicative of our expected future income taxes following this offering. For more information on our pro forma income taxes, see “Unaudited Pro Forma Financial Information.”

Reorganization

      Our business is presently conducted by subsidiaries of Calamos Family Partners, Inc., which was incorporated in Delaware on December 21, 2001 and is wholly owned by John P. Calamos, Nick P. Calamos, John P. Calamos, Jr. and three trusts for the benefit of Calamos family members.

      In June 2004, Calamos Family Partners, Inc. undertook a transaction, which we refer to as the “Real Estate Distribution,” pursuant to which Calamos Family Partners, Inc. distributed to its stockholders its interest in all of its real estate assets, consisting primarily of its corporate headquarters and related property and equipment with an aggregate fair value of $18.4 million as well as mortgage debt of $8.4 million. Those stockholders contributed those real estate assets to a new limited liability company wholly owned by them, Calamos Property Holdings LLC, which currently holds those assets through subsidiaries. We currently lease our existing headquarters from a subsidiary of Calamos Property Holdings LLC pursuant to a month-to-month lease under which we are obligated to pay monthly base rents and operating expenses in the amount of $69,959. A subsidiary of Calamos Property Holdings LLC is constructing a new headquarters facility for our occupancy. We have entered into a lease for these headquarters and expect to take occupancy in mid-2005. Monthly base rent under the lease will commence on the first day of the first month after which we receive possession of the leased premises and will initially be $237,183.

      Prior to the consummation of this offering, Calamos Family Partners, Inc. will undertake a transaction, which we refer to as the “Formation Transaction.” Pursuant to the Formation Transaction, Calamos Family Partners, Inc. and John P. Calamos will become the sole members of Calamos Holdings LLC. The Formation Transaction will establish Calamos Holdings LLC as the owner and operator of the business now conducted by subsidiaries of Calamos Family Partners, Inc. The completion of the Formation Transaction is a condition to this offering.

      On July 23, 2004, Calamos Family Partners, Inc. established a new company, Calamos Asset Management, Inc., as a Delaware corporation and became the sole owner of all of its capital stock. Calamos Asset Management, Inc. has not engaged in any business or other activities except in connection with its formation.

      Prior to the consummation of this offering, the certificate of incorporation of Calamos Asset Management, Inc. will be amended and restated to, among other things:

•	create two classes of common stock, Class A and Class B common stock, and set forth the voting rights associated with each such class, and

•	provide for the conversion of shares of its Class B common stock into, and the exchange of membership units in Calamos Holdings LLC (other than those held by us) for, shares of its Class A common stock, in each case on a one-for-one basis.

      Immediately following this offering, Calamos Asset Management, Inc. will use the net proceeds of this offering to:

•	purchase 3,000,000 newly issued membership units directly from Calamos Holdings LLC; and

•	purchase from Calamos Family Partners, Inc. 15,000,000 membership units in Calamos Holdings LLC (or 17,700,000 membership units if the underwriters exercise their overallotment option in full).

      In connection with its acquisition of membership units in Calamos Holdings LLC, Calamos Asset Management, Inc. will also become the sole Manager of Calamos Holdings LLC. As the sole Manager of

Calamos Holdings LLC, Calamos Asset Management, Inc. will continue to conduct the business now conducted by subsidiaries of Calamos Family Partners, Inc.

      As a result of the Real Estate Distribution, the Formation Transaction and the other transactions described above, which we collectively refer to as the “Reorganization,” immediately following this offering:

•	we and Calamos Family Partners, Inc. will own approximately 18.0% and 81.8%, respectively, of the membership units in Calamos Holdings LLC (or approximately 20.7% and 79.1%, respectively, if the underwriters exercise their overallotment option in full);

•	John P. Calamos will own approximately 0.2% of the membership units in Calamos Holdings LLC;

•	outstanding shares of our Class A common stock, all of which will have been sold pursuant to this offering, will represent over 99.9% of our outstanding capital stock based on economic value;

•	outstanding shares of our Class B common stock, all of which will continue to be owned by Calamos Family Partners, Inc., will represent less than 0.1% of our outstanding capital stock based on economic value; and

•	outstanding shares of Class B common stock will represent approximately 97.8% of the combined voting power of all shares of our capital stock (or approximately 97.4% if the underwriters exercise their overallotment option in full).

      John P. Calamos, Nick P. Calamos, John P. Calamos, Jr. and the Calamos family trusts will continue to own all capital stock of Calamos Family Partners, Inc. upon consummation of this offering and, accordingly, will beneficially own all of the outstanding shares of our Class B common stock. As a result, members of the Calamos family will be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions, and over our dividend policy and our access to capital.

      We intend to use $228.6 million of the net proceeds from our sale of shares of Class A common stock in this offering to purchase membership units in Calamos Holdings LLC from Calamos Family Partners, Inc. (or $270.2 million of the net proceeds if the underwriters exercise their overallotment option in full). In addition, after the pricing of this offering, we expect to grant options under our incentive compensation plan to John P. Calamos and Nick P. Calamos to purchase 177,273 and 113,636 shares, respectively, of our Class A common stock at an exercise price equal to the initial public offering price. We also expect to grant restricted stock units to John P. Calamos and Nick P. Calamos under the same plan with an aggregate dollar value of $975,000 and $625,000, respectively. Calamos Family Partners, Inc. has agreed to invest at least 50% of the after-tax net proceeds from its sale of membership units in Calamos Holdings LLC to us, estimated to be approximately $110 million, in investment products managed by our subsidiaries. Calamos Family Partners, Inc. has also agreed that it will maintain its investment in these investment products for not less than two years.

      All net profits of Calamos Family Partners, Inc. recognized prior to the Reorganization will be allocated to the stockholders of Calamos Family Partners, Inc. Net profits and losses of Calamos Holdings LLC recognized from and after consummation of the Reorganization will be allocated to the members of Calamos Holdings LLC pro rata in accordance with the percentages of their respective equity interests.

      Historically, Calamos Family Partners, Inc. operated as an S corporation and was not subject to U.S. federal and certain state income taxes. Upon the consummation of this offering, we will be subject to U.S. federal, state and local income taxes applicable to C corporations. As a result, our net income for the year ended December 31, 2004 and amounts available for the payment of dividends will be lower than Calamos Family Partners, Inc.’s net income for that period and amounts available for the payment of dividends had the Reorganization not been consummated.

      The diagram below depicts our organizational structure immediately after the consummation of the Reorganization, excluding the 200,000 membership units in Calamos Holdings LLC owned directly by John P. Calamos.

Holding Company Structure

      We will be a holding company and, immediately after the consummation of the Reorganization, our sole asset will be our 18.0% equity interest in Calamos Holdings LLC (or 20.7% if the underwriters exercise their overallotment option in full). Our only business will be acting as the sole Manager of Calamos Holdings LLC, and, as such, we will operate and control all of the business and affairs of Calamos Holdings LLC. Net profits, net losses and distributions of Calamos Holdings LLC will be allocated and made to its members pro rata in accordance with the percentages of their respective equity interests. Accordingly, net profits and net losses of Calamos Holdings LLC will initially be allocated, and distributions by Calamos Holdings LLC will initially be made, approximately 18.0% to us and approximately 82.0% to Calamos Family Partners, Inc. and John P. Calamos, in the aggregate (or approximately 20.7% and 79.3%, respectively, if the underwriters exercise their overallotment option in full).

      In connection with our acquisition of membership units of Calamos Holdings LLC, we will become its sole Manager. Since we will operate and control all of the business and affairs of Calamos Holdings LLC as its sole Manager and cannot be removed as sole Manager, we will consolidate the financial results of Calamos Holdings LLC with ours. In light of Calamos Family Partners, Inc.’s and John P. Calamos’ expected 82.0% aggregate ownership interest in Calamos Holdings LLC, we will reflect such ownership interest as a minority interest in our consolidated financial statements. Our historical results will be those of Calamos Family Partners, Inc., as our predecessor company. As a result, our net income, after excluding Calamos Family Partners, Inc.’s and John P. Calamos’ minority interest, will represent 18.0% of Calamos Holdings LLC’s net income, and similarly, outstanding shares of our Class A common stock will represent 18.0% of the outstanding membership units of Calamos Holdings LLC.

      As a member of Calamos Holdings LLC, we will incur U.S. federal, state and local income taxes on our proportionate share of any net taxable income of Calamos Holdings LLC. In accordance with the amended and restated limited liability company agreement pursuant to which Calamos Holdings LLC will be governed, we intend to cause Calamos Holdings LLC to continue to distribute cash on a pro rata basis to its members to the extent necessary to cover their tax liabilities, if any.

The Offering

Class A common stock offered by Calamos Asset Management, Inc.	18,000,000 shares of Class A common stock (or 20,700,000 shares if the underwriters exercise their overallotment option in full).

Shares outstanding after the offering	18,000,000 shares of Class A common stock (or 20,700,000 shares if the underwriters exercise their overallotment option in full).

100 shares of Class B common stock.

Use of proceeds	We estimate that the net proceeds from our sale of shares of our Class A common stock in this offering will be approximately $274.3 million. We intend to use $45.7 million of these net proceeds to purchase 3,000,000 newly issued membership units directly from Calamos Holdings LLC and the remaining $228.6 million of net proceeds, to purchase from Calamos Family Partners, Inc. 15,000,000 membership units in Calamos Holdings LLC. If the underwriters exercise their overallotment option in full, we intend to use the additional $41.6 million of net proceeds to purchase from Calamos Family Partners, Inc. an additional 2,700,000 membership units in Calamos Holdings LLC.

We intend to cause Calamos Holdings LLC to use approximately $6.1 million of the proceeds from our acquisition of membership units directly from it to make payments to certain of our employees in connection with the termination of our EAU plan, and approximately $39.6 million of the proceeds (1) to expand our alternative investment business, which consists of non-registered investment vehicles, primarily hedge funds, offered by us to qualified investors, and (2) for general corporate purposes.

Calamos Family Partners, Inc. has agreed to invest at least 50% of the after-tax net proceeds from its sale of membership units in Calamos Holdings LLC to us, estimated to be approximately $110 million, in investment products managed by our subsidiaries. Calamos Family Partners, Inc. has also agreed that it will maintain its investment in investment products managed by our subsidiaries for not less than two years.

Voting rights	Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally. The holders of our Class B common stock generally will have rights identical to holders of our Class A common stock, except that each share of Class B common stock will entitle its holder to a number of votes equal to:

(1) ten, multiplied by the sum of (a) the aggregate number of shares of Class B common stock owned by such holder and (b) the aggregate number of membership units in Calamos Holdings LLC owned by such holder; divided by

(2) the number of shares of Class B common stock owned by such holder.

Holders of our Class A common stock and Class B common stock generally will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Membership units in Calamos Holdings LLC to be outstanding after this offering	100,000,000

Conversion and Exchange Rights	Shares of our Class B common stock are convertible into, and membership units of Calamos Holdings LLC not owned by us are exchangeable for, shares of our Class A common stock at any time on a one-for-one basis. If, immediately following this offering, Calamos Family Partners, Inc. and John P. Calamos exchanged all of their membership units in Calamos Holdings LLC for, and Calamos Family Partners, Inc. converted all outstanding shares of our Class B common stock into, shares of our Class A common stock, they would own an aggregate of approximately 82.0% of all outstanding shares of our Class A common stock (or 79.3% if the underwriters exercised their overallotment option in full).

Dividend policy	We currently intend to pay cash dividends on a quarterly basis and expect to declare our first quarterly dividend payment at an initial rate of $0.07 per share in the fourth quarter of 2004.

We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to provide cash to us. In accordance with the amended and restated limited liability company agreement pursuant to which Calamos Holdings LLC will be governed, we expect to cause Calamos Holdings LLC to pay distributions to its members pro rata to the extent necessary to enable such members, including us, to pay taxes incurred with respect to taxable income of Calamos Holdings LLC. Distributions by Calamos Holdings LLC in excess of such tax distributions, and the declaration and payment of future dividends by us, will be at the discretion of our board of directors and will depend on, among other things, general economic and business conditions, our strategic plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us and our subsidiaries, and such other factors as our board of directors considers to be relevant.

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock will not be taxed directly on the earnings of Calamos Holdings LLC. Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of a holder’s tax basis in our Class A common stock, and thereafter will be treated as a capital gain.

Risk factors	The “Risk Factors” section included in this prospectus contains a discussion of factors that you should carefully read and consider before deciding to invest in shares of our Class A common stock.

Proposed Nasdaq National Market symbol	CLMS

      The number of shares of Class A common stock outstanding after consummation of this offering excludes 10,000,000 shares reserved for future grants under our incentive compensation plans, 727,273 of which will be in the form of options to purchase shares of our Class A common stock, with an exercise price equal to the offering price, and 1,347,725 of which will be in the form of restricted stock units, in each case expected to be granted after the pricing of this offering.

      Except as otherwise indicated in this prospectus, all information in this prospectus assumes the underwriters do not exercise their overallotment option.

Summary Historical and Pro Forma Consolidated Financial and Other Data

      In the following tables, we provide you with summary historical and pro forma consolidated financial and other data as of the dates and for the periods indicated. The summary historical consolidated financial data set forth below for Calamos Family Partners, Inc. as of and for the years ended December 31, 2001, 2002 and 2003 and as of and for the six months ended June 30, 2004 are derived from the audited consolidated financial statements of Calamos Holdings, Inc. (to be renamed Calamos Family Partners, Inc.) included elsewhere in this prospectus. The summary historical consolidated financial data set forth below for Calamos Family Partners, Inc. for the six months ended June 30, 2003 are derived from the unaudited consolidated financial statements of Calamos Holdings, Inc. included elsewhere in this prospectus.

      The unaudited pro forma income statement data for Calamos Asset Management, Inc. for the year ended December 31, 2003 and the six months ended June 30, 2004 give pro forma effect to the Reorganization, including (1) the Real Estate Distribution, by which Calamos Family Partners, Inc. distributed its interest in all of its owned real estate assets to its stockholders, who contributed those assets to a new limited liability company, Calamos Property Holdings LLC, (2) the Formation Transaction, by which Calamos Family Partners, Inc. will establish Calamos Holdings LLC as a Delaware limited liability company and contribute all of its assets and liabilities, including all equity interests in its wholly owned subsidiaries, to Calamos Holdings LLC in exchange for 96,800,000 membership units in Calamos Holdings LLC and by which John P. Calamos will acquire 200,000 membership units in Calamos Holdings LLC for cash and (3) the consummation of this offering and our application of a portion of the net proceeds from the offering to purchase newly issued membership units in Calamos Holdings LLC and the remaining net proceeds to purchase membership units in Calamos Holdings LLC from Calamos Family Partners, Inc., in each case as though such transactions had occurred at the beginning of such periods. The unaudited pro forma balance sheet data for Calamos Asset Management, Inc. as of December 31, 2003 and June 30, 2004 give pro forma effect to the transactions described above as if they had occurred on December 31, 2003 and June 30, 2004, respectively, except that the unaudited pro forma balance sheet data as of June 30, 2004 do not give pro forma effect to the Real Estate Distribution, as such distribution occurred on June 30, 2004 and is already reflected in our historical results as of June 30, 2004.

      Employee compensation and benefits, including the compensation of our executive officers, are benchmarked against industry compensation standards. Due to a comparison with such standards, the unaudited pro forma income statement data for Calamos Asset Management, Inc. for the year ended December 31, 2003 gives effect to the recharacterization, as compensation, of equity distributions to owners in the amount of $1.6 million. Based on industry standards and the level of compensation expense recorded during the six months ended June 30, 2004, no pro forma adjustments were made for such period.

      In connection with our acquisition of the membership units in Calamos Holdings LLC, we will also become the sole Manager of Calamos Holdings LLC. As sole manager of Calamos Holdings LLC, we will operate and control all of the business and affairs of Calamos Holdings LLC and will consolidate the financial results of Calamos Holdings LLC with ours. In light of Calamos Family Partners, Inc.’s and John P. Calamos’ expected 82.0% aggregate ownership interest in Calamos Holdings LLC, we will reflect such ownership interest as a minority interest in our statement of financial condition and statement of income. Our historical results will be those of Calamos Family Partners, Inc., as our predecessor company. As a result, our net income, after excluding Calamos Family Partners, Inc.’s and John P. Calamos’ minority interest, will represent 18.0% of Calamos Holdings LLC’s net income, and similarly, outstanding shares of our Class A common stock will represent 18.0% of the outstanding membership units of Calamos Holdings LLC.

      For all periods presented, Calamos Family Partners, Inc. operated as an S corporation and was not subject to U.S. federal and certain state income taxes. Upon the consummation of this offering, we will be subject to U.S. federal, state and local income taxes applicable to C corporations.

      The unaudited pro forma financial data do not purport to represent what our actual results of operations or financial position would have been had the Reorganization been consummated on the dates specified, or project our results of operations or financial position for any future period or date.

      You should read the following summary historical and pro forma consolidated financial and other data in conjunction with “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical consolidated financial statements and related notes and the unaudited pro forma financial statements and related notes, all included elsewhere in this prospectus.

						Calamos Asset
						Management, Inc.
	Calamos Family Partners, Inc.					(Pro Forma)(1)

				Six Months
	Year Ended December 31,			Ended June 30,		Year Ended		Six Months
						December 31,		Ended June 30,
	2001	2002	2003	2003	2004	2003		2004

	(In thousands, except per share data)
Income Statement Data:
Revenues
Investment management fees	$37,578	$62,594	$109,052	$43,658	$92,703	$109,052		$92,703
Distribution and underwriting fees	9,309	24,883	53,005	20,437	45,802	53,005		45,802
Other	454	363	328	158	1,010	73		853

Total revenues	47,341	87,840	162,385	64,253	139,515	162,130		139,358
Operating expenses
Employee compensation and benefits	26,117	28,317	33,657	15,271	28,145	35,037	(2)	28,023
Distribution expense	3,634	7,982	22,576	8,161	21,703	22,576		21,703
Amortization of deferred sales commissions	3,272	11,677	19,879	8,505	14,079	19,879		14,079
Marketing and sales promotion	2,210	6,002	8,949	3,860	11,997	8,949		11,997
General and administrative	7,300	7,849	8,906	4,248	6,187	9,119		6,301

Total operating expenses	42,533	61,827	93,967	40,045	82,111	95,560		82,103

Operating income	4,808	26,013	68,418	24,208	57,404	66,570		57,255
Other income (expense), net	(563)	(899)	25	(36)	622	336		(1,185)

Income before minority interest and income taxes	4,245	25,114	68,443	24,172	58,026	66,906		56,070
Minority interest	—	—	—	—	—	54,863	(3)	45,977 (3)

Income before income taxes	4,245	25,114	68,443	24,172	58,026	12,043		10,093
Income taxes	69	383	1,117	315	877	4,817	(4)	4,037 (4)

Net income	$4,176	$24,731	$67,326	$23,857	$57,149	$7,226		$6,056

Basic and diluted earnings per share based on 20,000 historical and 18,000,100 pro forma weighted average shares outstanding	$209	$1,237	$3,366	$1,193	$2,857	$0.40		$0.34

					Calamos Asset
					Management, Inc.
	Calamos Family Partners, Inc.				(Pro Forma)(1)

	As of December 31,			As of	As of
				June 30,	June 30,
	2001	2002	2003	2004	2004

Balance Sheet Data (in thousands):
Investment securities	$6,443	$6,860	$10,389	$60,444	$60,444
Total assets	33,218	57,272	104,531	259,789	308,811
Long-term debt	6,866	10,945	23,008	150,000	150,000
Total liabilities	18,894	32,246	58,107	186,037	186,037
Minority interest	—	10	11	—	100,675 (5)
Total stockholders’ equity	14,324	25,016	46,413	73,752	22,100 (5)

					Calamos Asset
					Management, Inc.
	Calamos Family Partners, Inc.				(Pro Forma)(1)

	As of December 31,			As of	As of
				June 30,	June 30,
	2001	2002	2003	2004	2004

Other Data:
Assets under management (in millions)
Mutual funds	2,241	5,712	14,651	22,290	22,290
Separate accounts	7,094	7,180	9,189	9,972	9,972

Total assets under management	$9,335	$12,892	$23,840	$32,262	$32,262

Membership units in Calamos Holdings LLC
Held by Calamos Asset Management, Inc.					18,000,000
Held by Calamos Family Partners, Inc. and John P. Calamos					82,000,000

Total					100,000,000

(1)	Reflects the Reorganization, including (a) the Real Estate Distribution, by which Calamos Family Partners, Inc. distributed its interest in all of its owned real estate assets to its stockholders, who contributed those assets to a new limited liability company, Calamos Property Holdings LLC, (b) the Formation Transaction, by which Calamos Family Partners, Inc. will establish Calamos Holdings LLC as a Delaware limited liability company and contribute all of its assets and liabilities, including all equity interests in its wholly owned subsidiaries, to Calamos Holdings LLC in exchange for 96,800,000 membership units in Calamos Holdings LLC and by which John P. Calamos will acquire 200,000 membership units in Calamos Holdings LLC for cash and (c) the consummation of this offering and the application of $45.7 million of assumed net proceeds from the offering to purchase newly issued membership units in Calamos Holdings LLC and the remaining assumed net proceeds to purchase membership units in Calamos Holdings LLC from Calamos Family Partners, Inc.

(2)	Reflects the recharacterization, as compensation, of equity distributions to owners in the amount of $1.6 million. During 2003, a portion of owners’ compensation was paid through dividends, but no portion of owners’ compensation would have been paid through dividends if we would have been taxable as a C corporation during 2003. In the future, we do not expect to continue to pay owners’ compensation using dividends.

(3)	Represents a minority interest allocation of 82.0% of the income of Calamos Holdings LLC to Calamos Family Partners, Inc. and John P. Calamos. Minority interest of $54,863 for the year ended December 31, 2003 and $45,977 for the six months ended June 30, 2004 was determined by multiplying the pro forma income before minority interest and taxes by Calamos Family Partners, Inc.’s and John P. Calamos’ 82.0% aggregate ownership. The minority interest adjustment is presented on a pre-tax basis because the income taxes will be incurred directly by the members of Calamos Holdings LLC.

(4)	Reflects the impact of federal and state income taxes on the income allocated from Calamos Holdings LLC to Calamos Asset Management, Inc. Historically, Calamos Family Partners, Inc. operated as an S corporation and was not subject to U.S. federal and certain state income taxes. It was subject to Illinois replacement taxes. The amount of pro forma income tax was determined by combining the projected federal corporate income tax rate with the applicable state tax rates, rounded to the nearest full percent.

(5)	The pro forma balance sheet amounts of minority interest and stockholders’ equity at June 30, 2004 were determined based on post-Reorganization ownership percentages of 82.0% in the aggregate for Calamos Family Partners, Inc. and John P. Calamos and 18.0% for Calamos Asset Management, Inc.

RISK FACTORS

      You should carefully consider each of the risks below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our Class A common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you could lose all or part of your investment.

Risks Related to Our Industry

Changes in laws or regulations or in governmental policies could limit the sources and amounts of our revenues, increase our costs of doing business, decrease our profitability and materially and adversely affect our business.

      Our business is subject to extensive regulation in the United States, primarily at the federal level, including regulation by the Securities and Exchange Commission, or SEC, under the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, by the Department of Labor under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, as well as regulation by the National Association of Securities Dealers, Inc., or NASD, and state regulators. The mutual funds managed by our subsidiary, Calamos Advisors, are registered with the SEC as investment companies under the Investment Company Act. The Investment Advisers Act imposes numerous obligations on investment advisers including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities. The Investment Company Act imposes similar obligations, as well as additional detailed operational requirements, on registered investment companies, which must be strictly adhered to by their investment advisers. Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of the registration of any of our subsidiaries as an investment adviser or broker-dealer. We do not have any arrangements with Calamos Family Partners, Inc. pursuant to which Calamos Family Partners, Inc. would indemnify us for any liabilities resulting from any failure to comply with applicable laws or regulations prior to the Reorganization. The regulations that our businesses are subject to are designed to protect our clients and investors in our funds and other third parties who deal with our subsidiaries and us and to ensure the integrity of the financial markets. They are not designed to protect our stockholders. Changes in laws or regulations or in governmental policies could limit the sources and amounts of our revenues, increase our costs of doing business, decrease our profitability and materially and adversely affect our business. See “Regulatory Environment.”

      In response to recent scandals in the financial services industry regarding late trading, market timing and selective disclosure of portfolio information, various legislative and regulatory proposals are pending in or before, or have been adopted by, the U.S. Congress, the legislatures in states in which we conduct operations and the various regulatory agencies that supervise our operations, including the SEC. These proposals, to the extent enacted or adopted, could have a substantial impact on the regulation and operation of registered funds, investment advisers and broker-dealers and could adversely affect our assets under management, revenues and net income. Additionally, the SEC, the NASD and other regulators, as well as Congress, are investigating certain practices within our industry. These investigations could lead to further legislative and regulatory proposals that, if enacted or adopted, could adversely affect our business.

To the extent we are forced to compete on the basis of price, we may not be able to maintain our current fee structure.

      The investment management business is highly competitive and has relatively low barriers to entry. To the extent we are forced to compete on the basis of price, we may not be able to maintain our current fee structure. Although our investment management fees vary from product to product, historically we have competed primarily on the performance of our products and not on the level of our investment management fees relative to those of our competitors. In recent years, however, there has been a trend toward lower fees in the investment management industry generally. In order to maintain our fee structure in a competitive environment, we must be able to continue to provide clients with investment returns and service that make investors willing to pay our fees. In addition, the board of directors of each mutual fund managed by Calamos Advisors must make certain findings as to the reasonableness of its fees. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our current fee structure. Fee reductions on existing or future new business could have an adverse effect on our profit margins and results of operations.

Regulatory developments designed to increase the independence of mutual fund boards of directors may result in downward pressure on our fees.

      The independent members of the board of directors of each mutual fund for which Calamos Advisors is the investment adviser must determine both initially and annually after the initial term that the mutual fund’s investment advisory fee is reasonable in relation to the services provided. In making this determination, the directors will review, among other things, the performance of the mutual fund, the services provided by the investment adviser, the investment adviser’s profitability and the advisory fees charged to comparable mutual funds. The SEC recently approved a new regulation that will effectively require each mutual fund to have an independent director as the chair of its board of directors, as well as require the independent directors, who will generally be required to constitute 75% of the board’s directors, to hold quarterly meetings without fund executives. If regulatory developments designed to increase the independence of mutual fund boards of directors as well as other market pressures result in industry-wide reductions in the fees payable to fund managers, this could in turn result in downward pressure on our fees and reduce our revenues and net income or, if we are unable to reduce our fees to the extent required by the mutual fund boards, in our removal as investment adviser.

We derive a substantial portion of our revenues from contracts that may be terminated on short notice.

      We derive a substantial portion of our revenues from investment management agreements with mutual funds that, as required by law, are generally terminable by the funds’ board of directors or a vote of the majority of the funds’ outstanding voting securities on not more than 60 days’ written notice. After an initial term, each fund’s investment management agreement must be approved and renewed annually by the independent members of such fund’s board of directors and, in certain cases, by its stockholders, as required by law. Some of these investment management agreements may be terminated for any number of reasons, including investment performance, changes in prevailing interest rates and financial market performance, or may not be renewed. We may not be able to replace these agreements on favorable terms. The decrease in revenues that could result from any such termination could have a material adverse effect on our business.

Investors in the open-end funds can redeem their investments in these funds at any time without prior notice, which could adversely affect our earnings.

      Open-end fund investors may redeem their investments in those funds at any time without prior notice. Investors may reduce the aggregate amount of assets under management for any number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. In a declining stock market, the pace of mutual fund redemptions could accelerate. Poor performance relative to other asset management firms tends to result in decreased purchases of mutual fund shares and increased redemptions of mutual fund shares. The redemption of investments in mutual funds managed by Calamos Advisors would adversely affect our revenues, which are substantially dependent upon the assets under management in our funds. If redemptions of investments in mutual funds caused our revenues to decline, it could have a material adverse effect on our earnings.

The elimination of our ability to receive fees from open-end funds pursuant to distribution plans adopted under the Investment Company Act would adversely affect our revenues.

      Calamos Financial Services, our subsidiary, distributes the open-end funds managed by Calamos Advisors pursuant to distribution agreements with each fund. Under each distribution agreement with an open-end fund, we offer and sell the fund’s shares on a continuous basis and pay all of the costs of marketing and selling the shares. Each open-end fund offers multiple classes of shares, enabling an investor to select the most desirable sales charge structure. Each open-end fund pays us asset-based distribution and/or service fees over time pursuant to plans adopted under provisions of Rule 12b-1 under the Investment Company Act. These fees, particularly in combination with contingent deferred sales charges, are an alternative to charging investors a front-end sales charge and allow us to pay or help us recover payments to selling firms. The amounts of Rule 12b-1 fees we have received have increased as open-end fund assets under management have grown. Open-end funds, including certain funds that are closed to new investments, paid us Rule 12b-1 fees of $44.0 million and $38.5 million for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively. In response to industry-wide inquiries and enforcement actions, a number of regulatory and legislative initiatives have been introduced recently, including the Mutual Fund Reform Act of 2004, which would, among other things, eliminate Rule 12b-1 fees. We cannot assure you that the open-end funds managed by Calamos Advisors will continue to pay us Rule 12b-1 fees in the future. If we are not paid the level of Rule 12b-1 fees in the future that we receive now, our ability to pay or recover payments to selling firms would be adversely affected. As a result, our revenues and net income would decline materially and our ability to attract and retain mutual fund assets could be adversely affected. In addition, if our ability to receive Rule 12b-1 fees were eliminated altogether, we would be required to write off our deferred sales commission asset, which was $58.6 million as of June 30, 2004, and recognize an equivalent expense.

Regulatory developments designed to increase oversight of hedge funds may adversely affect our business.

      The SEC recently proposed a rule that would require registration of many hedge fund managers. Registration under the proposed rule would require hedge fund managers to adopt certain compliance controls in order to ensure compliance with applicable securities laws and would permit increased oversight of hedge fund managers by the SEC. Any regulations applicable to hedge funds that may be adopted pursuant to this rule, if approved, could have a substantial impact on our operations and may adversely affect our hedge fund business and decrease our future income.

Legislation eliminating joint management of mutual funds and hedge funds could adversely affect our business.

      Proposed legislation could prohibit an individual from serving as an adviser or portfolio manager of both registered and unregistered funds. Such legislation, if adopted, could affect our ability to attract and retain qualified investment management personnel and could cause us to incur additional expenses in hiring such personnel, which could materially adversely affect our business.

Failure to comply with “fair value” pricing and late trading policies and procedures may adversely affect us.

      The SEC has adopted rules requiring mutual funds to disclose information concerning “fair value” pricing procedures to address time zone arbitrage, selective disclosure procedures to protect mutual fund portfolio information and procedures to ensure compliance with the mutual fund’s disclosed market timing policy. The SEC has also proposed further rule amendments to eliminate the potential for late trading (i.e., after 4:00 p.m. ET) of open-end fund shares. New SEC rules will also require mutual funds to ensure compliance with their own market timing policies. The mutual funds managed by Calamos Advisors are subject to these rules. In the event of non-compliance, we could be subject to action by the SEC or civil litigants and might be required to disgorge certain revenues or pay fines or penalties, which could have a material adverse effect on our business.

Risks Related to Our Business

Control by Calamos family members of a majority of the combined voting power of our common stock may give rise to conflicts of interests.

      Upon consummation of this offering, John P. Calamos, Nick P. Calamos, John P. Calamos, Jr. and Calamos family trusts will beneficially own, individually and/or through their combined ownership of Calamos Family Partners, Inc., approximately 82.0% of the membership units in Calamos Holdings LLC (or approximately 79.3% if the underwriters exercise their overallotment option in full) and all of our Class B common stock, representing more than 97% of the combined voting power of all classes of our voting stock. Pursuant to the terms of our amended and restated certificate of incorporation, Calamos Family Partners, Inc. will retain a majority of the combined voting power of our common stock until the number of outstanding shares of our Class B common stock, plus the number of membership units in Calamos Holdings LLC and shares of our Class A common stock held by holders of our Class B common stock, falls below 15% of the total number of outstanding membership units in Calamos Holdings LLC, at which time all outstanding shares of our Class B common stock will automatically convert into shares of our Class A common stock. Accordingly, as long as Calamos Family Partners, Inc. maintains the requisite ownership interests in our Class B common stock and our Class A common stock and in membership units of Calamos Holdings LLC, Calamos family members and their trusts, through their beneficial ownership of Calamos Family Partners, Inc., will have the ability to elect all of the members of our board of directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on our common stock. In addition, they will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive our Class A stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock. As a result of the control exercised by Calamos family members and their trusts over us, none of our agreements with them and other companies controlled by them have been negotiated on “arm’s length” terms. We cannot assure you that we would not have received more favorable terms from an unaffiliated party. For a description of these agreements, see “Certain Relationships and Related Party Transactions.”

A decline in the prices of securities would lead to a decline in our assets under management, revenues and earnings.

      Substantially all of our revenues are determined by the amount of our assets under management. Under our subsidiaries’ investment advisory contracts with our clients, the investment management fee we receive is typically based on the market value of assets under management. In addition, we receive asset-based distribution and/or service fees with respect to the open-end funds managed by Calamos Advisors over time pursuant to distribution plans adopted under provisions of Rule 12b-1 under the Investment Company Act. Rule 12b-1 fees are also typically based on the market value of assets under management and represented approximately 33% of our revenues for the year ended December 31, 2003 and the six months ended June 30, 2004. Accordingly, a decline in the prices of securities generally may cause our revenues and net income to decline by either causing the value of our assets under management to decrease, which would result in lower investment advisory and Rule 12b-1 fees, or causing our clients to withdraw funds in favor of investments they perceive to offer greater opportunity or lower risk, which would also result in lower fees. The securities markets are highly volatile, and securities prices may increase or decrease for many reasons, including economic and political events and acts of terrorism beyond our control. If a decline in securities prices caused our revenues to decline, it could have a material adverse effect on our earnings.

The loss of key executives could have a material adverse affect on our business.

      We are dependent on the efforts of John P. Calamos, our Chairman, Chief Executive Officer and Co-Chief Investment Officer, and Nick P. Calamos, our Senior Executive Vice President and Co-Chief Investment Officer, and other key executives. These executives have been responsible for determining the strategic direction of our business, are integral to our brand and the positive business reputation we enjoy and, having overseen the management of all of our investment portfolios and the research teams responsible for each of our portfolio strategies, have been responsible for the historically strong investment performance that allows us to compete successfully. Although we will have employment agreements with John P. Calamos and Nick P. Calamos, we cannot assure you that they will continue to act in their positions with us. If we lose the services of any of these key executives, it would have a material adverse effect on our business. We do not maintain any “key person” insurance with respect to any of our personnel.

We depend on third-party distribution channels to market our investment products and access our client base.

      The potential investor base for mutual funds and separate accounts is limited, and our ability to distribute mutual funds and access clients for separate accounts is highly dependent on access to the retail distribution systems and client bases of national and regional securities firms, banks, insurance companies, defined contribution plan administrators and other intermediaries, which generally offer competing internally and externally managed investment products. For open-end funds, such intermediaries are paid for their services to fund shareholders, in part, through Rule 12b-1 fees and/or upfront commission payments by us, for which we receive Rule 12b-1 payments in the future. Those future payments allow us to pay or help us recover payments to selling firms, access to such distribution systems and client bases is substantially dependent upon our ability to charge Rule 12b-1 fees to our funds. To the extent that recent regulatory initiatives prohibit or limit the imposition of Rule 12b-1 or similar fees, our access to these distribution systems and client bases may be foreclosed in the future. To a lesser extent, our institutional separate account business depends on referrals from financial planners and other professional advisors, as well as from our existing clients. We cannot assure you that these channels and client bases will continue to be accessible to us. The inability to have such access could have a material adverse effect on our earnings.

      While we continue to diversify and add new distribution channels for mutual funds and managed accounts, a significant portion of the growth in our assets under management in recent years has been accessed through intermediaries. Merrill Lynch & Co. acted as the intermediary for approximately 19% and 15% of our assets under management, and Citigroup acted as the intermediary for approximately 11% and 9% of our assets under management, as of December 31, 2003 and June 30, 2004, respectively. As of June 30, 2004, substantially all of our assets under management were attributable to accounts that we accessed through third-party intermediaries. These intermediaries generally may terminate their relationships with us on short notice. Loss of any of the distribution channels afforded by these intermediaries, and the inability to access clients through new distribution channels, could decrease our assets under management and adversely affect our results of operations and growth. In addition, in the case of managed accounts offered through intermediaries to their customers, such intermediaries may reduce the fees that they remit to us as part of the arrangements they have with us. For the year ended December 31, 2003 and the six months ended June 30, 2004, the fees we received from managed accounts through intermediaries were $24.1 million and $13.9 million, respectively. A substantial reduction in fees received from third-party intermediaries could have a material adverse affect on our business.

Our ability to operate our company effectively could be impaired if we are unable to attract and retain qualified personnel.

      Our investment management business depends on the expertise of our personnel and their ability to work together as an effective team. Our future success depends to a substantial degree on our ability to attract and retain qualified personnel. In particular, we anticipate that it will be necessary for us to add investment professionals as we further diversify our investment products and strategies. Competition for employees with the necessary qualifications is intense and we may not be successful in our efforts to recruit and retain the required personnel.

      We benchmark employee compensation and benefits against industry compensation standards. In anticipation of becoming a public company, we have benchmarked our employee compensation and benefits against those of other public companies to appropriately reflect the increased duties and responsibilities that our employees will have. As a result, the base salaries of some of our executive officers and the bonuses for which they are eligible will increase. We also intend to employ compensation mechanisms involving the use of equity compensation. After the pricing of this offering, we expect to grant to our employees and directors options to purchase 727,273 shares of Class A common stock with an exercise price equal to the initial public offering price, as well as restricted stock units with an aggregate value of $6.5 million. We will also terminate our EAU plan and convert a portion of each EAU participant’s appreciation into additional restricted stock units with an aggregate value of $15.7 million.

      We cannot assure you that our compensation methods will allow us to recruit and retain the required personnel we need. In particular, the use of equity compensation may be ineffective if the market price of our Class A common stock declines. The inability to recruit and retain qualified personnel could affect our ability to provide an acceptable level of service to our clients and funds and our ability to attract new clients and investors in our funds, each of which could have a material adverse effect on our business.

We derive a substantial portion of our revenues from a limited number of our products.

      As of June 30, 2004, 31% of our assets under management were concentrated in the Calamos Growth Fund, and 37% of our investment management fees for the six months ended June 30, 2004 were attributable to that fund. As a result, our operating results are particularly exposed to the performance of that fund and our ability to minimize redemptions from and maintain assets under management in that fund. If investors in our Growth Fund decided to withdraw their investments for any reason, including poor investment performance or market conditions under which this investment strategy is out of favor, our revenues from that fund would decline and it could have an adverse effect on our earnings. Similarly, if our investment management agreement with our Growth Fund were terminated for any reason, the decrease in revenues that would result from any such termination would materially impact our earnings. We cannot assure you that investors will continue to maintain their investments in, and that we will be able to maintain our investment management agreement with, our Growth Fund. We may also close funds and investment strategies to new investors, which could inhibit our growth and could lead to redemptions by existing investors, and could thereby cause a decrease in our revenues.

Our failure to comply with guidelines set by our clients and the boards of mutual funds could result in damage awards against us and a loss of assets under management, either of which could cause our earnings to decline.

      As an investment adviser, we have a fiduciary duty to our clients. When clients retain us to manage assets on their behalf, they may specify certain guidelines regarding investment allocation and strategy that we are required to observe in the management of their portfolios. In addition, the boards of mutual funds may establish similar guidelines regarding the investment of assets in those funds and we are required to invest the mutual funds’ assets in accordance with limitations under the Investment Company Act and applicable provisions of the Internal Revenue Code. Our failure to comply with these guidelines and other limitations could result in losses to a client or a fund that the client or investors in the fund, as the case may be, could seek to recover from us and could result in the client withdrawing its assets from our management or the fund terminating our management agreement. Any of these events could cause our earnings to decline.

Upon consummation of this offering, we will be dependent on Calamos Holdings LLC to distribute cash to us in amounts sufficient to pay our tax liabilities and other expenses.

      Upon consummation of this offering, we will be a holding company, and our membership units in Calamos Holdings LLC will be our sole asset. We will have no independent means of generating revenues. Calamos Holdings LLC will be treated as a partnership for U.S. federal income tax purposes and, as such, will not itself be subject to U.S. federal income tax. Instead, its taxable income will be allocated on a pro rata basis to Calamos Asset Management, Inc., Calamos Family Partners, Inc. and John P. Calamos. Accordingly, we will incur income taxes on our proportionate share of any net taxable income of Calamos Holdings LLC, and also will incur expenses related to our operations. We intend to cause Calamos Holdings LLC to distribute cash to its members to the extent necessary to cover their tax liabilities, if any. To the extent we need funds to pay such taxes, or for any other purpose, and Calamos Holdings LLC is unable to provide such funds, it could have a material adverse effect on our business, financial condition or results of operations.

We intend to pay regular dividends to our stockholders, but our ability to do so is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

      After consummation of this offering, we intend to pay cash dividends on a quarterly basis. Our board of directors may, in its discretion, decrease the level of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of Calamos Holdings LLC to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses and pay dividends to our stockholders. We expect to cause Calamos Holdings LLC to make distributions to its members, including us. However, the ability of Calamos Holdings LLC to make such distributions will be subject to its operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution to its members), its compliance with covenants and financial ratios related to existing or future indebtedness, including its existing Senior Unsecured Notes, and its other agreements with third parties. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make or may have to reduce or eliminate the payment of dividends on our shares.

Our business is dependent on the performance of third-party vendors and if they fail to perform properly, we may suffer financial loss and liability to our clients.

      The mutual funds managed by Calamos Advisors outsource various important activities and functions, particularly mutual fund accounting, transfer agency and custodian services, to third-party vendors. The ability of the third-party vendors to perform their functions properly is highly dependent on their communication and information systems and on the proper functioning of their computer systems. If the communication, information or computer systems of the third-party vendors do not function properly, or if the third-party vendors fail to perform their functions properly or choose to discontinue providing services to the mutual funds for any reason, we could suffer financial losses, business disruption, liability to clients, regulatory intervention or damage to our reputation.

A change of control of our company would automatically terminate our investment management agreements with our clients, unless our separate account clients consent and, in the case of fund clients, the funds’ boards of directors and shareholders voted to continue the agreements, and could prevent us for a two-year period from increasing the investment advisory fees we are able to charge our mutual fund clients.

      Under the Investment Company Act, an investment management agreement with a fund must provide for its automatic termination in the event of its assignment. The fund’s board and shareholders must vote to continue the agreement following its assignment, the cost of which ordinarily would be borne by us.

Under the Investment Advisers Act, a client’s investment management agreement may not be “assigned” by the investment adviser without the client’s consent. An investment management agreement is considered under both acts to be assigned to another party when a controlling block of the advisers’s securities is transferred. In our case, an assignment of our investment management agreements may occur if, among other things, we sell or issue a certain number of additional common shares after this offering. We cannot be certain that our clients will consent to assignments of our investment management agreements or approve new agreements with us if a change of control occurs. Under the Investment Company Act, if a fund’s investment adviser engages in a transaction that results in the assignment of its investment management agreement with the fund, the adviser may not impose an “unfair burden” on that fund as a result of the transaction for a two-year period after the transaction is completed. The term “unfair burden” has been interpreted to include certain increases in investment advisory fees. This restriction may discourage potential purchasers from acquiring a controlling interest in our company.

Risks Related to the Offering

The disparity in the voting rights among the classes of shares may have a potential adverse effect on the price of our Class A common stock.

      Shares of our Class A common stock and Class B common stock entitle the respective holders to identical rights, except that each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally while each share of Class B common stock will entitle its holder to a greater number of votes. The difference in voting rights could adversely affect the value of our Class A common stock to the extent that investors view, or any potential future purchaser of our company views, the superior voting rights of the Class B common stock to have value.

Future sales of our Class A common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

      Subject to the lock-up agreements described under “Underwriting” in this prospectus, we may sell additional shares of Class A common stock in subsequent public offerings. We may also issue additional shares of Class A common stock or convertible debt securities to finance future acquisitions. After the consummation of this offering, we will have 18,000,000 outstanding shares of Class A common stock. This number is comprised of all the shares of our Class A common stock we are selling in this offering, which may be resold immediately in the public market.

      In addition, members of the Calamos family and trusts for their benefit will own, individually and/or through their combined ownership of Calamos Family Partners, Inc., 82,000,000 membership units in Calamos Holdings LLC. Our amended and restated certificate of incorporation will provide for the exchange of membership units in Calamos Holdings LLC (other than those held by us) for shares of our Class A common stock. Subject to selling restrictions described under “Shares Eligible for Future Sale” and “Underwriting,” Calamos family members and their trusts could from time to time and for any reason exchange their membership units in Calamos Holdings LLC for shares of our Class A common stock and sell any or all of those shares.

      Calamos Family Partners, Inc. and John P. Calamos are parties to a registration rights agreement with us. Under that agreement, Calamos Family Partners, Inc. and John P. Calamos will have the right, after the expiration of a specified lock-up period described under “Underwriting,” to require us to effect the registration of shares of our Class A common stock that it could acquire upon conversion of its Class B common shares or exchange of its membership units in Calamos Holdings LLC.

      We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock, including by Calamos family members and their trusts, may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline.

The requirements of being a public company may strain our resources and distract management.

      As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

You will suffer immediate and substantial dilution.

      The initial public offering price per share of our Class A common stock is substantially higher than our pro forma net tangible book value per share immediately after this offering. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. At an offering price of $16.50 (the mid-point of the range set forth on the cover page of this prospectus), you will incur immediate and substantial dilution in an amount of $15.27 per share. In addition, to the extent that options granted under our incentive compensation plans with respect to our Class A common stock are exercised after the vesting period expires, purchasers of our Class A common stock may experience additional dilution. We have reserved under our incentive compensation plans 10,000,000 shares, or approximately 10% of our Class A common stock on a fully diluted basis assuming Calamos Family Partners, Inc. and John P. Calamos exchanged all of their membership units in Calamos Holdings LLC for, and converted all outstanding shares of our Class B common stock into, shares of our Class A common stock as of the date of this offering. To the extent we grant options under our incentive compensation plans to purchase shares of our Class A common stock with an exercise price lower than the offering price, you will suffer dilution upon the exercise of those options. The maximum number of shares of our Class A common stock that may be subject to awards made to any one individual in any one calendar year will be 1,000,000. See “Dilution” and “Management – Existing Employee Benefit Plans.”

The Calamos family’s beneficial ownership of our Class B common stock, as well as anti-takeover provisions in our amended and restated certificate of incorporation and bylaws, could discourage a change of control that our stockholders may favor, which could negatively affect our stock price.

      Upon consummation of this offering, members of the Calamos family and trusts for their benefit will beneficially own all outstanding shares of our Class B common stock. As a result, Calamos family members will be able to exercise control over all matters requiring the approval of our stockholders and will be able to prevent a change in control of our company. In addition, provisions in our amended and restated certificate of incorporation and bylaws may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our amended and restated certificate of incorporation, which will be in effect at the time this offering is consummated, will authorize the issuance of preferred stock that could be issued by our board of directors to thwart a takeover attempt. The market price of our Class A common stock could be adversely affected to the extent that the Calamos family’s control over us, as well as provisions of our amended and restated certificate of incorporation and bylaws, discourage potential takeover attempts that our stockholders may favor.

There is no existing market for our Class A common stock, and we do not know if one will develop to provide you with adequate liquidity.

      Prior to this offering, there has not been a public market for our Class A common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the Nasdaq National Market or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our Class A common stock that you buy. The initial public offering price for the shares of our Class A common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering.

If we were deemed an investment company under the Investment Company Act as a result of our ownership of Calamos Holdings LLC, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

      We do not believe that we are an “investment company” under the Investment Company Act. Because we, as the sole Manager of Calamos Holdings LLC, control and operate Calamos Holdings LLC, we believe that our interest in Calamos Holdings LLC is not an “investment security” as that term is used in the Investment Company Act. If we were to cease participation in the management of Calamos Holdings LLC, our interest in Calamos Holdings LLC could be deemed an “investment security” for purposes of the Investment Company Act. Generally, a person is an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items). Upon consummation of this offering, our sole asset will be our equity investment in Calamos Holdings LLC. A determination that such investment was an investment security could cause us to be deemed an investment company under the Investment Company Act and to become subject to the registration and other requirements of the Investment Company Act. We and Calamos Holdings LLC intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

We will have broad discretion in applying a portion of the net proceeds that we receive from this offering and may not use those proceeds in ways that will enhance our market value.

      We have significant flexibility in applying the approximately $45.7 million of net proceeds that Calamos Holdings LLC will receive from our purchase of newly issued membership units directly from it. As part of your investment decision, you will not be able to assess or direct how we apply those net proceeds. If we do not apply these funds effectively, we may lose significant business opportunities. Furthermore, our stock price could decline if the market does not view our use of the proceeds from this offering favorably.

FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements,” which include information relating to future events, our future financial performance, strategies, expectations and competitive environment, and regulations. These forward-looking statements include, without limitation, statements regarding:

•	proposed new products;

•	expectations that regulatory developments or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity;

•	projections, predictions, expectations, estimates or forecasts as to our business, financial and operating results and future economic performance; and

•	management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

      Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

      Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	adverse changes in applicable laws or regulations;

•	downward fee pressures and increased industry competition;

•	risks inherent to the investment management business;

•	the loss of revenues due to contract terminations and redemptions;

•	conflicts of interest due to our ownership structure;

•	general declines in the prices of securities;

•	the loss of key executives;

•	the unavailability of third-party retail distribution channels;

•	failure to recruit and retain qualified personnel;

•	a loss of revenues if our largest funds perform poorly;

•	failure to comply with client and mutual fund board guidelines;

•	non-performance of third-party vendors;

•	our holding company structure; and

•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulatory Environment.”

      Forward-looking statements speak only as of the date the statements are made. You should not place undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

MUTUAL FUND RATINGS AND RANKINGS

      This prospectus includes references to ratings and rankings by Morningstar, Inc. and Lipper Analytical Services, Inc., which were derived from information published by them. Overall Morningstar ratings of mutual funds reflect historical risk-adjusted performance as of a particular date and are subject to change every month. Overall Morningstar ratings of mutual funds are calculated from a fund’s three-, five- and ten-year average annual returns, as available, in excess of 90-day T-bill returns with appropriate fee adjustments and a risk factor that reflects fund performance below 90-day T-bill returns. The top 10% of the funds in an investment category receive five stars, the next 22.5% receive four stars, the next 35% receive three stars, the next 22.5% receive two stars and the last 10% receive one star. Each share class of a fund is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.

      Lipper rankings of funds are based on net total return performance with dividends reinvested and do not take into account or reflect sales charges; if the rankings did reflect sales charges, the results might be less favorable. Each fund is ranked within a universe of funds similar in investment objective as determined by Lipper.

      All overall Morningstar ratings and Lipper rankings of the open-end funds managed by Calamos Advisors cited in this prospectus are for Class A shares of those funds. The other classes of shares of those funds may have different performance characteristics.

      The ratings and rankings included in this prospectus are subject to change without notice and are based on past performance, which may not be predictive of future results.

REORGANIZATION AND HOLDING COMPANY STRUCTURE

Reorganization

      Our business is presently conducted by subsidiaries of Calamos Family Partners, Inc., which was incorporated in Delaware on December 21, 2001 and is wholly owned by John P. Calamos, Nick P. Calamos, John P. Calamos, Jr. and trusts for the benefit of Calamos family members.

      In June 2004, Calamos Family Partners, Inc. undertook a transaction, which we refer to as the “Real Estate Distribution,” comprised of the following steps:

•	Calamos Family Partners, Inc. distributed its interest in all of its owned real estate assets, consisting of its corporate headquarters and related property and equipment and a parcel of undeveloped land, to its existing stockholders.

•	Those stockholders contributed those real estate assets to a new limited liability company, Calamos Property Holdings LLC, wholly owned by them, which in turn transferred each real estate asset into a separate subsidiary limited liability company. We currently lease our existing headquarters from a subsidiary of Calamos Property Holdings LLC pursuant to a month-to-month lease under which we are obligated to pay monthly base rents and operating expenses in the amount of $69,959. A subsidiary of Calamos Property Holdings LLC is constructing a new headquarters facility for our occupancy. We have entered into a lease for these headquarters and expect to take occupancy in mid-2005. Monthly base rent under the lease will commence on the first day of the first month after which we receive possession of the leased premises and will initially be $237,183.

•	Calamos Property Holdings, Inc., a subsidiary of Calamos Family Partners, Inc., changed its name to Calamos Property Management, Inc. This entity will provide real estate investment management services to Calamos Property Holdings LLC.

      Prior to the consummation of this offering, Calamos Family Partners, Inc. will undertake a transaction, which we refer to as the “Formation Transaction,” comprised of the following steps:

•	Calamos Family Partners, Inc. will establish Calamos Holdings LLC as a Delaware limited liability company.

•	Calamos Family Partners, Inc. will contribute to Calamos Holdings LLC all of its assets and liabilities, including all of the equity interests in its four wholly owned subsidiaries, one of which is an Illinois corporation currently named Calamos Asset Management, Inc.

•	In exchange for contributing its assets and liabilities to Calamos Holdings LLC, Calamos Family Partners, Inc. will receive 96,800,000, or 100%, of the membership units in Calamos Holdings LLC.

•	Each wholly owned subsidiary contributed by Calamos Family Partners, Inc. to Calamos Holdings LLC will be merged with and into a new single member limited liability company wholly owned by Calamos Holdings LLC. The wholly owned subsidiary of Calamos Family Partners, Inc. currently named Calamos Asset Management, Inc. will merge with and into a limited liability company named Calamos Advisors LLC. The remaining wholly owned subsidiaries will merge with and into limited liability companies with names identical to the existing names of those subsidiaries, except for the use of LLC designations.

•	In exchange for a $3.3 million cash contribution to Calamos Holdings LLC, John P. Calamos will receive 200,000 membership units in Calamos Holdings LLC.

      The Formation Transaction will establish Calamos Holdings LLC as the owner and operator of the business now conducted by subsidiaries of Calamos Family Partners, Inc. The completion of the Formation Transaction is a condition to this offering.

      On July 23, 2004, Calamos Family Partners, Inc. established a new company, Calamos Asset Management, Inc., as a Delaware corporation and became the sole owner of all of its capital stock.

Calamos Asset Management, Inc. has not engaged in any business or other activities except in connection with its formation.

      Prior to the consummation of this offering, the certificate of incorporation of Calamos Asset Management, Inc. will be amended and restated to, among other things:

•	create two classes of common stock, Class A and Class B common stock, and set forth the voting rights associated with each such class, and

•	provide for the conversion of shares of its Class B common stock into, and the exchange of membership units in Calamos Holdings LLC (other than those held by us) for, shares of its Class A common stock, in each case on a one-for-one basis.

      Immediately following this offering, Calamos Asset Management, Inc. will use the net proceeds of this offering to:

•	purchase 3,000,000 newly issued membership units directly from Calamos Holdings LLC; and

•	purchase from Calamos Family Partners, Inc. 15,000,000 membership units in Calamos Holdings LLC (or 17,700,000 membership units if the underwriters exercise their overallotment option in full).

      In connection with its acquisition of membership units in Calamos Holdings LLC, Calamos Asset Management, Inc. will also become the sole Manager of Calamos Holdings LLC. As the sole Manager of Calamos Holdings LLC, Calamos Asset Management, Inc. will continue to conduct the business now conducted by subsidiaries of Calamos Family Partners, Inc.

      As a result of the Real Estate Distribution, the Formation Transaction and the other transactions described above, which we collectively refer to as the “Reorganization,” immediately following this offering:

•	we and Calamos Family Partners, Inc. will own approximately 18.0% and 81.8%, respectively, of the membership units in Calamos Holdings LLC (or approximately 20.7% and 79.1%, respectively, if the underwriters exercise their overallotment option in full);

•	John P. Calamos will own directly approximately 0.2% of the membership units in Calamos Holdings LLC;

•	outstanding shares of our Class A common stock, all of which will have been sold pursuant to this offering, will represent over 99.9% of our outstanding capital stock based on economic value;

•	outstanding shares of our Class B common stock, all of which will continue to be owned by Calamos Family Partners, Inc., will represent less than 0.1% of our outstanding capital stock based on economic value; and

•	outstanding shares of Class B common stock will represent approximately 97.8% of the combined voting power of all shares of our capital stock (or approximately 97.4% if the underwriters exercise their overallotment option in full).

      John P. Calamos, Nick P. Calamos, John P. Calamos, Jr. and the Calamos family trusts will continue to own all capital stock of Calamos Family Partners, Inc. upon consummation of this offering and, accordingly, will beneficially own all of the outstanding shares of our Class B common stock. As a result, members of the Calamos family will be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions, and over our dividend policy and our access to capital. See “Risk Factors — Risks Relating to Our Business — Control by Calamos family members of a majority of the combined voting power of our common stock may give rise to conflicts of interests.”

Holding Company Structure

      We will be a holding company and, immediately after the consummation of the Reorganization, our sole asset will be our 18.0% equity interest in Calamos Holdings LLC (or 20.7% if the underwriters exercise their overallotment option in full). Our only business will be acting as the sole Manager of Calamos Holdings LLC, and, as such, we will operate and control all of the business and affairs of Calamos Holdings LLC. Net profits, net losses and distributions of Calamos Holdings LLC will generally be allocated and made to its members pro rata in accordance with the percentages of their respective equity interests. Accordingly, net profits and net losses of Calamos Holdings LLC will initially be allocated, and distributions of Calamos Holdings LLC will initially be made, approximately 18.0% to us and approximately 81.8% to Calamos Family Partners, Inc. (or approximately 20.7% and 79.1%, respectively, if the underwriters exercise their overallotment option in full). See “Management — Governance Documents.”

      As sole Manager of Calamos Holdings LLC, we will operate and control all of the business and affairs of Calamos Holdings LLC and will consolidate the financial results of Calamos Holdings LLC with ours. In light of Calamos Family Partners, Inc.’s and John P. Calamos’ expected 82.0% aggregate ownership interest in Calamos Holdings LLC, we will reflect such ownership interest as a minority interest in our statement of financial condition and statement of income. Our historical results will be those of Calamos Family Partners, Inc., as our predecessor company. As a result, our net income, after excluding Calamos Family Partners, Inc.’s and John P. Calamos’ minority interest, will represent 18.0% of Calamos Holdings LLC’s net income, and similarly, outstanding shares of our Class A common stock will represent 18.0% of the outstanding membership units of Calamos Holdings LLC. For more information on the pro forma impact of the Reorganization, see “Unaudited Pro Forma Financial Information.”

      As a member of Calamos Holdings LLC, we will incur U.S. federal, state and local income taxes on our proportionate share of any net taxable income of Calamos Holdings LLC. In accordance with the amended and restated limited liability company agreement pursuant to which Calamos Holdings LLC will be governed, we intend to cause Calamos Holdings LLC to distribute cash to its members to the extent necessary to cover their tax liabilities, if any.

USE OF PROCEEDS

      The net proceeds from the sale of the 18,000,000 shares of Class A common stock offered by us will be approximately $274.3 million, based on an estimated initial public offering price of $16.50 per share (the mid-point of the range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us.

      The primary purposes of this offering are to create a public market for our Class A common stock, obtain additional equity capital and facilitate future access to public markets. We intend to use $45.7 million of the net proceeds of this offering to purchase 3,000,000 newly issued membership units directly from Calamos Holdings LLC and the remaining $228.6 million of net proceeds to purchase from Calamos Family Partners, Inc. 15,000,000 membership units in Calamos Holdings LLC. If the underwriters exercise their overallotment option in full, we intend to use the additional $41.6 million of net proceeds to purchase from Calamos Family Partners, Inc. an additional 2,700,000 membership units in Calamos Holdings LLC.

      The following table illustrates the expected application of the gross proceeds from this offering as described above, assuming both no exercise and full exercise of the underwriters’ overallotment option.

	No	Full
	Exercise	Exercise

	(In millions)
Gross proceeds from offering	$297.0	$341.6
Underwriting discount	20.1	23.1
Offering expenses	2.6	2.6
Acquisition of membership units from Calamos Holdings LLC	45.7	45.7
Acquisition of membership units from Calamos Family Partners, Inc.	228.6	270.2

      We intend to cause Calamos Holdings LLC to use approximately $6.1 million of the proceeds from our acquisition of membership units directly from it to make payments to certain of our employees in connection with the termination of our EAU plan, and approximately $39.6 million of the proceeds (1) to expand our alternative investment business, which consists of non-registered investment vehicles, primarily hedge funds, offered by us to qualified investors, and (2) for general corporate purposes. The amounts actually expended for the expansion of our alternative investment business will depend on a number of factors, including market conditions and the timing of available opportunities, as well as the amount of cash generated by our operations. Any amounts not used to expand our alternative investment business will be used for general corporate purposes. Pending their use, the proceeds of this offering may be invested in short-term, investment grade securities deemed appropriate by us.

      Calamos Family Partners, Inc. has agreed to invest at least 50% of the after-tax net proceeds from its sale of membership units in Calamos Holdings LLC to us, estimated to be approximately $110 million, in investment products managed by our subsidiaries. Calamos Family Partners, Inc. has also agreed that it will maintain its investment in investment products managed by our subsidiaries for not less than two years. See “Management — Governance Documents — Stockholders’ Agreement.”

DIVIDEND POLICY

      We intend to pay cash dividends on a quarterly basis and expect to declare our first quarterly dividend payment at an initial rate of $0.07 per share in the fourth quarter of 2004.

      We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to provide cash to us. In accordance with the amended and restated limited liability company agreement pursuant to which Calamos Holdings LLC will be governed, we expect to cause Calamos Holdings LLC to pay distributions to its members to the extent necessary to enable such members, including us, to pay taxes incurred with respect to taxable income of Calamos Holdings LLC. Because Calamos Holdings LLC will be treated as a partnership for income tax purposes, the taxable income of Calamos Holdings LLC will be allocated to the holders of its membership units on a pro rata basis. Distributions by Calamos Holdings LLC in excess of such tax distributions, and the declaration and payment of future dividends by us, will be at the discretion of our board of directors and will depend on, among other things, general economic and business conditions, our strategic plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us and our subsidiaries, and such other factors as our board of directors considers to be relevant. Distributions from Calamos Holdings LLC to the holders of its membership units will not be treated as dividend income.

      We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock will not be taxed directly on the earnings of Calamos Holdings LLC. Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of a holder’s tax basis in our Class A common stock, and thereafter will be treated as a capital gain. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.”

CAPITALIZATION

      The following table sets forth:

•	the capitalization of Calamos Family Partners, Inc. on an actual basis as of June 30, 2004; and

•	the capitalization of Calamos Asset Management, Inc. on a pro forma as adjusted basis, giving effect to the Reorganization as if it had occurred on June 30, 2004, including our sale of 18,000,000 shares of our Class A common stock in this offering at an estimated initial public offering price of $16.50 per share, the mid-point of the range set forth on the cover of this prospectus, our receipt of the estimated $274.3 million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, and the application of those net proceeds to acquire membership units in Calamos Holdings LLC, as described under “Use of Proceeds.”

      You should read this table together with the “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our historical consolidated financial statements and our unaudited pro forma financial statements, along with the notes thereto, included elsewhere in this prospectus.

	As of June 30, 2004

		Pro Forma
	Actual	as Adjusted(1)

	(In thousands)
Long-term debt:
5.24% senior unsecured notes	$150,000	$150,000
Minority interest	—	100,675	(2)
Stockholders’ equity(3):
Calamos Family Partners, Inc.
Common Stock — Class A, no par value: 5,000 shares authorized; 3,953 shares issued and outstanding, actual; no shares issued or outstanding, pro forma as adjusted	—
Common Stock — Class B, no par value: 20,000 shares authorized; 16,047 shares issued and outstanding, actual; no shares issued or outstanding, pro forma as adjusted	—
Calamos Asset Management, Inc.
Common Stock — Class A, $0.01 par value: no shares authorized, issued or outstanding, actual; 600,000,000 shares authorized and 18,000,000 issued and outstanding, pro forma as adjusted	—	180
Common Stock — Class B, no par value: no shares authorized, issued or outstanding, actual; 1,000 shares authorized and 100 issued and outstanding, pro forma as adjusted	—	—
Paid-in capital	2,274	21,074	(4)
Retained earnings	66,777	—	(4)
Other comprehensive income	4,701	846

Total stockholders’ equity	73,752	22,100	(2)(4)

Total capitalization	$223,752	$272,775

(1)	Reflects the application of offering proceeds of $45.7 million to acquire 3,000,000 newly issued membership units in Calamos Holdings LLC as well as the application of a $3.3 million cash contribution by John P. Calamos in exchange for 200,000 newly issued membership units in Calamos Holdings LLC.

(2)	Minority interest reflects the ownership of 82.0% of Calamos Holdings LLC by Calamos Family Partners, Inc. and John P. Calamos.

(3)	Excludes 10,000,000 shares of our Class A common stock reserved for future grants under our incentive compensation plans, 727,273 of which will be in the form of options to purchase shares of our Class A common stock, with an exercise price equal to the offering price, and 1,347,725 of which will be in the form of restricted stock units, in each case expected to be granted after the pricing of this offering.

(4)	Reflects stockholders’ equity after giving effect to the minority interest of Calamos Family Partners, Inc. and John P. Calamos.

DILUTION

      If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding stock. Our pro forma net tangible book value at June 30, 2004, after giving effect to the Formation Transaction, was $73.8 million, or $0.76 per share of our Class A common stock, assuming Calamos Family Partners, Inc. and John P. Calamos exchanged all 97,000,000 of their membership units in Calamos Holdings LLC for, and Calamos Family Partners, Inc. converted all 100 outstanding shares of our Class B common stock into, 97,000,100 shares of our Class A common stock, in each case on a one-for-one basis, as of the date of this offering. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Class A common stock outstanding.

      After giving effect to our sale of 18,000,000 shares of our Class A common stock in this offering at the initial public offering price of $16.50 per share (the mid-point of the range set forth on the cover of this prospectus) and after deducting the underwriting discount and estimated offering expenses, our pro forma net tangible book value after this offering would have been $122.8 million, or $1.23 per share, assuming Calamos Family Partners, Inc. and John P. Calamos exchanged all of their membership units in Calamos Holdings LLC for, and Calamos Family Partners, Inc. converted all outstanding shares of our Class B common stock into, 82,000,100 shares of our Class A common stock as of the date of this offering. This represents an immediate increase in pro forma net tangible book value of $0.47 per share to existing stockholders and an immediate dilution of $15.27 per share to investors purchasing our Class A common stock in this offering. The following table illustrates this per share dilution:

Initial public offering price per share		$16.50
Pro forma net tangible book value per share at June 30, 2004	$0.76
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	0.47

Pro forma net tangible book value per share after this offering		$1.23

Pro forma dilution per share to new investors		$15.27

      The following table summarizes, on a pro forma basis as of June 30, 2004, the differences between the existing investors, Calamos Family Partners, Inc. and John P. Calamos, and the new investors with respect to the number of shares of our Class A common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discount and our estimated offering expenses, assuming an initial public offering price of $16.50 per share and assuming Calamos Family Partners, Inc. and John P. Calamos exchanged all of their membership units in Calamos Holdings LLC for, and Calamos Family Partners, Inc. converted all outstanding shares of our Class B common stock into, shares of our Class A common stock as of the date of this offering.

	Shares Purchased		Consideration		Average
					Price per
	Number	Percent	Paid	Percent	Share

Existing investors	82,000,100	82.0%	$62,346,851	17.4%	$0.76
New investors	18,000,000	18.0%	297,000,000	82.6%	16.50

Total	100,000,100	100.0%	$359,346,851	100.0%

      If the underwriters exercise their overallotment option in full:

•	the percentage of shares of our Class A common stock held by Calamos Family Partners, Inc. will decrease to approximately 79.1% of the total number of shares of Class A common stock outstanding after this offering; and

•	the number of shares of our Class A common stock held by investors purchasing Class A common stock in this offering will increase by 2,700,000 shares, to approximately 20.7% of the total number of shares of Class A common stock outstanding after this offering.

      The table above does not give effect to shares of our Class A common stock that may be issued upon the conversion of 1,347,725 restricted stock units that we expect to grant under our incentive compensation plan after the pricing of this offering. To the extent these restricted stock units are converted into shares of our Class A common stock, there will be further dilution to new investors.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma condensed consolidated financial statements have been derived by applying pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus.

      The adjustments necessary to fairly present the unaudited pro forma condensed consolidated financial statements have been based on available information and assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statements of income and financial condition are presented for illustrative purposes only and do not purport to represent our consolidated results of operations or financial position that would actually have occurred had the transactions referred to above been consummated on January 1, 2003 for the consolidated statements of income and on June 30, 2004 for the consolidated statement of financial condition, or to project our consolidated results of operations or financial position for any future date or period.

      The unaudited pro forma condensed consolidated income statements for the year ended December 31, 2003 and the six months ended June 30, 2004 give pro forma effect to the Reorganization, including (1) the Real Estate Distribution, by which Calamos Family Partners, Inc. distributed its interest in all of its owned real estate assets to its stockholders, who contributed those assets to a new limited liability company, Calamos Property Holdings LLC, (2) the Formation Transaction, by which Calamos Family Partners, Inc. will establish Calamos Holdings LLC as a Delaware limited liability company and contribute all of its assets and liabilities, including all equity interests in its wholly owned subsidiaries, to Calamos Holdings LLC in exchange for all of the membership units in Calamos Holdings LLC and by which John P. Calamos will acquire 200,000 membership units in Calamos Holdings LLC for cash and (3) the consummation of this offering and our application of a portion of the net proceeds from the offering to purchase newly issued membership units in Calamos Holdings LLC and the remaining net proceeds to purchase membership units in Calamos Holdings LLC from Calamos Family Partners, Inc., in each case as though such transactions had occurred at the beginning of such periods. The unaudited pro forma consolidated statement of financial condition as of June 30, 2004 gives pro forma effect to the transactions described above as if they had occurred on June 30, 2004, except that it does not give pro forma effect to the Real Estate Distribution, as such distribution occurred on June 30, 2004 and is already reflected in our historical results as of June 30, 2004.

      Employee compensation and benefits, including the compensation of our executive officers, are benchmarked against industry compensation standards. Due to a comparison with such standards, the unaudited pro forma condensed consolidated income statement for the year ended December 31, 2003 gives effect to the recharacterization, as compensation, of equity distributions to owners in the amount of $1.6 million. Based on industry standards and the level of compensation expense recorded during the six months ended June 30, 2004, no pro forma adjustments were made for such period.

      As a result of the Reorganization, we will become the sole Manager of Calamos Holdings LLC, and, together with its direct and indirect subsidiaries, will continue to conduct the business now conducted by the subsidiaries of Calamos Family Partners, Inc. As sole Manager of Calamos Holdings LLC, we will operate and control all of the business and affairs of Calamos Holdings LLC and will consolidate the financial results of Calamos Holdings LLC with ours. In light of Calamos Family Partners, Inc.’s and John P. Calamos’ expected 82.0% aggregate ownership interest in Calamos Holdings LLC, we will reflect such ownership interest as a minority interest in our statement of financial condition and statement of income. Our historical results will be those of Calamos Family Partners, Inc., as our predecessor company. As a result, our net income, after excluding Calamos Family Partners, Inc.’s and John P. Calamos’ minority interest, will represent 18.0% of Calamos Holdings LLC’s net income, and similarly, outstanding shares of our Class A common stock will represent 18.0% of the outstanding membership units of Calamos Holdings LLC.

      You should read this unaudited pro forma condensed consolidated financial information together with the other information contained in this prospectus, including “Reorganization and Holding Company Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto.

PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

As of June 30, 2004
(In thousands)
(Unaudited)

		Pro Forma
	Historical	Adjustments	As Adjusted

Assets:
Current assets
Cash and cash equivalents	$96,694	$49,022 (1)	$145,716
Receivables:
Affiliates and affiliated funds	27,682	—	27,682
Customers	4,800	—	4,800
Investment securities, trading and available for sale	60,444	—	60,444
Other current assets	4,581	—	4,581

Total current assets	194,201	49,022	243,223
Non-current assets
Deferred sales commissions	58,591	—	58,591
Property and equipment, net	3,962	—	3,962
Other non-current assets	3,035	—	3,035

Total non-current assets	65,588	—	65,588

Total assets	$259,789	$49,022	$308,811

Liabilities:
Current liabilities
Accounts payable:
Brokers	$9,937	$—	$9,937
Affiliates	225	—	225
Accrued compensation and benefits	6,722	—	6,722
Current portion of bank debt	—	—	—
Accrued expenses and other current liabilities	11,951	—	11,951

Total current liabilities	28,835	—	28,835
Long-term liabilities
Long-term debt	150,000	—	150,000
Deferred compensation	7,202	—	7,202

Total long-term liabilities	157,202	—	157,202

Total liabilities	186,037	—	186,037

Minority interest	—	100,675	100,675	(2)
Stockholder equity:
Common stock — (see “Capitalization” for historical and pro forma information)		180	180
Additional paid in capital	2,274	18,799	21,073	(2)
Retained earnings	66,777	(66,777)	—	(2)
Accumulated other comprehensive income	4,701	(3,855)	846	(2)

Total stockholder equity	73,752	(51,653)	22,099	(2)

Total liabilities, minority interest and stockholder equity	$259,789	$49,022	$308,811

PRO FORMA CONSOLIDATED INCOME STATEMENT

For the Six Months Ended June 30, 2004
(In thousands, except share and per share data)
(Unaudited)

		Pro Forma
	Historical	Adjustments		As Adjusted

Revenues:
Investment management fees	$92,703	$—		$92,703
Distribution and underwriting fees	45,802	—		45,802
Other	1,010	(157	)(3)	853

Total revenues	139,515	(157)		139,358

Operating Expenses:
Employee compensation and benefits	28,145	(123	)(3)	28,023
Distribution expense	21,703	—		21,703
Amortization of deferred sales commissions	14,079	—		14,079
Marketing and sales promotion	11,997	—		11,997
General and administrative	6,187	115	(3)	6,301

Total operating expenses	82,111	(8)		82,103

Operating income	57,404	(149)		57,255
Other income (expense), net:
Investment and other income	2,515	(1,989	)(3)	526
Interest expense	(1,893)	182	(3)	(1,711)

Total other income (expense), net	622	(1,807)		(1,185)

Income before minority interest and income taxes	58,026	(1,956)		56,070
Minority interest	—	45,977	(4)	45,977

Income before income taxes	58,026	47,933		10,093
Income taxes	877	3,160	(5)	4,037

Net income	$57,149	$51,093		$6,056

Pro forma basic and diluted earnings per share based on 18,000,100 average shares outstanding(6)				$0.34

PRO FORMA CONSOLIDATED INCOME STATEMENT

For the Year Ended December 31, 2003
(In thousands, except share and per share data)
(Unaudited)

		Pro Forma
	Historical	Adjustments		As Adjusted

Revenues:
Investment management fees	$109,052	$—		$109,052
Distribution and underwriting fees	53,005	—		53,005
Other	328	(255	)(3)	73

Total revenues	162,385	(255)		162,130

Operating Expenses:
Employee compensation and benefits	33,657	1,380	(3)(7)	35,037
Distribution expense	22,576	—		22,576
Amortization of deferred sales commissions	19,879	—		19,879
Marketing and sales promotion	8,949	—		8,949
General and administrative	8,906	213	(3)	9,119

Total operating expenses	93,967	1,593		95,560
Operating income	68,418	(1,848)		66,570
Other income (expense), net:
Investment and other income	1,024			1,024
Interest expense	(999)	311	(3)	(688)

Total other income (expense), net	25	311		336
Income before minority interest and income taxes	68,443	(1,537)		66,906
Minority interest	—	54,863	(4)	54,863

Income before income taxes	68,443	(56,400)		12,043
Income taxes	1,117	3,700	(5)	4,817

Net income	$67,326	$(60,100)		$7,226

Pro forma basic and diluted earnings per share based on 18,000,100 average shares outstanding(6)				$0.40

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

(1)	Reflects application of $45,722 of assumed net proceeds from this offering by Calamos Asset Management, Inc. to purchase newly issued membership units in Calamos Holdings LLC as well as a $3,300 contribution by John P. Calamos in exchange for newly issued membership units in Calamos Holdings LLC.

(2)	The pro forma balance sheet amounts of minority interest and stockholder equity at June 30, 2004 were determined by multiplying the respective post-Reorganization ownership percentages of Calamos Family Partners, Inc. and John P. Calamos (82.0% minority interest) and Calamos Asset Management, Inc. (18.0%) by the historical stockholder equity ($73,752) plus the net proceeds from this offering ($45,722) plus the contribution by John P. Calamos ($3,300). The sum of historical stockholder equity, net proceeds from this offering, and the contribution by John P. Calamos multiplied by the minority interest percentage of 82.0%, or $100,675, represents the pro forma minority interest at June 30, 2004. The sum of historical stockholder equity plus net proceeds from this offering, plus the contribution by John P. Calamos multiplied by the ownership percentage of 18.0%, or $22,100, represents the pro forma stockholder equity of Calamos Asset Management, Inc. at June 30, 2004. The pro forma adjustments to stockholder equity were determined as follows: (a) common stock was created by multiplying the Class A common shares of 18,000,000 by $0.01 per share par value ($180); (b) accumulated other comprehensive income (AOCI) was created by multiplying historical AOCI by the 82.0% minority interest; (c) retained earnings were eliminated entirely; and (d) additional paid in capital was derived as the difference between $22,100 and the as adjusted AOCI balance of $846 and the $180 of common stock.

(3)	On June 30, 2004, land, building, property and equipment with a fair value of $18,355 and mortgage debt of $8,485 were distributed by Calamos Family Partners, Inc. to its stockholders who contributed them to a new limited liability company. In addition, the expense of operating and maintaining the building, including certain employee compensation expense, was transferred from Calamos Family Partners, Inc. to the new limited liability company. An adjustment has been made to investment and other income for the six months ended June 30, 2004 to exclude the realized gain of $1,989 recognized on the disposition. For the six months ended June 30, 2004, adjustments were made to reflect Calamos Family Partners, Inc. as if it did not own the real estate. These adjustments were to decrease sub-lease rental income in other revenue by $157, to decrease employee compensation and benefits by $123, to decrease interest expense by $182, to decrease depreciation expense and other professional expenses by $232, which offset the increase within rent expense of $347 in general and administrative expenses. For the year ended December 31, 2003, these adjustments were to decrease sub-lease rental income in other revenue by $255, to decrease employee compensation and benefits by $246, to decrease interest expense by $311, to decrease depreciation expense and other professional expenses by $448 which offset the increase within rent expense of $661 in general and administrative expenses. The pro forma adjustments related to the Real Estate Distribution were based on actual amounts recorded during the periods presented.

(4)	Represents a minority interest allocation of 82.0% of the income of Calamos Holdings LLC to Calamos Family Partners, Inc. and John P. Calamos. Minority interest was determined by multiplying the pro forma income before minority interest and taxes by Calamos Family Partners, Inc.’s and John P. Calamos’ 82.0% aggregate ownership. The minority interest adjustment is presented on a pre-tax basis because the income taxes will be incurred directly by the members of Calamos Holdings LLC.

(5)	Reflects the impact of federal and state income taxes on the income allocated from Calamos Holdings LLC to Calamos Asset Management, Inc. Historically, Calamos Family Partners, Inc. operated as an S corporation and was not subject to U.S. federal and certain state income taxes. It was subject to Illinois replacement taxes. The amount of pro forma income tax was determined by combining the projected federal corporate income tax rate with the applicable state tax rates, rounded to the nearest full percent.

(6)	Represents 18,000,000 shares of Class A common stock that will be offered, which will represent 18.0% of the outstanding shares after the offering. In addition to shares of Class A common stock, there will be 100 Class B shares outstanding.

(7)	Employee compensation and benefits, including the compensation of our executive officers, are benchmarked against industry standards. Due to a comparison with such standards, the unaudited pro forma income statement data for Calamos Asset Management, Inc. for the year ended December 31, 2003 gives effect to the recharacterization, as compensation, of equity distributions to owners in the amount of $1,600. During 2003, a portion of owners’ compensation was paid through dividends, but no portion of owners’ compensation would have been paid through dividends if we had been taxable as a C corporation during 2003. In the future, we do not expect to continue to pay owners’ compensation using dividends. Based on industry standards and the level of compensation expense recorded during the six months ended June 30, 2004, no pro forma adjustments were made for such period.

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

      The following tables set forth selected historical consolidated financial and other data of Calamos Family Partners, Inc. as of the dates and for the periods indicated. The selected historical combined statement of income data for each of the years in the three-year period ended December 31, 2003 and for the six months ended June 30, 2004 and the selected historical consolidated balance sheet data as of December 31, 2001, 2002 and 2003 and as of June 30, 2004 have been derived from the audited consolidated financial statements of Calamos Holdings, Inc. (to be renamed Calamos Family Partners, Inc.) included elsewhere in this prospectus. Operating results for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2004. The selected historical combined statements of income data for each of the years in the two-year period ended December 31, 2000 and the selected historical combined balance sheet data as of December 31, 1999 and December 31, 2000 have been derived from the unaudited combined financial statements of Calamos Holdings, Inc. (to be renamed Calamos Family Partners, Inc.) not included in this prospectus.

      The selected historical consolidated statement of income data for the six months ended June 30, 2003 and the selected historical consolidated balance sheet data as of June 30, 2003 have been derived from our unaudited consolidated interim financial statements. The interim information was prepared on a basis consistent with that used in preparing our audited consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods.

      For all periods presented, Calamos Family Partners, Inc. operated as an S corporation and was not subject to U.S. federal and certain state income taxes. Upon the consummation of this offering, we will be subject to U.S. federal and certain state and local income taxes applicable to C corporations.

      You should read the following selected historical consolidated financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical consolidated financial statements and related notes and the unaudited pro forma financial statements and related notes, all included elsewhere in this prospectus.

						Six Months Ended
	Year Ended December 31,					June 30,

	1999(1)	2000(1)	2001	2002	2003	2003	2004

	(In thousands, except per share data)
Income Statement Data:
Revenues
Investment management fees	$19,253	$26,937	$37,578	$62,594	$109,052	$43,658	$92,703
Distribution and underwriting fees	600	1,012	9,309	24,883	53,005	20,437	45,802
Other	623	498	454	363	328	158	1,010

Total revenues	20,476	28,447	47,341	87,840	162,385	64,253	139,515
Operating expenses
Employee compensation and benefits	9,503	13,008	26,117	28,317	33,657	15,271	28,145
Distribution expense	280	1,023	3,634	7,982	22,576	8,161	21,703
Amortization of deferred sales commissions	—	—	3,272	11,677	19,879	8,505	14,079
Marketing and sales promotion	1,781	3,165	2,210	6,002	8,949	3,860	11,997
General and administrative	3,316	4,340	7,300	7,849	8,906	4,248	6,187

Total operating expenses	14,880	21,536	42,533	61,827	93,967	40,045	82,111

Operating income	5,596	6,911	4,808	26,013	68,418	24,208	57,404
Other income (expense), net	633	528	(563)	(899)	25	(36)	622

Income before income taxes	6,229	7,439	4,245	25,114	68,443	24,172	58,026
Income taxes	40	96	69	383	1,117	315	877

Net income	$6,189	$7,343	$4,176	$24,731	$67,326	$23,857	$57,149

Basic and diluted earnings per share based upon 20,000 weighted average shares outstanding(2)	$309	$367	$209	$1,237	$3,366	$1,193	$2,857

	As of December 31,					As of June 30,

	1999	2000	2001	2002	2003	2003	2004

Balance Sheet Data (in thousands):
Investment securities	$5,860	$6,956	$6,443	$6,860	$10,389	$8,150	$60,444
Total assets	16,193	20,078	33,218	57,272	104,531	75,871	259,789
Long-term debt	3,694	4,014	6,866	10,945	23,008	16,299	150,000
Total liabilities	7,531	8,653	18,894	32,246	58,107	40,871	186,037
Minority interest	—	—	—	10	11	11	—
Total stockholders’ equity	8,662	11,425	14,324	25,016	46,413	34,989	73,752	(3)
Assets Under Management (in millions):
Mutual funds	265	529	2,241	5,712	14,651	9,616	22,290
Separate accounts	4,257	5,602	7,094	7,180	9,189	8,140	9,972

Total assets under management	$4,522	$6,131	$9,335	$12,892	$23,840	$17,756	$32,262

(1)	Incorporated on December 21, 2001, Calamos Family Partners, Inc. became the sole stockholder of Calamos Advisors, Calamos Financial Services and Calamos Property Management when it acquired each entity under a non-taxable Type D Acquisitive reorganization, effectively transferring stock in exchange for the assets of each entity. The transaction was accounted for, at historical cost, as a combination of entities under common control. As such, for the periods ended December 31, 2000 and 1999, the financial statements presented are on a combined basis. In the opinion of management, such information contains all adjustments, consisting of necessary eliminating adjustments, necessary for a fair presentation of the financial condition items presented and results of operations.

(2)	Earnings per share have been computed based on 20,000 actual shares outstanding during each of the periods presented. To provide a consistent presentation, 20,000 shares have also been used for 1999 and 2000.

(3)	Reflects the Real Estate Distribution that occurred on June 30, 2004, by which Calamos Family Partners, Inc. distributed its interest in all of its owned real estate assets to its stockholders. For more information, please refer to note (2) of the Notes to Pro Forma Consolidated Financial Statements. The results for the six months may not be indicative of the results that may be expected for the full year.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      We provide investment advisory services through our subsidiaries to institutions and individuals, principally in the United States, managing $32.3 billion in client assets at June 30, 2004. We offer our clients a variety of investment products designed to suit their individual investment needs.

      Our business is presently conducted by Calamos Family Partners, Inc., which is wholly owned by members of the Calamos family and Calamos family trusts. Prior to the consummation of this offering, Calamos Family Partners, Inc. will establish Calamos Holdings LLC as a Delaware limited liability company and contribute all of its assets and liabilities, including all of the equity interests in its wholly owned subsidiaries, to Calamos Holdings LLC in exchange for 96,800,000, or 100%, of the membership units in Calamos Holdings LLC. This transaction will establish Calamos Holdings LLC as the owner and operator of the business now conducted by Calamos Family Partners, Inc. and its subsidiaries. Thereafter, John P. Calamos will receive 200,000 membership units in Calamos Holdings LLC in exchange for a cash contribution.

      Immediately following this offering, Calamos Asset Management, Inc. will use $45.7 million of the net proceeds of this offering to purchase newly issued membership units directly from Calamos Holdings LLC and will use the remaining net proceeds to purchase membership units in Calamos Holdings LLC from Calamos Family Partners, Inc. In connection with its acquisition of membership units, Calamos Asset Management, Inc. will become the sole Manager of Calamos Holdings LLC and will continue to conduct the business now conducted by Calamos Family Partners, Inc. and its subsidiaries.

      Net profits, net losses and distributions of Calamos Holdings LLC will be allocated and made to its members pro rata in accordance with the percentages of their respective equity interests. Accordingly, net profits and net losses of Calamos Holdings LLC will initially be allocated, and distributions of Calamos Holdings LLC will initially be made, approximately 18.0% to Calamos Asset Management, Inc. and approximately 82.0% to Calamos Family Partners, Inc. and John P. Calamos in the aggregate (or approximately 20.7% and 79.3%, respectively, if the underwriters exercise their overallotment option in full). See “Management — Governance Documents.”

      As sole Manager of Calamos Holdings LLC, we will operate and control all of the business and affairs of Calamos Holdings LLC and will consolidate the financial results of Calamos Holdings LLC with ours. In light of Calamos Family Partners, Inc.’s and John P. Calamos’ expected 82.0% aggregate ownership interest in Calamos Holdings LLC, we will reflect such ownership interest as a minority interest in our statement of financial condition and statement of income. Our historical results will be those of Calamos Family Partners, Inc., as our predecessor company. As a result, our net income, after excluding Calamos Family Partners, Inc.’s and John P. Calamos’ minority interest, will represent 18.0% of Calamos Holdings LLC’s net income, and similarly, outstanding shares of our Class A common stock will represent 18.0% of the outstanding membership units of Calamos Holdings LLC. For more information on the pro forma impact of the Reorganization, see “Unaudited Pro Forma Financial Information.”

Assets Under Management

      Our operating results fluctuate primarily due to changes in the total value and composition of our assets under management. The following table details our assets under management, based on the six types of investment products we offer in the mutual fund and separate account categories, at December 31, 2001, 2002 and 2003 and at June 30, 2004.

	At December 31,
				At June 30,
	2001	2002	2003	2004

	(In millions)
Mutual Funds
Open-end funds	$2,241	$4,872	$12,130	$16,528
Closed-end funds	—	840	2,521	5,762

Total mutual funds	2,241	5,712	14,651	22,290
Separate Accounts
Institutional accounts	2,287	1,964	2,674	2,998
Managed accounts	4,717	5,097	6,241	6,577
Private client accounts	81	104	258	381
Alternative investments	9	15	16	16

Total separate accounts	7,094	7,180	9,189	9,972

Total assets under management	$9,335	$12,892	$23,840	$32,262

      The value and composition of our assets under management are, and will continue to be, influenced by a variety of factors including, among other things:

•	purchases and redemptions of shares of the open-end funds and other investment products;

•	fluctuations in the financial markets around the world that result in appreciation or depreciation of assets under management; and

•	our introduction of new investment strategies and products.

      In order to increase our assets under management and expand our business, we must develop and market investment products that suit the individual investment needs of our target clients — investors seeking superior risk-adjusted returns over the long term. The value and composition of our assets under management and our ability to continue to attract clients will depend on a variety of factors including, among other things:

•	our ability to educate our target clients about our investment philosophy and provide them with best-in-class service;

•	the relative investment performance of our investment products as compared to competing offerings and market indices;

•	competitive conditions in the mutual fund, asset management and broader financial services sectors;

•	investor sentiment and confidence; and

•	our decision to close strategies when deemed in the best interests of our clients.

Investment Products

Mutual Funds

      Mutual funds include registered open-end funds and registered closed-end funds.

Open-End Funds

      Open-end funds are continually offered and are not listed on an exchange. Open-end funds issue new shares for purchase and redeem shares from those shareholders who sell. The share price for purchases and redemptions of open-end funds is determined by each fund’s net asset value, which is calculated at the end of each business day. Assets under management in open-end funds vary as a result of both market appreciation and depreciation and the level of new purchases or redemptions of shares of a fund.

      Through our subsidiary, Calamos Advisors, we offer several share classes in each open-end fund to provide investors with alternatives to best suit their investment needs.

•	Class A shares of the open-end funds represented $10.1 billion and $7.2 billion of our assets under management as of June 30, 2004 and December 31, 2003, respectively. These shares provide for a front-end sales charge at the time of investment. The sales charge is equal to a maximum of 4.75% of the amount invested. We retain an underwriting fee representing a portion of this sales charge and pay any remaining amounts to the selling firm, except where our subsidiary, Calamos Financial Services, is the broker of record, in which case we retain the entire sales charge. We received underwriting fees of $5.2 million and $5.7 million for the six months ended June 30, 2004 and the year ended December 31, 2003, respectively. We receive Rule 12b-1 distribution and service fees on Class A shares at a rate of 0.25% of Class A share assets under management, which is generally offset by a 0.25% fee paid to third-party selling agents. For the six months ended June 30, 2004 and the year ended December 31, 2003, we received Class A share Rule 12b-1 fees of $11.1 million and $12.0 million, respectively. For the same periods, we made Class A share Rule 12b-1 payments to selling firms of $9.9 million and $10.4 million, respectively.

•	Class B shares of the open-end funds represented $1.7 billion and $1.4 billion of our assets under management as of June 30, 2004 and December 31, 2003, respectively. Investors in Class B shares do not pay a sales charge at the time of investment; instead, we pay an upfront commission equal to 4.0% of the amount invested directly to the selling firm when the investment is made. This advance payment is capitalized when paid as a deferred sales commission asset. For the six months ended June 30, 2004 and the year ended December 31, 2003, we made Class B share commission payments to selling firms of $13.0 million and $24.5 million, respectively. If the investor sells Class B shares within one year of investment, we receive from the proceeds of the sale a contingent deferred sales charge, often referred to as a CDSC, equal to 5.0% of the lesser of the redemption price or purchase price excluding amounts not subject to the charge. This contingent deferred sales charge generally decreases by 1.0% per year beginning on the first anniversary of the investment and terminates completely after six years of ownership. For the six months ended June 30, 2004 and the year ended December 31, 2003, we received Class B share CDSC payments of $1.5 million and $2.2 million, respectively. We receive Rule 12b-1 fees on Class B shares at the rate of 1.0% of Class B share assets under management (consisting of a 0.75% distribution fee and a 0.25% service fee) and record these fees as distribution and underwriting fee revenue. We make Class B share Rule 12b-1 service fee payments to the selling firm at the rate of 0.25% of Class B share assets under management and record these payments as a distribution expense. The Rule 12b-1 fees that we retain help us recover the upfront commissions that we paid to the selling firm. Rule 12b-1 payments continue for eight years, at which point Class B shares automatically convert into Class A shares. For the six months ended June 30, 2004 and the year ended December 31, 2003, we received Class B share Rule 12b-1 fees of $7.9 million and $9.7 million, respectively. For the same periods, we made Class B share Rule 12b-1 payments to selling firms of $2.0 million and $2.4 million, respectively.

•	Class C shares of the open-end funds represented $4.4 billion and $3.4 billion of our assets under management as of June 30, 2004 and December 31, 2003, respectively. Investors in Class C shares do not pay a sales charge at the time of investment; instead, we pay an upfront commission equal to 1.0% of the amount invested directly to the selling firm when the investment is made. This advance payment is capitalized when paid as a deferred sales commission asset. For the six months ended June 30, 2004 and the year ended December 31, 2003, we made Class C share commission payments to selling firms of $10.4 million and $16.2 million, respectively. If the investor sells Class C shares within one year of investment, we receive from the proceeds of the sale a CDSC equal to 1.0% of the lesser of the redemption price or purchase price excluding amounts not subject to the charge. For the six months ended June 30, 2004 and the year ended December 31, 2003, we received Class C share CDSC payments of $0.5 million and $0.7 million respectively. We receive Rule 12b-1 fees on Class C shares at the rate of 1.0% of Class C share assets under management (consisting of a 0.75% distribution fee and a 0.25% service fee) and record these fees as distribution and underwriting fee revenue. We make Class C share Rule 12b-1 distribution and service fee payments to the selling firm beginning in the second year following the sale at the rate of 1.0% of Class C share assets under management and record these payments as a distribution expense. The first year’s Rule 12b-1 fee helps us to recoup the up front commission we paid to the selling firm. For the six months ended June 30, 2004 and the year ended December 31, 2003 we received Class C share 12b-1 fees of $19.4 million and $22.4 million, respectively. For the same periods, we made Class C share Rule 12b-1 payments to selling firms of $9.3 million and $9.4 million, respectively.

•	Class I shares of the open-end funds represented $0.3 billion and $0.2 billion of our assets under management as of June 30, 2004 and December 31, 2003, respectively. These shares do not provide for a load and are generally offered to individual and institutional investors making initial investments of $5 million or more.

Closed-End Funds

      Closed-end funds typically sell a finite number of shares to investors through underwritten public offerings, unlike open-end funds, which continually offer new shares to investors. After the public offerings, investors buy closed-end fund shares from, and sell those shares to, other investors through an exchange or broker-dealer market. All three of the closed-end funds for which Calamos Advisors is the investment advisor currently use leverage by issuing preferred securities to increase their total assets. Assets under management in closed-end funds vary due to the amount of assets raised in underwritten public offerings, the amount of leverage utilized and market appreciation or depreciation. In addition, in a typical underwritten public offering, investors are charged a 4.5% commission by the selling firms. We do not receive or pay commissions in connection with sales of closed-end fund shares, although we may pay one-time distribution and service fees to underwriters of underwritten public offerings of closed-end funds. We incurred $6.0 million of these one-time fees during the six months ended June 30, 2004, but did not incur any such one-time distribution and service fees during the year ended December 31, 2003.

Separate Accounts

      Separate accounts include institutional accounts, managed accounts, private client accounts and alternative investments. Fund flows into and out of such accounts, which we refer to as purchases and redemptions, affect our level of assets under management. Assets under management from these accounts also vary as a result of market appreciation and depreciation. Our revenues from separate accounts are derived from investment management fees that we charge. In the case of alternative investment products, we may also earn performance fees.

•	Institutional accounts are separately managed accounts for institutional investors such as public and private pension funds, public funds and endowment funds.

•	Managed accounts are separately managed accounts for individual and institutional investors offered primarily through national and regional broker-dealers. Managed accounts may be structured as investment management agreements between us and the investor directly or us and the broker-dealer.

•	Private client accounts are separately managed accounts for individual investors offered directly by us.

•	Alternative investments include non-registered investment vehicles, primarily hedge funds, offered directly by us to qualified individual and institutional investors.

Revenues

      Our revenues are substantially comprised of investment management fees earned under contracts with the mutual funds and separate accounts managed by our subsidiaries. The distribution of assets under management among our investment products will also have an impact on our investment management fees, as some products carry different fees than others. Investment management fees may fluctuate based on a number of factors, including the following:

•	total value and composition of our assets under management;

•	market appreciation or depreciation;

•	the level of net purchases and redemptions, which represent the sum of new client assets, additional funding from existing clients, withdrawals of assets from and termination of client accounts and purchases and redemptions of mutual fund shares;

•	distribution of assets under management among our investment products;

•	recent regulatory initiatives designed to increase the independence of mutual fund directors, as well as recent trends in the investment management industry generally, which may lower the fees generated by our management of mutual funds;

•	a determination by the independent directors of the mutual funds to terminate or significantly alter the funds’ investment management agreements with us; and

•	increased competition.

      Our revenues are also comprised of distribution and underwriting fees. Asset-based distribution and/or service fees received pursuant to Rule 12b-1 plans, discussed below, are a significant component of distribution and underwriting fees. Distribution and underwriting fees may fluctuate based on a number of factors, including the following:

•	total value and composition of our assets under management generally and by share class;

•	market appreciation or depreciation;

•	the level of purchases and redemptions; and

•	recent regulatory and legislative initiatives, including the Mutual Fund Reform Act of 2004, which would, among other things, eliminate Rule 12b-1 distribution and/or service fees, if adopted.

Investment Management Fees

      Investment management fees that we receive from mutual funds for which our subsidiaries act as investment adviser are computed monthly on an average daily net asset basis. Investment management fees that we earn on separate accounts for which our subsidiaries act as investment adviser are computed quarterly either in advance or in arrears based on the assets under management balance at the beginning or end of the quarterly period. We recognize the revenues derived from these fees over the period during which our subsidiaries render their investment advisory services. Investment management fees, calculated on assets at the beginning of the quarter, are the actual fees recorded as unearned income and recognized evenly throughout the quarter.

      In the case of our alternative investment products, we may earn performance fees in addition to investment management fees. A typical performance fee structure would include an asset based fee as well as a fixed percentage of investment gains. Historically, performance fees have not been a material source of revenues for us. However, in the future, we plan to expand our alternative product offerings and assets under management and, accordingly, would expect performance fees to become a more significant source of revenues.

Distribution and Underwriting Fees

      Distribution and underwriting fees include (1) asset-based distribution and/or service fees received pursuant to Rule 12b-1 plans, (2) front-end sales charges and (3) contingent deferred sales charges.

      Rule 12b-1 distribution and/or service fees are asset-based distribution fees that open-end funds pay us over time pursuant to distribution plans adopted under provisions of Rule 12b-1 under the Investment Company Act. These fees are typically calculated as a percentage of average daily net assets under management in specific share classes of the open-end funds. These fees fluctuate with both the level of average daily net assets under management and the relative mix of assets between share classes. Rule 12b-1 fees are generally offset by distribution and service expenses paid during the period as well as the amortization of deferred sales commissions previously paid by us to third parties.

      We earn front-end sales charges on the sale of Class A shares of open-end funds, which provide for a sales charge at the time of investment. We retain a portion of the applicable sales charge and, if Calamos Financial Services acts as the broker-dealer for the account, we would retain the entire sales charge. Sales charges are waived on sales to shareholders or intermediaries that exceed specified minimum dollar amounts and other specified conditions. Sales charges fluctuate with both the level of Class A share sales and the mix of Class A shares offered with and without a sales charge.

      Contingent deferred sales charges are earned on redemptions of certain Class B shares within six years of purchase and on certain redemptions of Class C shares within one year of purchase. Contingent deferred sales charges fluctuate primarily based on the length of the investment in Class B and Class C shares. Waivers of contingent deferred sales charges apply under certain circumstances.

Other Revenues

      Since April 1, 2004, other revenues have consisted, and in future periods are expected to consist, primarily of portfolio accounting fees, which are contractual payments calculated as a percentage of combined assets of the mutual funds for financial accounting services, such as expense accrual and tax calculations. For the period from April 1, 2004 through June 30, 2004, portfolio accounting fees we received were $0.6 million. The fees were calculated using the daily average assets of the open-end and closed-end funds managed by Calamos Advisors (excluding the Calamos Convertible Opportunities and Income Fund) and are based on a declining rate of .0175% to .011% of the combined assets of those funds.

Operating Expenses

      Our operating expenses may fluctuate due to a number of factors, including the following:

•	variations in the level of total compensation expense due to, among other things, bonuses, changes in our employee count and mix, and competitive factors;

•	changes in distribution expense as a result of fluctuations in mutual fund sales, level of redemptions and market appreciation or depreciation of assets under management

•	the amount of Rule 12b-1 distribution and/or service fees that we receive, as well as our continued ability to receive those fees in the future, which would affect the amortization expenses associated with the receipt of these fees;

•	changes in the level of our marketing and promotion expenses in response to market conditions, including our efforts to further penetrate our distribution channels;

•	expenses and capital costs, such as technology assets, depreciation, amortization, and research and development, incurred to maintain and enhance our administrative and operating services infrastructure;

•	unanticipated costs that may be incurred to protect investor accounts and the goodwill of our clients; and

•	disruptions of services, including those provided by third parties, such as facilities, communications, power, and the mutual fund transfer agent and accounting systems.

Employee Compensation and Benefits

      Our largest operating expense is employee compensation and benefits expense, which includes salaries, deferred and incentive compensation and related benefits costs. Employee compensation and benefits, including the compensation of our executive officers, are benchmarked against industry compensation standards. Our historical operating expenses reflect changes in the value of our equity appreciation units, or EAUs. In order to attract and retain qualified personnel, we must maintain competitive employee compensation and benefits. We have experienced a general rise in employee compensation and benefits expenses over time and expect to continue to experience this trend.

      We anticipate using a fair value method in recording compensation expense for restricted stock units and stock options granted under our incentive compensation plans. Under the fair value method, compensation expense is measured at the grant date based on the estimated fair value of the award and is recognized over the vesting period. Fair value will be determined using an appropriate fair value option pricing model for the stock options and will be determined by the market value of the underlying stock for restricted stock units.

Distribution Expense

      Distribution expense includes payments we make to broker-dealers and other intermediaries for selling, underwriting, servicing and administering mutual funds. This expense is influenced by new mutual funds sales, levels of redemptions and market appreciation or depreciation of assets under management in these products. With respect to open-end funds, this expense is comprised of Rule 12b-1 distribution and/or service fee payments to the selling firms.

Amortization of Deferred Sales Commissions

      As discussed above, we pay commissions to selling firms upon the sale of Class B and C shares of open-end funds. As we pay these commissions, we create a deferred sales commission asset on our balance sheet. We amortize this asset over the period in which we receive related asset-based distribution and/or service fees pursuant to Rule 12b-1 plans. Amortization expenses generally offset the Rule 12b-1 fees we receive from the funds’ shareholders over this same period. In addition, because Rule 12b-1 fees cease upon the redemption of open-end fund shares, amortization expenses are accelerated when shares are redeemed, resulting in the reduction of the deferred sales commission asset. For more information on our financing of the sales of Class B and Class C shares in the open-end funds, see “— Liquidity and Capital Resources.”

Other Operating Expenses

      Other operating expenses include marketing and sales promotion expenses and general and administrative expenses. Marketing and sales promotion expenses generally vary based on the type and level of marketing, educational, sales or other programs in operation and include closed-end fund marketing costs and ongoing and one-time payments to broker-dealers. In addition, we are subject to supplemental compensation payments to third-party selling agents, which are a component of marketing and sales promotion expense. As the mutual funds managed by Calamos Advisors have grown in size and recognition, beginning in 1998 a limited number of our third-party selling agents began requesting supplemental compensation payments, and subsequently, certain of those agents have requested increases in the amounts of such payments. However, as a percentage of revenues, supplemental compensation payments have been decreasing over time. We expect this trend to continue as we seek to expand our distribution efforts to channels that do not require such payments. In connection with closed-end funds, we make fee payments to certain underwriters for distribution, consulting and/or support services rendered during or after the offering period of each closed-end fund. These fees are based on contractual agreements with various underwriting firms and are either paid over time based on the average daily net assets of such funds or are paid at the close of the offering period based on the amount of assets raised during the offering. General and administrative expenses primarily include occupancy related costs and professional and business services and generally increase and decrease in relative proportion to the number of employees retained by us and the overall size and scale of our business operations. We expect that the expenses associated with leasing our new headquarters beginning in mid-2005 will increase our occupancy expense by approximately $3 million per year.

Other Income (Expense), Net

      Other income (expense), net represents net investment gains or losses from our investment portfolio as well as dividends and net interest income or expense. Historically, other income (expense), net has not been a material portion of our pre-tax earnings. However, because a significant portion of the net proceeds from the debt offering that we completed in April 2004 and the anticipated net proceeds from this offering will constitute corporate capital, we expect that the impact of other income (expense), net will be more significant in future periods. For more information on our liquidity and capital resources, see “— Liquidity and Capital Resources.”

Minority Interest

      Upon consummation of the Reorganization, we will become the sole Manager of Calamos Holdings LLC and will continue to conduct the business now conducted by Calamos Family Partners, Inc. and its subsidiaries. As sole Manager of Calamos Holdings LLC, we will consolidate the financial results of Calamos Holdings LLC with ours. In light of Calamos Family Partners, Inc.’s and John P. Calamos’ expected 82.0% aggregate ownership interest in Calamos Holdings LLC, we will reflect its ownership as a minority interest in our statement of financial condition and statement of income. Our historical results will be those of Calamos Family Partners, Inc., as our predecessor company. As a result, our net income, after excluding Calamos Family Partners, Inc.’s and John P. Calamos’ minority interest, will represent 18.0% of Calamos Holdings LLC’s net income, and similarly, outstanding shares of our Class A common stock will represent 18.0% of the outstanding membership units of Calamos Holdings LLC. For more information on the pro forma impact of the Reorganization, see “Unaudited Pro Forma Financial Information.”

Income Taxes

      Our business was historically operated as an S corporation and was not subject to U.S. federal and certain state income taxes. Prior to the completion of this offering, as a result of the Reorganization, our business will become subject to taxes applicable to C corporations. For more information on pro forma income taxes applicable to our business under C corporation status, see “Reorganization and Holding Company Structure.”

      The IRS has determined that for tax purposes, effective December 30, 2003, investment managers can immediately expense upfront sales commission payments on Class B and Class C open-end fund shares. Prior to this ruling, we capitalized those payments and amortized the expenses over a five-year period. As a result, our current tax obligations will be reduced.

Termination of EAU Plan and Expected Expense in the Fourth Quarter of 2004

      After the pricing of this offering, we will terminate our equity appreciation unit, or EAU, plan and cash out a portion of each EAU participant’s appreciation. The remainder of each participant’s appreciation under the EAU plan will be converted into restricted stock units that will be expensed over their vesting period. The unaudited pro forma condensed consolidated statements of income do not give effect to accounting for the termination of our EAU plan and the grant of restricted stock units on the date of the consummation of this offering because the termination of the EAU plan is a one-time event directly related to this offering. Assuming an initial public offering price of $16.50 per share, we expect to record compensation expense of $3.5 million on the date of the consummation of this offering relating to the change in valuation of the EAUs. If the initial public offering price per share is higher than $16.50, we will record a greater amount of compensation expense.

Dilutive Effect of Issuance of New Shares of Class A Common Stock

      When we issue new shares of Class A common stock after this offering, including upon the exercise or conversion of options or restricted stock units granted pursuant to our incentive compensation plan, our existing Class A common stockholders will experience dilution with regard to their indirect ownership interest in the equity of Calamos Holdings LLC.

      Immediately following this offering, 18,000,000 shares of our Class A common stock will be outstanding, representing over 99.99% of our outstanding capital stock, and we will own 18,000,000 membership units in Calamos Holdings LLC, representing 18.0% of the total equity interest in Calamos Holdings LLC. In accordance with our amended and restated certificate of incorporation and the amended and restated limited liability company agreement pursuant to which Calamos Holdings LLC will be governed, the net cash proceeds received by us from any future issuance of shares of Class A common stock, including upon the exercise or conversion of options or restricted stock units granted under our incentive compensation plan, will be concurrently transferred to Calamos Holdings LLC in exchange for newly issued membership units equal in number to such number of shares of Class A common stock issued by us. The number of outstanding membership units owned by us will, therefore, equal the number of outstanding shares of our Class A common stock at all times. As a result, the amount of dilution that existing Class A common stockholders will experience with regard to their equity interest in Calamos Holdings LLC as a result of the issuance of additional shares of our Class A common stock will not be adversely affected by our holding company structure.

      The foregoing can be illustrated by considering the dilutive effect on existing Class A common stockholders of the issuance of the 2,074,998 shares of Class A common stock that would be issued if the 727,273 options and the 1,347,725 restricted stock units to be granted immediately following the offering were exercised or converted. Upon issuance of the 2,074,998 shares, our existing public stockholders’ ownership of our capital stock would decline from approximately 100% to 89.66%, but, as a result of the issuance of 2,074,998 additional membership units to us, our ownership interest in Calamos Holdings LLC would increase from 18.0% to 19.67%. Accordingly, our existing public stockholders’ indirect ownership interest in the equity of Calamos Holdings LLC would decline from 18.0% to approximately 17.63%, representing dilution of approximately 2.03%.

      Alternatively, assume that immediately following the offering Calamos Family Partners, Inc. and John P. Calamos exchanged all of their membership units in Calamos Holdings LLC for, and Calamos Family Partners, Inc. converted all of its shares of our Class B common stock into, shares of Class A common stock. In this event, Calamos Family Partners, Inc. and John P. Calamos would own 82.0% of our outstanding Class A common stock, the existing public holders of our Class A common stock would own 18.0% of our Class A common stock, and we would own 100% of the equity interest in Calamos Holdings LLC. Upon the issuance of the 2,074,998 new shares of Class A common stock described above, the percentage of our capital stock, and therefore the percentage of Calamos Holdings LLC’s equity, owned by our existing public stockholders would decline from 18.0% to 17.63%, representing the same 2.03% dilution illustrated above.

Public Company Costs

      Following this offering, we expect that we will incur additional expenses as a result of becoming a public company for, among other things, director and officer insurance, director fees, SEC reporting and compliance, transfer agent fees, professional fees and similar expenses. These additional expenses will reduce our net income.

Recent Developments in the Regulation of the Mutual Fund Industry

      There have been significant recent developments in the regulation of the mutual fund industry in response to improprieties that have recently been discovered. We are uncertain as to the implementation of new rules and requirements and the impact these rules and requirements may have on our business and expenses. For additional information about the regulations applicable to our business, see “Regulatory Environment.”

Operating Results

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Assets Under Management

      Assets under management increased by $14.5 billion, or 82%, to $32.3 billion at June 30, 2004 from $17.8 billion at June 30, 2003. At June 30, 2004, our assets under management consisted of 69% mutual funds and 31% separate accounts, as compared to 54% mutual funds and 46% separate accounts at June 30, 2003.

	Six Months Ended
	June 30,		Period-to-Period

	2003	2004	$ Change	% Change

			(In millions)
	(In millions)
Mutual Funds
Beginning assets under management	$5,712	$14,651	$8,939	156%
Net purchases	2,984	6,851	3,867	130%
Market appreciation	920	788	(132)	14%

Ending assets under management	9,616	22,290	12,674	132%

Average assets under management	7,296	18,364	11,068	152%

Separate Accounts
Beginning assets under management	7,180	9,189	2,009	28%
Net purchases	311	319	8	3%
Market appreciation	649	464	(185)	29%

Ending assets under management	8,140	9,972	1,832	23%

Average assets under management	7,614	9,539	1,925	25%

Total Assets Under Management
Beginning assets under management	12,892	23,840	10,948	85%
Net purchases	3,295	7,170	3,875	118%
Market appreciation	1,569	1,252	(317)	20%

Ending assets under management	17,756	32,262	14,506	82%

Average assets under management	$14,910	$27,903	$12,993	87%

      Mutual fund net purchases increased by $3.9 billion, or 130%, to $6.9 billion for the six months ended June 30, 2004 from $3.0 billion for the prior year period. The increase in mutual fund net purchases was largely attributable to a large closed-end fund offering during the six months ended June 30, 2004 and increased sales of Calamos Growth Fund and Calamos Growth and Income Fund. We expect future mutual fund purchases to be offset by an increasing amount of redemptions which generally result from increasing mutual fund assets under management. Closed-end fund offerings contributed significantly to net purchases for the six months ended June 30, 2004, with $3.3 billion in closed-end fund assets under management added during that period as compared to $803.8 million added for the six months ended June 30, 2003. Because closed-end funds do not continually offer new shares to investors, increases in net purchases of closed-end funds are entirely dependent on our ability to consummate closed-end fund offerings. Market demand for closed-end fund offerings is difficult to predict. We intend to monitor the market and pursue opportunities as they present themselves and when doing so would be consistent with our business strategy. Open-end fund net purchases increased to $3.6 billion for the six months ended June 30, 2004 from $2.2 billion for the prior year period. Separate account net purchases increased to $319.2 million for the six months ended June 30, 2004 from $311.0 million for the prior year period. Although our convertible strategy was closed to new accounts in mid-2003, sales of equity separate accounts resulted in the overall increase in net purchases. We have closed certain separate account strategies to new accounts in the past and may do so in the future as conditions require.

Revenues

      Total revenues increased by $75.3 million, or 117%, to $139.5 million for the six months ended June 30, 2004 from $64.3 million for the six months ended June 30, 2003. The increase was due to increases in both investment management fees and distribution and underwriting fees. We expect revenues to increase for the second half of 2004 and during 2005 as we earn investment management fees on the significant amount of assets under management added over the six-months ended June 30, 2004. We also expect to continue to emphasize sales of investment products that allow us to generate higher fees, although we cannot be certain that we will be able to do so successfully.

	Six Months Ended
	June 30,		Period-to-Period

	2003	2004	$ Change	% Change

			(In thousands)
	(In thousands)
Investment management fees	$43,658	$92,703	$49,045	112%
Distribution and underwriting fees	20,437	45,802	25,365	124%
Other	158	1,010	852	539%

Total revenues	$64,253	$139,515	$75,262	117%

      Investment management fees increased by $49.0 million, or 112%, to $92.7 million for the six months ended June 30, 2004 from $43.7 million for the prior year period as a result of a $13.0 billion increase in average assets under management. The overall growth in investment management fees was due primarily to an increase in mutual fund investment management fees, which increased to $70.1 million for the six months ended June 30, 2004 from $26.7 million for the prior year period. Open-end fund investment management fees increased to $55.3 million for the six months ended June 30, 2004 from $23.7 million for the prior year period as a result of an increase in open-end fund average assets under management of $8.3 billion. Closed-end fund investment management fees increased to $14.8 million for the six months ended June 30, 2004 from $2.9 million for the prior year period as a result of an increase in closed-end fund average assets under management of $2.8 billion. Investment management fees as a percentage of average assets under management increased to an annualized rate of 0.66% at June 30, 2004 from an annualized rate of 0.59% at June 30, 2003 as the mutual fund assets under management, which generally carry higher investment management fees than our separate accounts, increased as a percentage of our total assets under management.

      Distribution and underwriting fees increased by $25.4 million, or 124%, to $45.8 million for the six months ended June 30, 2004 from $20.4 million for the prior year period primarily due to an increase in sales of open-end fund shares and an $8.3 billion increase in average assets under management.

      Other revenues were $1.0 million for the six months ended June 30, 2004 including $0.6 million of portfolio accounting fees earned from mutual funds based on an agreement beginning April 1, 2004.

          Operating Expenses

      Operating expenses increased by $42.1 million, or 105%, to $82.1 million for the six months ended June 30, 2004 from $40.0 million for the six months ended June 30, 2003. The increase was primarily due to increases in employee compensation and benefits and distribution expenses.

	Six Months Ended
	June 30,		Period-to-Period

	2003	2004	$ Change	% Change

			(In thousands)
	(In thousands)
Employee compensation and benefits	$15,271	$28,145	$12,874	84%
Distribution expense	8,161	21,703	13,542	166%
Amortization of deferred sales commissions	8,505	14,079	5,574	66%
Marketing and sales promotion	3,860	11,997	8,137	211%
General and administrative	4,248	6,187	1,939	46%

Total operating expenses	$40,045	$82,111	$42,066	105%

      Employee compensation and benefits increased by $12.9 million primarily due to additional expense of $6.1 million related to salary and benefits as we continued to expand our staffing levels to support our growth and $6.8 million for incentive compensation based primarily on our financial performance. We expect our employee compensation and benefits expense to increase as we expand our alternative investment business, which will require the retention of additional employees. Distribution expense increased by $13.5 million, or 166%, primarily due to growth of average open-end fund assets under management, as well as the aging of open-end fund Class C shares. Of the $13.5 million increase in distribution expense, $7.5 million was primarily due to the growth of average open-end fund assets under management and $6.0 million was primarily due to the aging of Class C shares. Class C share assets do not generate distribution expense in the first year following their sale because we retain the Rule 12b-1 fees during that first year (to offset the upfront commissions that we pay), but they do generate a distribution expense in subsequent years as we pay the Rule 12b-1 fees to the selling firms. Although the Rule 12b-1 fee rates we paid to broker-dealers and other intermediaries in the six months ended June 30, 2004 did not change from the rates paid in the prior year period, we expect distribution expense to increase to the extent our sales of mutual funds and assets under management continue to grow. Amortization of deferred sales commissions increased by $5.6 million, or 66%, primarily due to increased commissions advanced on purchases of Class B and C shares of open-end funds. Purchases of Class B and C shares increased by 36% over the prior year period. Marketing and sales promotion expense increased to $12.0 million for the six months ended June 30, 2004 from $3.9 million for the prior year period. The increase of $8.1 million is attributable to supplemental compensation payments to third-party selling agents, which increased by $8.1 million to $10.0 million, including a $6.0 million one-time fee to underwriters of a closed-end fund offering that we incurred during the period. We expect supplemental compensation payments to continue to increase to the extent our funds gain assets and further recognition. General and administrative expense increased by $1.9 million primarily due to a $1.0 million increase in professional and business services expenses.

Other Income (Expense), Net

      Other income (expense), net was a net other income of $0.6 million for the six months ended June 30, 2004 as compared to a net other expense of approximately $36,000 for the six months ended June 30, 2003. Investment and other income included a gain of approximately $2 million related to the Real Estate Distribution. The gain was partially offset by an increase in interest expense resulting from our repayment in April 2004 of $25.8 million of outstanding debt with a LIBOR based variable rate and issuance of $150.0 million aggregate principal amount of Senior Unsecured Notes due 2011 with a fixed rate of 5.24%.

	Six Months Ended
	June 30,		Period-to-Period

	2003	2004	$ Change	% Change

			(In thousands)
	(In thousands)
Investment and other income	$439	$2,515	$2,076	473%
Interest expense	(475)	(1,893)	(1,418)	299%

Total other income (expense), net	$(36)	$622	$658	*

*	Not meaningful.

Net Income

      Net income totaled $57.1 million for the six months ended June 30, 2004 as compared to $23.9 million for the six months ended June 30, 2003, an increase of 140%.

	Six Months Ended
	June 30,		Period-to-Period

	2003	2004	$ Change	% Change

			(In thousands)
	(In thousands)
Total revenues	$64,253	$139,515	$75,262	117%
Total operating expenses	40,045	82,111	42,066	105%

Operating income	24,208	57,404	33,196	137%
Other income/(expense)	(36)	622	658	*
Income taxes	315	877	562	178%

Net income	$23,857	$57,149	$33,292	140%

*	Not meaningful.

      During both six-month periods our business was operated as an S corporation. As a result, income taxes during these periods are not indicative of our expected future income taxes following this offering. For more information on our pro forma income taxes, see “Unaudited Pro Forma Financial Information.”

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Assets Under Management

      Assets under management increased by $10.9 billion, or 85%, to $23.8 billion at December 31, 2003 from $12.9 billion at December 31, 2002. At December 31, 2003, our assets under management consisted of 61% mutual funds and 39% separate accounts, as compared to 44% mutual funds and 56% separate accounts at December 31, 2002.

	Year Ended
	December 31,		Period-to-Period

	2002	2003	$ Change	% Change

			(In millions)
	(In millions)
Mutual Funds
Beginning assets under management	$2,241	$5,712	$3,471	155%
Net purchases	3,928	6,556	2,628	67%
Market appreciation	(457)	2,383	2,840	621%

Ending assets under management	5,712	14,651	8,939	156%

Average assets under management	4,091	9,752	5,661	138%

Separate Accounts
Beginning assets under management	7,094	7,180	86	1%
Net purchases	469	475	6	1%
Market appreciation	(383)	1,534	1,917	501%

Ending assets under management	7,180	9,189	2,009	28%

Average assets under management	7,037	8,085	1,048	15%

Total Assets Under Management
Beginning assets under management	9,335	12,892	3,557	38%
Net purchases	4,397	7,031	2,634	60%
Market appreciation	(840)	3,917	4,757	566%

Ending assets under management	12,892	23,840	10,948	85%

Average assets under management	11,128	17,837	6,709	60%

      Mutual fund net purchases increased by $2.6 billion, or 67%, to $6.6 billion for the year ended December 31, 2003 from $3.9 billion for the prior year primarily as the result of sales of open-end mutual fund shares and the launch of new closed-end funds. Open-end fund net purchases increased to $5.1 billion for the year ended December 31, 2003 from $3.2 billion for the year ended December 31, 2002. Closed-end fund offerings contributed to net purchases for the year ended December 31, 2003, with $1.5 billion in assets under management added in 2003 as compared to $738.4 million added in the prior year. Separate account net purchases increased to $474.6 million for the year ended December 31, 2003 from $469.1 million for the prior year. Although our convertible strategy was closed to new accounts in mid-2003, sales of equity separate accounts resulted in the overall increase in net purchases.

Revenues

      Total revenues increased by $74.5 million, or 85%, to $162.4 million for the year ended December 31, 2003 from $87.8 million for the year ended December 31, 2002. This increase was due to increases in both investment management fees and distribution and underwriting fees.

	Year Ended
	December 31,		Period-to-Period

	2002	2003	$ Change	% Change

			(In thousands)
	(In thousands)
Investment management fees	$62,594	$109,052	$46,458	74%
Distribution and underwriting fees	24,883	53,005	28,122	113%
Other	363	328	(35)	10%

Total revenues	$87,840	$162,385	$74,545	85%

      Investment management fees increased by $46.5 million, or 74%, to $109.1 million for the year ended December 31, 2003 from $62.6 million for the prior year as a result of a $6.7 billion increase in average assets under management. The increase was primarily due to an increase in mutual fund investment management fees to $72.1 million for the year ended December 31, 2003 from $31.9 million for the prior year. Open-end fund investment management fees increased to $61.9 million for the year ended December 31, 2003 from $29.9 million for the prior year as a result of an increase in open-end fund average assets under management of $4.4 billion. Closed-end fund investment management fees increased to $10.2 million for the year ended December 31, 2003 from $2.0 million for the prior year as a result of an increase in closed-end fund average assets under management of $1.3 billion. Investment management fees as a percentage of average assets under management increased to 0.61% at December 31, 2003 from 0.56% at December 31, 2002, as the mutual fund assets under management, which generally carry higher investment management fees than our separate accounts, increased as a percentage of our total assets under management.

      Distribution and underwriting fees increased by $28.1 million, or 113%, to $53.0 million for the year ended December 31, 2003 from $24.9 million for the prior year primarily from increased sales of open-end fund shares and a $4.4 billion increase in average assets under management.

Operating Expenses

      Operating expenses increased by $32.1 million, or 52%, to $94.0 million for the year ended December 31, 2003 from $61.8 million for the year ended December 31, 2002. The increase was largely due to increased distribution expense resulting from increased mutual funds assets.

	Year Ended
	December 31,		Period-to-Period

	2002	2003	$ Change	% Change

			(In thousands)
	(In thousands)
Employee compensation and benefits	$28,317	$33,657	$5,340	19%
Distribution expense	7,982	22,576	14,594	183%
Amortization of deferred sales commissions	11,677	19,879	8,202	70%
Marketing and sales promotion	6,002	8,949	2,947	49%
General and administrative	7,849	8,906	1,057	13%

Total operating expenses	$61,827	$93,967	$32,140	52%

      Employee compensation and benefits increased by $5.3 million primarily due to additional incentive compensation of $2.7 million based on our improved financial performance. Distribution expense increased by $14.6 million, or 183%, primarily due to growth of average open-end fund assets under management, as well as the aging of open-end fund Class C shares. Of the $14.6 million increase in distribution expense, $7.7 million was primarily due to the growth of average open-end fund assets under management and

$6.9 million was primarily due to the aging of Class C shares. Class C share assets do not generate a distribution expense in the first year following their sale because we retain the Rule 12b-1 fees during that first year (to offset the upfront commissions that we pay), but they do generate distribution expense in subsequent years as we pay the Rule 12b-1 fees to the selling firms. The Rule 12b-1 fee rates we paid to broker-dealers and other intermediaries in 2003 did not change from the rates paid in 2002. Amortization of deferred sales commissions increased by $8.2 million as a result of increased commissions advanced on purchases of Class B and C shares of open-end funds. Purchases of Class B and C shares increased by 57% over the prior year. Marketing and sales promotion expense increased by $2.9 million primarily due to an increase in supplemental compensation payments to third-party selling agents of $2.3 million to $5.4 million for the year ended December 31, 2003. General and administrative expense increased by $1.1 million primarily due to a $0.6 million increase in professional and business services expenses and a $0.7 million increase in ongoing fund administration expenses for one closed-end fund.

Other Income (Expense), Net

      Other income (expense), net was a net other income of approximately $25,000 for the year ended December 31, 2003 as compared to a net other expense of $0.9 million for the year ended December 31, 2002. The change was primarily due to net gains from investments.

	Year Ended
	December 31,		Period-to-Period

	2002	2003	$ Change	% Change

			(In thousands)
	(In thousands)
Investment and other income	$18	$1,024	$1,006	*
Interest expense	(917)	(999)	(82)	9%

Total other income (expense), net	$(899)	$25	$924	103%

*	Not meaningful.

Net Income

      Net income totaled $67.3 million for the year ended December 31, 2003 as compared to $24.7 million for the year ended December 31, 2002, an increase of 172%.

	Year Ended
	December 31,		Period-to-Period

	2002	2003	$ Change	% Change

			(In thousands)
	(In thousands)
Total revenues	$87,840	$162,385	$74,545	85%
Total operating expenses	61,827	93,967	32,140	52%

Operating income	26,013	68,418	42,405	163%
Other income (expense), net	(899)	25	924	103%
Income tax expense	383	1,117	734	192%

Net income	$24,731	$67,326	$42,595	172%

      During both annual periods our business was operated as an S corporation. As a result, income taxes during these periods is not indicative of our expected future income taxes following this offering. For more information on our pro forma income taxes, see “Unaudited Pro Forma Financial Information.”

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Assets Under Management

      Assets under management increased by $3.6 billion, or 38%, to $12.9 billion at December 31, 2002 from $9.3 billion at December 31, 2001. At December 31, 2002, our assets under management consisted of

44% mutual funds and 56% separate accounts, as compared to 24% mutual funds and 76% separate accounts at December 31, 2001.

	Year Ended
	December 31,		Period-to-Period

	2001	2002	$ Change	% Change

			(In millions)
	(In millions)
Mutual Funds
Beginning assets under management	$529	$2,241	$1,712	324%
Net purchases	1,739	3,928	2,189	126%
Market appreciation	(27)	(457)	(430)	*

Ending assets under management	2,241	5,712	3,471	155%

Average assets under management	1,245	4,091	2,846	229%

Separate Accounts
Beginning assets under management	5,602	7,094	1,492	27%
Net purchases	1,767	469	(1,298)	73%
Market appreciation	(275)	(383)	(108)	39%

Ending assets under management	7,094	7,180	86	1%

Average assets under management	6,312	7,037	725	11%

Total Assets Under Management
Beginning assets under management	6,131	9,335	3,204	52%
Net purchases	3,506	4,397	891	25%
Market appreciation	(302)	(840)	(538)	178%

Ending assets under management	$9,335	$12,892	$3,557	38%

Average assets under management	7,557	11,128	3,571	47%

*	Not meaningful

      Mutual fund net purchases increased to $3.9 billion for year ended December 31, 2002 from $1.7 billion for the prior year. Open-end fund net purchases increased to $3.2 billion for the year ended December 31, 2002 from $1.7 billion for the prior year. During 2002 we launched the first closed-end fund, which contributed to net purchases for the year ended December 31, 2002 with $738.4 million in assets. Separate account net purchases decreased by $1.3 billion, or 73%, to $469.1 million for the year ended December 31, 2002 from $1.8 billion for the prior year. This decrease in net purchases was largely a result of certain of our institutional insurance clients reducing their interests in convertible securities to more easily comply with the requirements of FAS 133, “Accounting for Derivatives.”

Revenues

      Total revenues increased by $40.5 million, or 86%, to $87.9 million for the year ended December 31, 2002 from $47.3 million for the year ended December 31, 2001. This increase was due to increases in both investment management fees and distribution and underwriting fees.

	Year Ended
	December 31,		Period-to-Period

	2001	2002	$ Change	% Change

			(In thousands)
	(In thousands)
Investment management fees	$37,578	$62,594	$25,016	67%
Distribution and underwriting fees	9,309	24,883	15,574	167%
Other	454	363	(91)	20%

Total revenues	$47,341	$87,840	$40,499	86%

      Investment management fees increased by $25.0 million, or 67%, to $62.6 million for the year ended December 31, 2002 from $37.6 million for the prior year as a result of a $3.6 billion increase in average assets under management. The increase was primarily due to an increase in mutual fund investment management fees to $31.9 million for the year ended December 31, 2002 from $10.2 million for the prior year. Open-end fund investment management fees increased to $29.9 million for the year ended December 31, 2002 from $10.2 million for the prior year as a result of an increase in open-end fund average assets under management of $2.4 billion. Closed-end investment management fees were $2.0 million through the year ended December 31, 2002 as a result of an increase in closed-end fund average assets under management of $0.4 billion. Investment management fees as a percentage of average assets under management increased to 0.56% at December 31, 2002 from 0.49% at December 31, 2001, as the mutual fund assets under management, which generally carry higher investment management fees than our separate accounts, increased as a percentage of our total assets under management.

      Distribution and underwriting fees increased by $15.6 million, or 167%, to $24.9 million for the year ended December 31, 2002 from $9.3 million for the prior year primarily due to increased sales of open-end fund shares and a $2.4 billion increase in average assets under management.

Operating Expenses

      Operating expenses increased by $19.3 million, or 45%, to $61.8 million for the year ended December 31, 2002 from $42.5 million for the year ended December 31, 2001. The increase was due in large part to an increase in the amortization of deferred sales commissions.

	Year Ended
	December 31,		Period-to-Period

	2001	2002	$ Change	% Change

			(In thousands)
	(In thousands)
Employee compensation and benefits	$26,117	$28,317	$2,200	8%
Distribution expense	3,634	7,982	4,348	120%
Amortization of deferred sales commissions	3,272	11,677	8,405	257%
Marketing and sales promotion	2,210	6,002	3,792	172%
General and administrative	7,300	7,849	549	8%

Total operating expenses	$42,533	$61,827	$19,294	45%

      Employee compensation and benefits increased by $2.2 million due to the addition of new employees in our sales, technology, portfolio management and administration functions as well as additional incentive compensation based primarily on improved financial performance. Distribution expense increased by $4.3 million, or 120%, primarily due to growth of average open-end fund assets under management, as well as the aging of open-end fund Class C shares. Of the $4.3 million increase in distribution expense, $3.1 million was primarily due to the growth of average open-end fund assets under management and $1.2 million was primarily due to the aging of Class C shares. Class C share assets do not generate distribution expenses in the first year following their sale because we retain the Rule 12b-1 fees during that first year (to recover the upfront commissions that we pay), but they do generate distribution expenses in subsequent years as we pay the Rule 12b-1 fees to the selling firms. The Rule 12b-1 fee rates we paid to broker-dealers and other intermediaries in 2002 did not change from the rates paid in 2001. Amortization of deferred sales commissions increased by $8.4 million as a result of increased commissions advanced on net purchases of Class B and C shares of open-end funds. Purchases of Class B and C shares increased by 81% over the prior year. Marketing and sales promotion expense increased by $3.8 million primarily due to an increase in supplemental compensation payments to third-party selling agents of $2.6 million to $3.1 million for the year ended December 31, 2002.

      Other Income (Expense), Net

      Other income (expense), net was net other expense of $0.9 million for the year ended December 31, 2002 as compared to net other expense of $0.6 million for the year ended December 31, 2001. The increase in expense resulted from borrowings under a new bank facility used to finance the commissions advanced in connection with sales of Class B and C shares of open-end funds. Prior to establishing this facility, our operating cash flows were used to finance these commissions.

	Year Ended
	December 31,		Period-to-Period

	2001	2002	$ Change	% Change

			(In thousands)
	(In thousands)
Investment and other income	$74	$18	$(56)	76%
Interest expense	(637)	(917)	(280)	44%

Total other income (expense), net	$(563)	$(899)	$(336)	60%

      Net Income

      Net income totaled $24.7 million for the year ended December 31, 2002 as compared to $4.2 for the year ended December 31, 2001, an increase of 492%.

	Year Ended
	December 31,		Period-to-Period

	2001	2002	$ Change	% Change

			(In thousands)
	(In thousands)
Total revenues	$47,341	$87,840	$40,499	86%
Total operating expenses	42,533	61,827	19,294	45%

Operating income	4,808	26,013	21,205	441%
Other income (expense), net	(563)	(899)	(336)	60%
Income taxes	69	383	314	455%

Net income	$4,176	$24,731	$20,555	492%

      During both annual periods our business was operated as an S corporation. As a result, income taxes during these periods is not indicative of our expected future income taxes following this offering. For more information on our pro forma income taxes, see “Unaudited Pro Forma Financial Information.”

Quarterly Results of Operations

      The following table presents our quarterly results of operations from the quarter ended September 30, 2002 to the quarter ended June 30, 2004.

	At or for the Quarter Ended

	Sep. 30,	Dec. 31,	March 31,	June 30,	Sep. 30,	Dec. 31,	March 31,	June 30,
	2002	2002	2003	2003	2003	2003	2004	2004

	(In thousands)
Assets under management (in millions)	$11,341	$12,892	$14,140	$17,756	$20,191	$23,840	$28,973	$32,262

Total revenues	$23,188	$25,382	$28,926	$35,327	$44,647	$53,485	$63,660	$75,854
Total operating expenses	16,017	17,836	18,774	21,271	24,247	29,675	39,557	42,554

Operating income	$7,171	$7,546	$10,152	$14,056	$20,400	$23,810	$24,103	$33,300

Liquidity and Capital Resources

      Our working capital requirements historically have been met through cash generated by our operations and bank borrowings, as well as our issuance during 2004 of $150.0 million aggregate principal amount of Senior Unsecured Notes due 2011.

      The following tables summarize key statement of financial condition data relating to our liquidity and capital resources.

	At December 31,		At June 30,

	2002	2003	2003	2004

		(In thousands)
Statement of financial condition data:
Cash and cash equivalents	$2,648	$5,073	$2,324	$96,694
Receivables	9,310	23,092	16,005	32,481
Investments	6,860	10,389	8,150	59,891
Deferred sales commissions	27,912	49,236	38,542	58,591
Current portion of bank debt	7,033	15,676	10,846	—
Long-term debt	10,945	23,008	16,299	150,000

				Six Months Ended
	Year Ended December 31,			June 30,

	2001	2002	2003	2003	2004

	(In thousands)
Cash flow data:
Net cash provided by (used in) operating activities	$(1,721)	$9,276	$36,825	$5,887	$51,920
Net cash provided by (used in) investing activities	(1,610)	(2,162)	(7,903)	(933)	(55,553)
Net cash provided by (used in) financing activities	2,985	(4,837)	(26,497)	(5,279)	95,255

      Net cash provided by operating activities increased by $46.0 million, to $51.9 million for the six months ended June 30, 2004 from $5.9 million for the six months ended June 30, 2003 primarily as a result of increased net income of $33.3 million. Net cash provided by operating activities increased by $27.5 million, to $36.8 million for the year ended December 31, 2003 from $9.3 million for the year ended December 31, 2002 primarily as a result of increased net income of $42.6 million, partially offset by increased receivables of $10.4 million. Net cash provided by operating activities was $9.3 million for the year ended December 31, 2002 as compared to $1.7 million of net cash used in operating activities for the year ended December 31, 2001 primarily due to increased net income of $20.6 million, offset by increased payment of deferred sales commission, net of amortization of $6.0 million. We expect that operating cash flows will serve as our primary source of working capital for the near future.

      The payment of deferred sales commissions by us to financial intermediaries who sell Class B and C shares of open-end funds is a significant use of our operating cash flows. Use of cash for deferred sales commissions increased by $4.3 million to $23.4 million for the six months ended June 30, 2004 from $19.1 million for the six months ended June 30, 2003. Use of cash for deferred sales commissions increased by $13.1 million to $41.2 million for the year ended December 31, 2003 from $28.1 million for the year ended December 31, 2002. The year ended December 31, 2002 increased by $14.4 million from $13.7 million for the year ended December 31, 2001. We expect that the payment of deferred sales commissions will continue to increase in the future to the extent sales of Class B and C shares of open-end funds continue to increase. The amortization of deferred sales commissions will similarly be affected.

      Investing activities consist primarily of investments in products that we sponsor and of the purchase of property and equipment. Net cash used in investing activities increased to $55.5 million for the six months ended June 30, 2004 from $0.9 million for the six months ended June 30, 2003 as a result of investment in products managed by our subsidiaries of $47.2 million and construction payments on our new headquarters facility, which was distributed to the stockholders of Calamos Family Partners, Inc. in June 2004 in connection with the Real Estate Distribution. Net cash used in investing activities increased to $7.9 million for the year ended December 31, 2003 from $2.2 million for the year ended December 31, 2002 primarily due to net additions to property and equipment of $6.5 million. Net cash used in investing activities increased to $2.2 million for the year ended December 31, 2002 from $1.6 million for the year ended December 31, 2001 primarily due to purchases of investment products managed by our subsidiaries. We anticipate increasing the future level of investments in products managed by our subsidiaries and expect to use a portion of our net proceeds from this offering to seed new products, including open-end funds and alternative investments.

      Net cash provided by financing activities was $95.3 million for the six months ended June 30, 2004 as compared to net cash used in financing activities of $5.3 million for the six months ended June 30, 2003. The change resulted from the issuance of $150.0 million aggregate principal amount of Senior Unsecured Notes, offset by the repayment of $39.4 million of bank debt and a $7.9 million increase in distributions to owners, including distributions for their tax liabilities. Net cash used in financing activities increased to $26.5 million for the year ended December 31, 2003 from $4.8 million for the year ended December 31, 2002 primarily due to an increase in distribution to owners of $33.6 million offset by an increase in net proceeds from borrowing of $9.1 million. Net cash used in financing activities increased to $4.8 million for the year ended December 31, 2002 from net cash provided of $3.0 million for the year ended December 31, 2001 primarily due to an increase in distributions to owners of $11.7 million partially offset by increased bank debt of $3.8 million.

      On April 29, 2004, we issued $150.0 million aggregate principal amount of 5.24% Senior Unsecured Notes due 2011. We used a portion of those net proceeds to repay and terminate a credit facility of approximately $30.0 million, which we entered into during 2002, primarily to finance our payment of deferred sales commissions with respect to open-end funds managed by Calamos Advisors. We currently fund the payment of deferred sales commissions from operating cash flows and expect to continue to do so in future periods.

      Our total capital at June 30, 2004 was $223.8 million and was comprised of $73.8 million of stockholder equity and $150.0 million of debt under our Senior Unsecured Notes. Our total capital at December 31, 2003 was $69.4 million and was comprised of $46.4 million of stockholder equity and $23.0 million of debt.

      We expect that after consummation of this offering, our cash and liquidity requirements will be met with a portion of our net proceeds from this offering, the remaining proceeds from our sale of Senior Unsecured Notes and through cash generated by operations, and we intend to satisfy our capital requirements over the next 12 months through these sources of liquidity.

Market Risk — Revenues

      Our exposure to market risk is directly related to the role of our subsidiaries as investment advisers for the mutual funds and separate accounts they manage. A significant majority of our revenue, approximately 94% for the year ended December 31, 2003 and the six months ended June 30, 2004, is derived from investment advisory, distribution and portfolio accounting agreements with mutual funds and separate accounts. Under these agreements, the fees we receive are typically based on the market value of the assets under management. Accordingly, a decline in the prices of securities generally may cause our revenue and income to decline by:

•	causing the value of the assets under management to decrease, which would result in lower fee revenues; or

•	causing our clients to withdraw funds in favor of investments that they perceive as offering greater opportunity or lower risk, which would also result in lower fee revenues.

      In addition, a decline in the prices of securities may present market conditions that could preclude us from increasing assets under management and prevent us from realizing higher fee revenue associated with such growth.

Market Risk — Investments

      We are also subject to market risk due to a decline in the prices of investment securities. We own investment securities primarily comprised of shares in mutual funds managed by Calamos Advisors. At December 31, 2003 and June 30, 2004, the fair value of these investment securities was $10.4 million and $60.4 million, respectively. Assuming a 10% increase or decrease in the value of these investments, the fair value would increase or decrease by $1.0 million and $6.0 million at December 31, 2003 and June 30, 2004, respectively.

      On April 29, 2004, we issued $150 million of Senior Unsecured Notes due 2011 to various note purchasers in a private placement. These notes have a fixed interest rate of 5.24%, and consequently we do not believe that these notes have any interest rate risk.

      Due to the nature of our business, we believe that we do not face any material credit risk, inflation, interest rate or foreign currency rate risk.

Contractual Obligations

      The following table contains supplemental information regarding our total contractual obligations as of June 30, 2004.

	Payments Due by Pay Period

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In thousands)
Long-term debt obligations	$150,000	$—	$—	$—	$150,000
Operating lease obligations	1,614	1,175	424	14	1
Purchase obligations	—	—	—	—	—
Other long-term liabilities reflected on balance sheet under GAAP	7,202	—	—	7,115	87

Total	$158,816	$1,175	$424	$7,129	$150,088

Critical Accounting Policies and Estimates

      The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

      Accounting policies are an integral part of our consolidated financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. Management believes that the critical accounting policies and estimates discussed below involve additional management judgment due to the sensitivity of the methods and assumptions used.

Deferred Sales Commissions

      Deferred sales commissions are commissions advanced by us on our sale of Class B and Class C shares of open-end funds. Deferred sales commissions are amortized on a straight-line basis over the period in which 12b-1 fees are received. Because 12b-1 fees cease upon redemption of shares, amortization expense is accelerated when shares are redeemed, resulting in the reduction of the deferred sales commission asset. These redemptions result in an amortization period not to exceed 12 months for Class C shares and 96 months (8 years) for class B shares.

      We evaluate the carrying value of our deferred sales commissions for impairment purposes on a quarterly basis. Significant assumptions utilized by us to estimate future average assets under management include expected future market performance and redemption rates. Market performance assumptions are selected using expected average market returns based on long-term historical returns for each asset class held within the fund. At June 30, 2004, we used average market return assumptions of 5% for fixed income assets, 6% for convertible assets and 8% for equity assets. Higher actual average market returns would increase undiscounted cash flows, while lower actual average market returns would decrease undiscounted future cash flows. Future redemption assumptions were determined by using the actual redemption rates that each fund experienced over the prior twenty-four month period. For Class B shares and Class C shares, we used average historical redemption rates of 7% and 11%, respectively, at June 30, 2004. An increase in the actual rate of redemptions would decrease the undiscounted future cash flows, while a decrease in the actual rate of redemptions would increase undiscounted cash flows. These assumptions are reviewed and updated quarterly, or monthly when events or changes in circumstances occur that could significantly increase the risk of impairment of the asset. Estimates of undiscounted future cash flows and the remaining life of the deferred sales commission asset are made from these assumptions.

      If we determine that the deferred sales commission asset is not recoverable, an impairment condition would exist and a loss would be measured as the amount by which the recorded amount of the asset exceeds its estimated fair value. If the carrying value of the deferred sales commission asset exceeds the undiscounted cash flow, the asset is written down to fair value based on discounted cash flows. Impairment adjustments are recognized in the statement of income as a component of amortization of deferred sales commissions. As of each reporting period presented, we determined that no impairment of the deferred commission asset existed, but due to the volatility of the capital markets and the changes in redemption rates, we are unable to predict whether or when future impairment of the deferred sales commission asset might occur.

Equity Incentive Plan

      Equity Appreciation Units are awarded in accordance with the provisions of the plan and are intended to reflect a share in the growth of the equity value of our company. Participants vest in the EAUs if employed by us on the vesting date. Payouts from the plan will be made from our general assets and will be based on the value of the awards on the vesting date. We account for the plans using the accounting methods prescribed by Financial Accounting Standards Board Financial Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, an interpretation of APB Opinions No. 15 and 25 (FIN No. 28), and its related interpretations. In determining the amount of liability recorded, management must estimate the fair value of our company. This estimate is based on our specific business and financial condition as well as relevant market factors. In accordance with FIN 28, compensation expense is accrued over the periods in which the employees perform services. Any change in the EAU (based upon the enterprise’s estimated market value over the originating value at grant date) is multiplied by the actual number of service periods divided by the total number of service periods in the vesting period. This change, either increase or decrease, is recorded as expense in the current period.

      The value of the EAU at the valuation date is derived from an equally weighted calculation based on multiples of assets under management, revenue and EBITDA, defined as net income plus interest expense, income taxes and fixed asset depreciation, excluding amortization of deferred sales commissions. We use industry multiples provided by independent third party sources in computing the values.

Recently Issued Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities (FIN 46), which establishes guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. An entity that consolidates a variable interest entity is called the primary beneficiary of that entity. In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 also requires various disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest.

      In December 2003, the FASB further revised FIN 46 through FIN No. 46R, Consolidation of Variable Interest Entities (FIN 46R). FIN 46R changes the effective date of FIN 46 for certain entities and makes other significant changes to FIN 46 based on implementation issues that arose during 2003. Application of FIN 46R is required for period ending after December 15, 2003 for all interests in special purpose entities and for period ending after March 15, 2004, for interest in other entities.

      We have an investment in Calamos Multi-Strategy, L.P., a private investment partnership managed by one of our subsidiaries. In assessing if Calamos Multi-Strategy, L.P. is a variable interest entity (VIE), the criteria in paragraph 5 of FIN 46R must be evaluated. In general terms, FIN 46R indicates: if (a) the total equity investment at risk is not sufficient for an entity to finance it activities, (b) if the group of equity investors of an entity lacks certain characteristics of a controlling financial interest, or (c) the voting rights of the equity investors are not proportionate to their returns and substantially all of the entity’s activities either involve or are conducted on behalf of one investor, that entity is considered a VIE, and is subject to consolidation according to the provisions of FIN 46R. We determined such criteria in paragraph 5 of FIN 46R have not been met and the partnership is therefore not considered a VIE.

      We have determined that Calamos Multi-Strategy, L.P., in which Calamos Financial Services holds a general partnership interest, is a voting interest entity. We account for our investment in Calamos Multi-Strategy L.P. in accordance with AICPA Statement of Position No. 78-9. Consistent with others in the industry, we have historically relied primarily on redemption rights of the limited partners to meet the “important rights” requirement of SOP 78-9. In light of current accounting developments regarding what constitutes “important rights” (including open EITF Issue 04-5 — Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights), we amended our limited partnership agreements on September 1, 2004 to incorporate additional rights, namely to replace the general partner by a simple majority vote of the limited partners excluding related parties. These amendments will allow us to continue to account for our general partnership interests in the Calamos Multi-Strategy, L.P. on the equity method of accounting and not consolidate it into our results.

BUSINESS

General

      We provide investment advisory services through our subsidiaries to institutions and individuals, principally in the United States, and had $33.2 billion in client assets managed by our subsidiaries at September 30, 2004. For more than twenty-five years, we have been steadfast in our focus on providing our clients with superior risk-adjusted returns, which we define as investment returns that are superior to performance benchmarks, with an equal or lower level of assumed risk. We have consistently applied a proprietary investment philosophy and process centered on risk management across an expanding range of investment strategies within the equity, balanced, convertible, high yield and alternative asset classes. We believe this disciplined adherence to our investment philosophy and process has enabled us to deliver superior risk-adjusted returns. At September 30, 2004, 93% of the $17.1 billion of open-end fund assets managed by our subsidiary, Calamos Advisors, with an overall Morningstar rating were rated by Morningstar as “four stars” or “five stars.” These ratings are based on past performance, which may not be predictive of future results. For additional information about Morningstar ratings, see “Mutual Fund Ratings and Rankings.”

      Our target clients are institutions and individuals with long-term investment horizons. We make our range of investment strategies available to these clients, directly and through intermediaries, by offering an array of investment products designed to suit their individual investment needs, such as open-end funds, closed-end funds and separate accounts, including alternative investments. As we continue to introduce new investment strategies that provide the opportunity for attractive risk-adjusted returns for our clients, we will strive to develop investment products that best deliver our strategies to long-term investors.

      We believe our investment performance, broad range of investment strategies and diverse product offerings, coupled with an expanded sales effort with increased emphasis on open-end funds, have allowed us to consistently grow our assets under management and revenues and position us for continued growth. Our assets under management have increased from $9.3 billion at December 31, 2001 to $33.2 billion at September 30, 2004.

Business Strategy

      Our franchise is built upon an investment philosophy and process that has produced strong investment performance and driven significant growth in assets under management. In managing historical growth and in planning for future growth, we have been, and will continue to be, guided by the following business strategies:

Maintain Superior Investment Performance

      We have a long-term record of achieving high, risk-adjusted returns on the mutual funds and separate accounts that our subsidiaries manage. Lipper ranked our Growth Fund as the #1 multi-cap growth fund for 5 and 10 years, our Convertible Fund as the #1 convertible fund for 10 years and our Market Neutral Fund as the #1 flexible income fund for 10 years, in each case as of September 30, 2004. These ratings and rankings are based on past performance, which may not be predictive of future results. For additional information about Lipper rankings, see “Mutual Fund Ratings and Rankings.” Our key strategy is to maintain our investment performance by consistently applying our investment philosophy and process while actively managing our portfolios to achieve distinct balances of risk and reward. We are equally mindful of protecting our clients during changing market conditions and accordingly have closed, and expect to continue to close, products to new investments during periods when we do not believe satisfactory risk-adjusted returns can be achieved for new investors.

Focus on Serving Long-Term Investors

      Our investment strategies are focused on seeking to generate superior risk-adjusted returns over a long-term horizon. We seek to attract and retain long-term clients with investment horizons in excess of five years. In order to attract these clients, we seek to educate our clients about our investment philosophy and process. We also emphasize providing best-in-class client service that begins with the marketing of our products. We have dedicated personnel continually reviewing all key aspects of the client relationship. Our dedication to client service was acknowledged in 2003 when we were presented with the 2003 Dalbar Crystal Pyramid Award for Excellence in Financial Professionals’ Opinion of Mid-Size Mutual Fund Firm. The Crystal Pyramid Award recognizes companies for their success at achieving excellence in the eyes of their customers. We believe that excellent client service is critical to attracting, developing and maintaining long-term client relationships.

Selectively Expand Our Investment Strategies

      Since the introduction of our first convertible strategy in 1977, we have expanded our product offerings to include strategies within the equity, balanced, convertible, high yield and alternative asset classes. Each expansion has been an outgrowth of our core expertise of valuing companies, taking into consideration their total capital structure. In 1990, we introduced our first equity strategy, and in 1999 we began offering a high yield strategy, both of which are logical extensions of the analytics and modeling required to assess the hybrid nature of convertible securities. In 2003, we expanded our equity strategies to apply our disciplined approach to the large cap sector of the market. In 2004, we introduced a more flexible total return strategy, providing investors access to our equity, convertible and high yield expertise in one vehicle. Looking ahead, we expect to focus on building our alternative products. We will continue to selectively expand our investment strategies where we believe the application of our core competencies and our investment philosophy and process can produce attractive risk-adjusted returns. We believe that by doing so we can enhance our ability to increase our assets under management and revenues.

Selectively Expand Our Products and Distribution Relationships

      We strive to develop investment products and distribution channels that best deliver our strategies to long-term investors. For example, our first institutional account mandate was initiated in 1981 for a pension fund account that remains a client today. We were also one of the first participants in the broker sponsored managed account business beginning in the late 1980’s. In 2002, we launched our first of three closed-end funds. Our most recent closed-end fund, the Strategic Total Return Fund, was offered in 2004. We believe this offering to be among the largest offerings of a closed-end fund in recent years. We see continued opportunities to expand our investment products and relationships for the delivery of these products. For example, our institutional client relationship management team continues to identify new potential mandates, interacting closely with a broad network of consultants and financial planners and providing information regarding our strategies and performance. We also continue to expand existing relationships and initiate new ones within a variety of channels for mutual funds and managed account products, including avenues such as 401(k) platforms, fund supermarkets, broker dealers and financial planners. We have expanded our geographic horizon by targeting institutional and individual investors in Europe through partnerships or sub-advisory relationships. Finally, we see a significant opportunity to expand our alternative investment offerings by creating partnerships and other vehicles. As we seek to expand our products and distribution relationships, we see additional opportunities to grow our assets under management and our revenues.

Capitalize on Our Recognized and Respected Brand

      We have been recognized for producing top-tier investment performance across a range of investment strategies. In 2003 and 2004, we were a recipient of the U.S. Excellence in Fund Management Award from Standard & Poor’s and BusinessWeek for the management of our Growth and Income Fund. The awards were presented to the managers or management teams of 10 out of 14,285 mutual funds tracked by Standard & Poor’s in 2002, and nine out of 15,878 mutual funds tracked by Standard & Poor’s in 2003, who were identified by Standard & Poor’s as being best-in-class for their ability to demonstrate exceptional levels of leadership while consistently producing strong results over the five-year periods ended December 31, 2002 and 2003, respectively. In addition, John P. Calamos and Nick P. Calamos have each written books on investments in convertible securities and are frequently mentioned in the press and industry publications. They also appear often on broadcast television programs, including Wall Street Week, Market Week, Power Lunch and Closing Bell on CNBC, providing expert market commentary and insights. We believe that becoming a public company will further strengthen the Calamos brand and the positive recognition we enjoy. We also believe that we can use our brand to accelerate the awareness of our investment philosophy in order to grow assets under management with new and existing investors.

Investment Philosophy, Management and Process

Investment Philosophy

      Our investment philosophy is centered around our objective of seeking to provide our clients with superior risk-adjusted returns over the long term. While seeking to achieve these returns, we are focused, first and foremost, on managing risk, which we define as the potential for loss and the variability of returns. We offer a variety of investment strategies that represent distinct balances, or profiles, of risk and reward. We believe that diversification is critical to managing risk and moderating the impact of volatile markets. Our objective is to maintain the consistency of each strategy’s risk and reward profile, whether managing a conservative or an aggressive strategy.

      We construct portfolios by applying various proprietary investment tools and techniques. We structure every portfolio by analyzing and selecting individual securities in the context of our perspective on macroeconomic themes in the U.S. and the world. In order to maintain diversified portfolios for our clients, we carefully review each security selected for inclusion in a portfolio to assess its impact on the portfolio’s asset class allocation (where applicable) and industry and sector weightings. Our investment philosophy embraces the extensive use of quantitative tools, overlaid with internal qualitative research and analysis.

      We view our quantitative approach as a competitive advantage and have a history of committing resources to build, maintain and enhance our analytical abilities. In addition to our sizable allocation of staff and resources to technology, a separate research development team is dedicated solely to investment team needs and projects, reporting directly to our Chief Investment Officers. Our preference to build, not buy, software reflects our desire to control underlying assumptions and to allow for the customization of our investment process. We have consistently sought technological advantages to improve the investment process, and continue to devote significant resources in this area.

Investment Management

      Our investment management team is led by John P. Calamos and Nick P. Calamos, our Chief Investment Officers. As the originators of our investment philosophy, they have pursued a team approach for the implementation of that philosophy through our investment process. This team approach currently employs a single integrated investment team for the management of all portfolios, allowing for valuable contributions from different analysts within our company and creating a synergy of expertise that can be applied across many different investment strategies.

      Members of our investment team participate in a career track system that helps institutionalize our investment process by immersing many analysts and other team members in our system from early in their careers. Additionally, key members of the investment team will be eligible to participate in our incentive compensation plan. Through this plan, investment team members will be able to share in the overall success of our company. For a description of this plan, see “Management — Existing Employee Benefit Plans — Calamos Asset Management, Inc. Incentive Compensation Plan.” Our investment management team currently includes approximately 50 members focused on portfolio management and research, trading, portfolio administration and development of analytical models.

Investment Process

      We believe that the financial markets operate in a manner that precludes using a single method of analysis. We believe that market fluctuations call for a more flexible approach. Our long-term investment strategy is based on an investment process that uses a variety of sophisticated quantitative models. Our approach also incorporates academic theory and real-world experience to determine the economic enterprise value of a company. Using this process, our investment management team is able to value all securities within a corporate capital structure. This process is employed in each of our investment strategies.

      The key steps in our investment process are:

•	Assess Business Value. We analyze businesses as would a buyer of the entire company, analyzing financial statements to determine an economic enterprise value.

•	Assess Security Value. Once we understand the value of a business, our investment team focuses on individual security values within its capital structure.

•	Assess Investment Opportunities. By understanding all aspects of a company’s capital structure, we seek to identify opportunities across asset classes (where applicable), as well as investment strategies.

•	Assess the Opportunity’s Role in the Portfolio. Utilizing risk management and portfolio construction techniques, we determine whether an individual security has a place in our investment portfolios and strategies.

Investment Strategies

      The following table describes our investment strategies within the equity, balanced, high yield, convertible and alternative asset classes:

	Assets Under
	Management at
	September 30, 2004
Asset Class	(In billions)	Description

Equity	$13.2	Invests in a range of U.S. and global companies of various market capitalization under both growth and value disciplines
Balanced	9.4	Invests in convertible securities, equities and high yield securities, both in the U.S. and globally
Convertible	7.2	Invests primarily in convertible securities
High Yield	2.7	Invests primarily in high yield securities, or “junk bonds”
Alternative	0.7	Invests primarily in convertible securities and uses short sales of the underlying stock to generate income and hedge against risk

Total	$33.2

Investment Products

      We market our investment strategies to our target clients through a variety of products designed to suit their individual investment needs. We currently offer six types of investment products that fall into the categories of mutual funds and separate accounts.

Mutual Funds

      Mutual funds include registered open-end funds and registered closed-end funds.

Open-End Funds

      At September 30, 2004, we had $17.3 billion of assets under management in open-end funds, representing approximately 52% of our total assets under management. Open-end funds are continually offered and are not listed on an exchange. Open-end funds issue new shares for purchase and redeem shares from those shareholders who sell. The share price for purchases and redemptions of open-end funds is determined by each fund’s net asset value, which is calculated at the end of each business day.

      We currently act as the investment adviser to eight open-end funds offered to customers in a load format. We introduced our first open-end fund, the Convertible Fund, in 1985. We have since expanded our open-end fund products to include equity, balanced, high yield and alternative strategies. Our most recent open-end fund, the Blue Chip Fund, was introduced in December 2003 in order to apply our disciplined investment approach to the large cap sector of the market.

      Calamos Advisors manages the strategies of each of the open-end funds for which it acts as an investment adviser with the goal of achieving higher returns with less risk than that of the broad market. To do so, our investment team focuses on maintaining each strategy’s distinct balance between risk and return throughout the full course of the market cycle. The following table provides the assets under management, risk, overall Morningstar rating and Lipper rankings for each open-end fund managed as of September 30, 2004.

As of September 30, 2004

			Overall Morningstar Rating(3)			Lipper Ranking(4)

		Risk		Number of
Fund/Year of	Assets Under	(Beta vs.		Funds in
Inception(1)	Management	S&P 500)(2)	Category	Category	Rating	Category	Years	Ranking

	(In billions)
Growth/ 1990	$10.7	0.70	Mid-cap growth funds	620	5 stars	Multi-cap growth funds	3	11/349
							5	1/207
							10	1/71

Growth and Income/ 1988	4.2	0.51	Convertible funds	63	5 stars	Multi-cap core funds	3	34/501
							5	5/337
							10	6/110

Convertible/ 1985(5)	1.2	0.55	Convertible funds	63	4 stars	Convertible funds	3	29/62
							5	4/54
							10	1/24

Market Neutral/ 1990(6)	.6	0.06	Conservative allocation funds	216	4 stars	Flexible income funds	3	4/11
							5	3/8
							10	1/6

Global Growth and Income/ 1996	.2	0.47	World allocation funds	32	2 stars	Global multi-cap core funds	3 5	25/54 9/33

High Yield/ 1999	.2	0.39	High yield bond funds	350	4 stars	High current yield funds	3 5	106/350 16/276

Blue Chip/ 2003	.1	N/A	Large blend		Not rated	Multi-cap core funds

Value/ 2002	.1	N/A	Mid-cap blend		Not rated	Multi-cap core funds	1	162/684
							2	118/614

Total	$17.3

(1)	Performance of the Blue Chip and Value Funds reflects the effects of an expense reimbursement, which improved results. For some funds, performance shown includes the effects of an overpayment of dividends and/or capital gains distribution to shareholders of certain classes of shares of the fund (and a corresponding capital contribution by Calamos Advisors) which increased certain return figures.

(2)	Source: Russell/ Mellon Analytical Services LLC. Beta is a historic measure of a fund’s relative volatility. A beta of 0.5 reflects one half of the market’s volatility, while a beta of 2.0 reflects twice the market’s volatility. This column shows risk as measured by the fund’s beta (3 year) compared to the S&P 500 Index, which is an unmanaged index generally considered representative of the U.S. stock market.

(3)	For a description of overall Morningstar ratings, see “Mutual Fund Ratings and Rankings.” Rankings are for Class A shares. As of September 30, 2004: Growth Fund: 5 stars for 3, 5 and 10 years out of 620, 410 and 150 mid-cap growth funds, respectively; Growth and Income Fund: 3 stars for 3 years, 5 stars for 5 and 10 years out of 63, 56 and 25 convertible funds, respectively; Global Growth and Income Fund: 2 stars for 3 years and 5 years out of 32 and 23 world allocation funds, respectively; High Yield Fund: 3 stars for 3 years and 4 stars for 5 years out of 350 and 276 high yield bond funds, respectively; Convertible Fund: 3 stars for 3 years, 4 stars for 5 years, and 5 stars for 10 years out of

63, 56 and 25 convertible funds, respectively; Market Neutral Fund: 4 stars for 3 years, 5 stars for 5 years, and 4 stars for 10 years out of 216, 162 and 48 conservative allocation funds, respectively.

(4)	For a description of Lipper rankings, see “Mutual Fund Ratings and Rankings.” Rankings are for Class A shares.

(5)	Closed to new investments, effective April 30, 2003.

(6)	Closed to new investments, effective March 14, 2003.

      Since 1985, we have actively expanded our open-end fund products to include new strategies that we believe offer attractive risk-adjusted return potential when managed in a manner that is consistent with our core investment philosophy and process. The strategic focus of our sales and marketing effort has been on broadening the number of our products, including open-end funds, offered by each financial intermediary. Additionally, we have proactively responded to changing market conditions by repositioning certain existing open-end funds. For example, in 2003, we renamed the Convertible Growth and Income Fund as the Growth and Income Fund and broadened its investment flexibility in seeking to achieve its investment objectives. We expect to continue to seek opportunities to expand and develop the investment strategies offered in our open-end fund products as market conditions change.

      Closed-End Funds

      At September 30, 2004, we had $5.8 billion of assets under management in closed-end funds, representing approximately 17% of our total assets under management. Closed-end funds typically sell a finite number of shares to investors through underwritten public offerings, unlike open-end funds, which continually offer new shares to investors. After the public offerings, investors buy closed-end fund shares from, and sell those shares to, other investors through an exchange or broker-dealer market.

      We introduced our first closed-end fund, the Convertible Opportunities and Income Fund, in 2002. With this fund, we were among the first managers to combine different asset classes in a single closed-end offering, seeking to enhance returns and limit risk. We have since expanded our closed-end fund products and currently act as the investment adviser to three closed-end funds, each of which trades on the New York Stock Exchange.

      Since 2002, we have sought to capitalize on the success, as measured by risk-adjusted returns and share price performance, achieved by our first closed-end fund, Convertible Opportunities and Income Fund. In 2003, we introduced the Convertible and High Income Fund, to create a product that combines our convertible and high yield strategies. In 2004, we introduced the Strategic Total Return Fund to create a product that seeks total return through a combination of our equity, convertible and high yield strategies. Under favorable market conditions, we expect to continue to seek opportunities to introduce our investment strategies through new closed-end funds that we believe will offer attractive risk-adjusted return potential.

	Assets Under
	Management at	Year of
Fund/Ticker	September 30, 2004	Inception	Description

	(In billions)
Convertible Opportunities and Income/CHI	$1.2	2002	Seeks total return through a combination of capital appreciation and current income by investing in convertible and non-convertible income securities, maintaining at least 35% of managed assets in convertible securities.
Convertible and High Income/CHY	1.4	2003	Seeks total return through a combination of capital appreciation and current income by investing in convertible and high yield securities, maintaining at least 20% of managed assets in each of the above categories.
Strategic Total Return/CSQ	3.2	2004	Seeks total return through a combination of capital appreciation and current income by investing in equity, convertible and high yield securities, maintaining at least 50% of managed assets in equity securities and in securities that are convertible into equity securities.
Total	$5.8

      Each of the closed-end funds employs leverage in its capital structure through the issuance of preferred shares to increase its total assets. The dividends paid to preferred shareholders are based on short-term interest rates, while the proceeds from the issuance of preferred shares are invested by the funds in longer-term taxable securities. In this manner, we seek to generate additional dividend potential for the common shareholders based on historical differences between short-term and long-term taxable interest rates. Our existing closed-end funds have entered into various interest rate transactions designed to manage leverage costs in order to help insulate the funds’ common shareholders from increased preferred dividends during a period of rising short-term interest rates.

Separate Accounts

      Separate accounts include institutional accounts, managed accounts, private client accounts and alternative investments.

Institutional Accounts

      At September 30, 2004, we had $3.1 billion of assets under management in institutional accounts, representing approximately 9% of our total assets under management. Institutional accounts are separately managed accounts for institutional investors such as public and private pension funds, public funds and endowment funds.

      Our first institutional account mandate was initiated in 1981 for a pension fund account that remains a client today. Since initially offering convertible investment strategies to institutions, we have broadened our mandates to include a variety of investment strategies in other asset classes, such as equity, balanced and high yield. Currently our convertible strategies are closed to new accounts. Our subsidiaries act as investment advisor to approximately 100 institutional accounts.

      We focus on growing our institutional business through equity and high yield mandates, managed under both domestic and global objectives. Our target mandates allow for sufficient investment flexibility by which to achieve the objectives of our clients under changing market conditions. We expect to continue to dedicate personnel to support these efforts, in both a sales and service function.

Managed Accounts

      At September 30, 2004, we had $6.6 billion of assets under management in managed accounts, representing approximately 20% of our total assets under management. Managed accounts are separately managed accounts for individual and institutional investors, offered primarily through national and regional broker-dealers. Managed accounts may be structured as investment management agreements between us and the investor directly or us and the broker-dealer.

      We first introduced a managed account through a broker-dealer sponsored platform in 1989. Since initially offering convertible investment strategies to our managed account customers, we have broadened our mandates to include a variety of investment strategies within the balanced, equity and high yield asset classes. Currently our convertible strategies are closed to new accounts. Our subsidiaries act as investment adviser to approximately 25,000 managed accounts, including approximately 68 institutional managed accounts held through 17 broker-sponsored managed account programs. We focus on selectively growing our managed account business through expanded participation in broker-sponsored managed account programs. For programs in which we have a relationship directly with the investor, we target mandates that allow for greater investment flexibility under changing market conditions. We expect to continue to devote personnel resources to support our relationships with broker-dealers, in both a sales and client service function.

Private Client Accounts

      At September 30, 2004, we had $0.4 billion of assets under management in private client accounts, representing approximately 1% of our total assets under management. Private client accounts are separately managed accounts offered directly by us.

      The origins of our private client business date back to 1977. Under this business, we provide customized asset allocation advice to our clients, under the guidance of our investment management team. Our subsidiaries currently act as investment adviser to approximately 800 private client accounts. For our private client accounts, we offer a Managed Mutual Fund Program, providing customized portfolios drawn from our mutual fund family, as well as separately managed accounts. Our private client account group will continue to develop the Managed Mutual Fund Program and will increasingly emphasize our alternative investment products.

Alternative Investments

      At September 30, 2004, we had $17 million of assets under management in alternative investments. Alternative investments include non-registered investment vehicles, primarily hedge funds, offered directly by us to qualified individual and institutional investors.

      Building upon our expertise in risk management, we introduced our first alternative investment product, a multi-strategy hedge fund (originally a convertible arbitrage fund), in 1989. Continued development of alternative products is a key strategic priority for us. We believe that the combination of our investment team approach and analytical resources give us the ability to further excel in this arena, particularly in specialized and underserved market segments. To this end, we expect to introduce multiple new alternative products in the form of private investment partnerships in the future, under a variety of strategies that are consistent with our core investment philosophy and process.

Technology and Intellectual Property

      Our investment approach demands specific requirements for all aspects of the investment process, including risk management, security analysis and trade processing. Our use of in-house technology and software, in particular our proprietary Calamos Corporate System, which we refer to as CCS, is a result of this view, enabling customization of systems across our company. Extending beyond the proprietary software used by our investment team, all of our internal systems are geared to the underlying assumptions that guide the investment process, allowing for a more seamless integration of security analysis, trade processing, accounting and the portfolio administration of almost 25,000 separately managed accounts. Because of this integrated approach, our quantitative analytics can assess securities in a way that we believe is more sophisticated than that of many of our competitors.

      We developed CCS internally and it forms the basis of our risk management/metric system. It is highly integrated into our system for communicating with our clients and suppliers and for automating trade settlements and daily reconciliations. We also have back-up and disaster recovery systems in place. If we fail to improve, protect or enforce our intellectual property rights or if CCS or our software systems do not function properly, we could suffer business disruptions, financial losses, liability to clients and damage to our reputation or be subject to regulatory intervention.

      Trade and service marks and brand name recognition are important to our business. We have rights to the trade and service marks under which our products are offered in connection with financial analysis and consultation, financial portfolio management and financial investment. We have registered certain service marks in the United States and will continue to do so as new trademarks and service marks are developed or acquired. We have taken and will continue to take, action to protect our interests in these service marks.

Distribution, Sales and Client Service

      We distribute our products to individuals and institutions, primarily through financial intermediaries. Our objective is to attract long-term investors with a investment horizon in excess of five years. Consequently, our sales and client service efforts focus on educating our distribution partners and investors on our investment process and philosophy and providing a high level of ongoing client service. We organize our sales and client service into three primary segments: financial intermediaries, institutions and private client.

      Financial Intermediaries. Our products are distributed through financial intermediaries to individual and institutional clients. We have developed an extensive network of third party financial intermediaries that includes national and regional broker-dealers, fund supermarkets, independent broker-dealers and independent financial advisors. Our products are structured to meet the needs of financial intermediaries and their clients, and we opportunistically seek to introduce new products that best deliver our investment strategies to investors through these distribution channels. We offer the open-end funds, closed-end funds and managed accounts to investors through financial intermediaries in our network.

•	Open-end funds. All eight of the open-end funds managed by Calamos Advisors offer share classes with sales charges paid primarily to the financial intermediary. As such, we believe this product type is attractive to our network of financial intermediaries. The open-end funds are offered continuously to investors through four different shares classes, Class A, Class B, Class C and Class I, each of which has a different sales charge structure designed to meet the needs of our financial intermediaries and their clients.

•	Closed-end funds. Calamos Advisors is currently the investment adviser for three closed-end funds, and we have historically used this product to take advantage of a market opportunity and to deliver a timely investment strategy to investors quickly and efficiently. The closed-end funds are distributed through national and regional broker-dealers through underwritten public offerings. As the offering periods for closed-end funds are limited and are accompanied by intensive sales efforts, closed-end fund offerings provide us with a product that allows us to build scale in an investment strategy and deepen brand recognition, in a relatively short period of time.

•	Managed accounts. We have offered separately managed account products to individual and institutional investors through national and regional broker-dealers since 1989. Managed accounts are offered by financial intermediaries to individual and institutional investors. These types of accounts are an attractive alternative to some investors as they provide the opportunity to customize investment guidelines and tax efficiencies.

      Client accounts held at our top five financial intermediaries represented approximately 39% of our assets under management as of June 30, 2004. Merrill Lynch & Co. acted as intermediary for approximately 19% and 15% of our assets under management and Citigroup acted as the intermediary for approximately 11% and 9%, of our assets under management as of December 31, 2003 and June 30, 2004, respectively. No other institution or entity acts as an intermediary for more than 10% of our assets under management as of December 31, 2003 and June 30, 2004, respectively.

      Our financial intermediary sales effort is handled by sales professionals who are located both in our headquarters in Naperville, Illinois and across the United States. Our sales professionals develop and maintain relationships with the registered representatives of financial intermediaries to facilitate their sales efforts with their clients with respect to open-end funds, closed-end funds and managed accounts. In particular, our sales professionals seek to develop the Calamos brand through deepening recognition and understanding of our investment process and strategies among representatives of financial intermediaries. Our sales professionals act in a consultative role, conducting investment seminars and training sessions, as well as providing literature such as prospectuses and approved marketing materials. In addition, we have client service professionals who work directly with our shareholders and representatives of our financial intermediaries on ongoing basis. Our open-end and closed-end fund client service effort is currently supplemented by a third party shareholder service center that handles account-related matters.

      Institutions. Our institutional account products are distributed to institutions directly or through independent consultants that are dedicated to advising the institutional investor community. We have offered institutional account products directly to public and private pension funds, public funds and endowment funds since 1981. Our marketing effort is led by our institutional client relationship management team, which is responsible for identifying and marketing to prospective institutional clients, responding to requests for investment management proposals, providing ongoing client service to existing institutional accounts and developing relationships with independent consultants. Our institutional marketing, sales and client service efforts are also supported, as necessary, by members of our investment management team.

      Private Client. Through our private client group we provide the full array of Calamos products to individual investors, including mutual funds and alternative investment products. Our private client group provides a wide range of services to our private clients, including asset allocation and ongoing portfolio monitoring.

      To support our distribution, sales and client service efforts described above, we have developed an investor marketing and communications group. This group focuses on providing outlooks and market insights of the investment team as well as creating information on our products and strategies tailored to specific investor segments. The group thus provides support to all of our financial intermediary, institutional and private client professionals.

      We believe our culture of excellence, our focus on attracting and retaining long-term investors and our high level of client service differentiates our distribution, sales and client service.

Competition

      In order to grow our business, we must be able to compete effectively for assets under management. We have historically competed principally on the basis of:

•	investment performance;

•	quality of service provided to clients;

•	brand recognition and business reputation;

•	continuity of client relationships and of assets under management;

•	continuity of our selling arrangements with intermediaries;

•	the range of products offered;

•	level of fees and commissions charged for services;

•	level of expenses paid to financial intermediaries related to administration and/or distribution; and

•	financial strength.

      We have succeeded in growing aggregate assets under management, and we believe that we will continue to be able to do so by focusing on investment performance and client service and by developing new products and new distribution capabilities.

      We compete in all aspects of our business with a large number of investment management firms, commercial banks, broker-dealers, insurance companies and other financial institutions. A number of factors serve to increase our competitive risks:

•	Some of our competitors have greater capital and other resources, and offer more comprehensive lines of products and services, than we do.

•	Consolidation within the investment management industry, and the securities industry in general, has served to increase the size and strength of a number of our competitors.

•	There are relatively few barriers to entry by new investment management firms, and the successful efforts of new entrants into our various lines of business, including major banks, insurance companies and other financial institutions, have resulted in increased competition.

•	Other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

These and other factors could reduce our earnings and revenues and materially adversely affect our business.

      If the investments we choose perform poorly, we could lose existing clients and may be unable to attract new clients. These factors may place us at a competitive disadvantage, reduce our earnings and revenues, and materially adversely affect our business, and we cannot be sure that our strategies and efforts to maintain our existing assets and attract new business will be successful.

Employees

      At September 30, 2004, we had 263 full-time employees, including 55 in portfolio management, 63 in sales, marketing and client communications, 46 in information systems, 54 in operations and 45 in general and administrative, including human resources, legal and finance.

Facilities

      Our principal executive offices are located at 1111 E. Warrenville Road, Naperville, Illinois 60563, where we occupy approximately 35,000 square feet of space under a month-to-month lease. A subsidiary of Calamos Property Holdings LLC, which is owned by the stockholders of Calamos Family Partners, Inc., is constructing and will own a new, state-of-the-art office facility at 2020 Calamos Court, Naperville, Illinois 60563, which will serve as our principal executive offices upon its expected completion in mid-2005. We have entered into a lease for approximately 140,000 square feet of office space for our operations. We also have office space in Lisle, Illinois where we occupy approximately 27,000 square feet of space under a lease with a third party.

Legal Proceedings

      In the normal course of business, we may be subject to various legal proceedings from time to time. Currently, there are no legal proceedings pending against us or any of our subsidiaries.

REGULATORY ENVIRONMENT

      Virtually all aspects of our businesses are subject to extensive regulation in the United States at both the federal and state level, as well as by self-regulatory organizations in the case of our broker-dealer subsidiary. These laws and regulations are primarily intended to protect investment advisory clients and shareholders of registered investment companies. Under these laws and regulations, agencies that regulate investment advisers, such as Calamos Advisors, have broad administrative powers, including the power to limit, restrict or prohibit an investment adviser from carrying on its business in the event that it fails to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures, and fines.

      Calamos Advisors is registered as an investment adviser with the SEC. As a registered adviser, it is subject to the requirements of the Investment Advisers Act, and the SEC’s regulations thereunder, as well as to examination by the SEC’s staff. The Investment Advisers Act imposes substantive regulation on virtually all aspects of Calamos Advisors’ advisory business and its relationship with its clients. Applicable requirements relate to, among other things, fiduciary duties to clients, engaging in transactions with clients, maintaining an effective compliance program, performance fees, solicitation arrangements, conflicts of interest, advertising, and recordkeeping, reporting and disclosure requirements. The mutual funds Calamos Advisors manages are registered with the SEC under the Investment Company Act. The Investment Company Act imposes additional obligations, including detailed operational requirements on both the funds and their adviser. Moreover, an investment adviser’s contract with a registered fund may be terminated by the fund on not more than 60 days’ notice, and is subject to annual renewal by the fund’s board after an initial two-year term. As discussed below, both the Investment Advisers Act and the Investment Company Act regulate the “assignment” of advisory contracts by the adviser. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act and the Investment Company Act, ranging from fines and censures to termination of an investment adviser’s registration. The failure of Calamos Advisors or the registered funds advised by Calamos Advisors to comply with the requirements of the SEC could have a material adverse effect on us.

      In response to recent scandals in the financial services industry regarding late trading, market timing and selective disclosure of portfolio information, various legislative and regulatory proposals are pending in or before, or have been adopted by, the U.S. Congress and the various regulatory agencies that supervise our operations, including the SEC. Additionally, the SEC, the NASD and other regulators, as well as Congress, are investigating certain practices within our industry.

      Currently, four bills regarding the mutual fund industry have been proposed in the U.S. Senate, one of which is the Mutual Fund Reform Act of 2004, or the Mutual Fund Reform Act. If enacted, the Mutual Fund Reform Act would, among other things, eliminate asset-based distribution fees or Rule 12b-1 fees with respect to open-end funds. The Mutual Fund Reform Act would also prohibit revenue sharing, which allows a mutual fund company to pay for “shelf space” at brokerage firms or other intermediaries selling mutual funds shares, as well as “soft dollar” arrangements. If these reforms are adopted, it may become more expensive for fund sponsors to distribute and manage funds, since fund assets will not be available to defray certain costs.

      The Sarbanes-Oxley Act of 2002 and rules promulgated by the SEC have significantly changed the corporate governance requirements applicable to mutual funds. For example the SEC has recently approved a new regulation that generally requires at least three-quarters of a registered fund’s board of directors to be independent, i.e., persons that are not interested persons of the investment company or its investment adviser. The regulation also requires that the chairman of the fund’s board be independent. The independent directors will have to hold quarterly meetings without fund executives.

      The SEC has also adopted new rules requiring every registered fund to adopt and implement written policies and procedures designed to detect and prevent violations of federal securities law, to review these policies annually for adequacy and effectiveness, and to designate a chief compliance officer reporting directly to the fund’s board of directors or trustees. Registered advisers must also adopt a written compliance program to ensure compliance with the Investment Advisers Act and appoint a chief compliance officer. These compliance programs were required to be in place by October 5, 2004. Some of these compliance rules, as well as other new disclosure requirements that have recently been adopted, are intended to deal with abuses in areas of late trading and market timing of mutual funds. These new rules require additional and more explicit disclosure of market timing policies and procedures, as well as that funds have formal procedures in place to comply with their representations regarding market timing policies. The SEC has also proposed a “hard 4:00 p.m. rule,” contemplating that all purchase and sale orders for a mutual fund’s shares be received by the fund, rather than by intermediaries through which shares may be bought or redeemed, before the fund prices its shares, generally 4:00 p.m. ET, for an investor to receive that day’s price.

      These regulatory and legislative initiatives, to the extent enacted or adopted, could have a substantial impact on the regulation and operation of mutual funds, investment advisers and broker-dealers and could adversely affect our manner of operation and profitability. See “Risk Factors — Risks Related to Our Industry” for more information about how these proposals may materially adversely affect our business.

      We derive a substantial majority of our revenues from investment advisory services through investment management agreements. Under the Investment Advisers Act, Calamos Advisors’ investment management agreements may not be assigned without the client’s consent. Under the Investment Company Act, advisory agreements with registered funds such as the mutual funds managed by Calamos Advisors terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in Calamos Advisors. The Reorganization will not constitute an assignment for these purposes. Accordingly, we do not intend to seek client consents or fund board and shareholders approvals of new investment advisory agreements in connection with this offering.

      In its capacity as a broker-dealer, Calamos Financial Services is subject to regulations that cover all aspects of its business, including sales practices, use and safekeeping of client’s funds and securities, capital structure of securities firms, recordkeeping and the conduct of directors, officers and employees. Violation of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censure or fines and the suspension or expulsion of a firm, its officers or employers. Calamos Financial Services is also required to maintain certain minimum net capital and cash reserves for the benefit of its customers.

      Under the rules and regulations of the SEC promulgated pursuant to the federal securities laws, Calamos Advisors and Calamos Financial Services are subject to periodic examination by the SEC. Calamos Financial Services is also subject to periodic examination by the NASD.

      Our subsidiaries are subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and to regulations promulgated thereunder, insofar as they are “fiduciaries” under ERISA with respect to benefit plan clients. ERISA and applicable provisions of the Internal Revenue Code of 1986, as amended, impose certain duties on persons who are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan clients and provide monetary penalties for violations of these prohibitions. Our failure to comply with these requirements could have a material adverse effect on our business.

MANAGEMENT

Directors and Executive Officers

      We expect that the following persons will be our executive officers and directors at the time of this offering:

	Age as of
Name	September 30, 2004	Position Held

John P. Calamos	64	Chairman, Chief Executive Officer and Co- Chief Investment Officer
Nick P. Calamos	43	Senior Executive Vice President, Co-Chief Investment Officer and Director
Patrick H. Dudasik	49	Executive Vice President, Chief Financial Officer and Treasurer
James S. Hamman, Jr.	34	Executive Vice President, General Counsel and Secretary
Timothy W. Kaczmarek	51	Executive Vice President, Chief Technology Officer
David M. Swanson	47	Executive Vice President, Distribution
Nimish S. Bhatt	41	Senior Vice President, Director of Operations
Bruce D. Innes	55	Senior Vice President, Director of Human Resources
Arthur L. Knight	66	Director

      John P. Calamos, our founder, is our Chairman, Chief Executive Officer and Co-Chief Investment Officer. Mr. Calamos founded our predecessor company in 1977. He is currently the Chairman, Chief Executive Officer and Co-Chief Investment Officer of Calamos Family Partners, Inc. and will continue as its President after the consummation of the Reorganization. Prior to founding our predecessor company, he was enlisted in the United States Air Force and ultimately earned the rank of Major. Mr. Calamos received his undergraduate degree in Economics and an M.B.A. in Finance from the Illinois Institute of Technology. He is a member of the Investment Analysts Society of Chicago.

      Nick P. Calamos is our Senior Executive Vice President and Co-Chief Investment Officer and a director of our company. Mr. Calamos is the nephew of Mr. John P. Calamos. He is currently the Senior Executive Vice President and Co-Chief Investment Officer of Calamos Family Partners Inc. and will continue as its Vice President after the consummation of the Reorganization. He joined our predecessor company in 1983 and has more than 20 years of experience in the investment industry, overseeing research and portfolio management. He received his undergraduate degree in Economics from Southern Illinois University and an M.S. in Finance from Northern Illinois University. A Charter Financial Analyst (CFA), Mr. Calamos is a member of the Investment Analysts Society of Chicago.

      Patrick H. Dudasik is our Executive Vice President, Chief Financial Officer and Treasurer. He currently holds those positions with Calamos Family Partners, Inc., but will not be an employee of that company after consummation of the Reorganization. Mr. Dudasik joined our predecessor company in 2001 and, as its Chief Financial Officer, has had responsibility for all financial and tax reporting, product pricing and budgeting areas of the company. Prior to joining our predecessor company, Mr. Dudasik worked for 18 years at Zurich Kemper Investments, Inc., where he most recently served as Executive Vice President and Chief Financial Officer. Prior to that, he worked at KPMG for three years. Mr. Dudasik has a B.S. in accounting from Southern Illinois University and is a CPA.

      James S. Hamman, Jr. is our Executive Vice President, General Counsel and Secretary. He currently holds those positions with Calamos Family Partners, Inc., but will not be an employee of that company after consummation of the Reorganization. Mr. Hamman joined our predecessor company in 1998 and, as its General Counsel and Secretary, has been responsible for all legal, compliance and internal audit matters for the company. Prior to joining our predecessor company, Mr. Hamman was Vice President and Associate Counsel for Scudder Kemper Investments, Inc. in Chicago from 1996 to 1998, where he was responsible for legal and compliance matters with respect to the registration and administration of Kemper mutual funds. From 1993 to 1996, he was an associate with Vedder, Price, Kaufman and Kammholz, P.C., providing legal advice relating to general corporate and securities matters, with an emphasis on investment services law. Mr. Hamman has a B.A. in accounting from the University of Notre Dame and a J.D. from Northwestern University School of Law.

      Timothy W. Kaczmarek is our Executive Vice President and Chief Technology Officer. He currently holds those positions with Calamos Family Partners, Inc., but will not be an employee of that company after consummation of the Reorganization. Mr. Kaczmarek joined our predecessor company in 2003 and, as its Executive Vice President and Chief Technology Officer, has been responsible for all information technology applications, development and support for the company. Prior to joining our predecessor company, he worked for 28 years at The Northern Trust Company, where he held a variety of positions, spending his final five years at the company as senior vice president of Information Technology for Northern Trust Global Investments. Mr. Kaczmarek has a B.S. in Mathematics from the University of Illinois (Chicago) and a Masters in Management from the Kellogg School of Management at Northwestern University.

      David M. Swanson is our Executive Vice President, Distribution. He currently holds those positions with Calamos Family Partners, Inc., but will not be an employee of that company after consummation of the Reorganization. He joined our predecessor company in 2004. Prior to that time, Mr. Swanson served as Chief Operating Officer of the Van Kampen Investments unit of Morgan Stanley where he was a Managing Director. Mr. Swanson joined Van Kampen as Chief Marketing Officer in 2000 after serving as Managing Director & Director of Marketing and Product Management — Kemper Funds for Scudder Kemper Investments, Inc. During this period, Mr. Swanson also served as President and CEO of Scudder, Stephens and Clark, Canada, Ltd. Mr. Swanson began his career in 1980 in the Marketing department of Sears, Roebuck and Co. and entered the investment management industry as a Senior Product Manager with Kemper Financial Services in 1987. He subsequently held the titles of Vice President — Director of Product Marketing & Product Management and First Vice President — Director of Shareholder Marketing. Mr. Swanson earned his B.S. in Journalism from Southern Illinois University and a Masters of Management degree from the Kellogg School of Management at Northwestern University.

      Nimish S. Bhatt is our Senior Vice President and Director of Operations. He currently holds those positions with Calamos Family Partners, Inc., but will not be an employee of that company after consummation of the Reorganization. He joined our predecessor company in 2004 and, as its Senior Vice President, Director of Operations, has had responsibility for accounting and administration of mutual funds, hedge funds and separately managed accounts. Prior to joining our predecessor company, he spent more than 15 years in accounting and tax administration in the financial services industry. From 1996 through 2003, Mr. Bhatt served as senior vice president of Alternative Investment Products, Tax & Quality Assurance for BISYS Investment Services. Mr. Bhatt has a B.S. in advanced accounting and auditing and a law degree in taxation from India’s Gujarat University. He also has an M.B.A. from The Ohio State University. Mr. Bhatt is a member of the Investment Company Institute’s Accounting, Treasurer and Tax Committee, as well as National Investment Company Association’s Operations and Tax Committee.

      Bruce D. Innes is our Senior Vice President and Director of Human Resources. He currently holds those positions with Calamos Family Partners, Inc., but will not be an employee of that company after consummation of the Reorganization. He joined our predecessor company in 2001 and, as its Senior Vice President, Director of Human Resources, has had responsibility for all human resources activities, including recruiting, employee relations, organizational development, compensation, benefits, training, succession planning and talent assessment. Prior to joining our predecessor company, Mr. Innes was a managing director/ partner in the Global Asset Management Practice of A.T. Kearney Executive Search. Mr. Innes was director of recruiting, vice president and finally senior vice president of Human Resources for Kemper Financial Services, Inc. from 1989 to 1999. Prior to that he worked in the Executive Search

Practice of KPMG Peat Marwick. Mr. Innes has a B.A. in Communications from The Ohio State University.

      Arthur L. Knight will be an independent member of our board of directors. Since 1994, Mr. Knight has served as a business consultant and independent director for a number of private and public, industrial, financial and service companies. Currently he serves on the board of directors of STS Consultants, Ltd., Frain Industries, Inc. and CrossCom National, Inc. Prior to 1994, Mr. Knight served as President, Chief Executive Officer and Director of Morgan Products, Ltd., a New York Stock Exchange listed company. Prior thereto, he held a number of executive positions with Houdaille Industries, Inc., also a New York Stock Exchange listed company, and its successors. His final position at Houdaille was President, Chief Executive Officer and Director of John Crane Houdaille, Inc. Mr. Knight is a member of the National Association of Corporate Directors. He received a B.A. from Dartmouth College and MBA from the University of New York at Buffalo.

Our Board of Directors

      Our board of directors will consist of five directors, three of whom will be independent directors. Prior to or following the consummation of this offering, Arthur L. Knight and two other independent directors who are not affiliated with our company or Calamos Family Partners, Inc. will be elected to our board of directors.

Committees of the Board

      Prior to or immediately following the consummation of this offering, our board of directors will establish an audit committee, a compensation committee and a nominating and governance committee. The composition, duties and responsibilities of these committees are set forth below. Committee members will hold office for a term of one year. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

      Our board will designate an audit committee consisting of at least three directors, at least one of whom we expect to be an “audit committee financial expert” as defined in the SEC rules. Each member of the audit committee will be financially literate at the time such member is appointed. The composition of the audit committee will satisfy the independence and other requirements of the Nasdaq National Market and the SEC.

      The audit committee will have at least four regular meetings each year. The result of each meeting will be reported at the next regular meeting of our board.

      The audit committee will have the responsibility for overseeing, among other things:

•	our accounting and financial reporting processes;

•	the quality and integrity of our financial statements;

•	the quality and integrity of our systems of internal controls;

•	our compliance with laws and regulations;

•	our independent auditor’s qualifications and independence; and

•	the performance of our independent auditor.

      To fulfill these responsibilities, the audit committee will, among other things:

•	review our policies with respect to risk assessment and risk management;

•	consider the effectiveness of our disclosure controls and procedures to promote timely, accurate, compliant and meaningful disclosure in our periodic reports filed with the SEC;

•	review periodically with the independent auditors their assessment as to the adequacy of our structure of internal controls over financial accounting and reporting;

•	review our accounting policies and practices to ensure they meet the requirements with respect to the FASB, the SEC and the American Institute of Certified Public Accountants;

•	select, evaluate and, if necessary, replace our independent auditors;

•	meet with the independent auditors, the internal auditors and senior management to review the scope, planning and staffing of the proposed audit;

•	review with management earnings press releases, as well as financial information and earnings guidelines provided to analysts and rating agencies;

•	set clear hiring policies with respect to any current or former employees of our independent auditors; and

•	establish procedures for the receipt, retention and treatment of complaints we receive regarding our internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of their concerns regarding questionable accounting and auditing matters.

Compensation Committee

      Our board will designate a compensation committee that will consist of at least three directors. Notwithstanding the exemption from independence requirements available to us as a controlled company, the composition of the compensation committee will satisfy the independence requirements of the Nasdaq National Market. The nominating and governance committee will recommend to our board nominees for the compensation committee. The primary responsibility of the compensation committee will be to develop and oversee the implementation of our philosophy with respect to the compensation of our officers. In that regard, the compensation committee will, among other things:

•	recommend compensation of our directors, including equity-based compensation, to our board for approval;

•	review and approve corporate goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluate the chief executive officer’s performance in light of the goals and, based on such evaluation, determine the chief executive officer’s compensation;

•	determine the total compensation for our named executive officers;

•	with respect to our equity-based compensation plans, approve the grants of stock options and other equity-based incentives as permitted under our compensation plans; and

•	review and make recommendations to our board regarding new employment, consulting, retirement and severance agreements and arrangements proposed for our senior executives.

Nominating and Governance Committee

      Our board will designate a nominating and governance committee that will consist of at least three directors. Notwithstanding the exemption from independence requirements available to us as a controlled company, the composition of the nominating and governance committee will satisfy the independence requirements of the Nasdaq National Market. The nominating and governance committee will, among other things:

•	identify individuals qualified to serve as our directors;

•	recommend qualified individuals for election to our board of directors at annual meetings of stockholders; and

•	recommend to our board the directors to serve on each of our board committees.

      To fulfill these responsibilities, the nominating and governance committee will:

•	review periodically the composition of our board;

•	identify and recommend director candidates for our board;

•	recommend to our board nominees for election as directors;

•	recommend to our board the composition of the committees of the board;

•	review periodically our corporate governance guidelines and recommend governance issues that should be considered by our board; and

•	establish criteria and processes for, and lead the board and each Committee of the board, in annual performance self-evaluation.

Executive Officers

      Our executive officers will be appointed by the board of directors on an annual basis and will serve until the next annual meeting of the board of directors or until their successors have been duly elected and qualified. Each of the Chairman of the Board and the Chief Executive Officer will be appointed by the Class B Directors, subject to approval of the remaining directors.

      Our executive officers will also serve as the executive officers of Calamos Holdings LLC, each holding the same respective office.

Governance Documents

Certificate of Incorporation

      Our amended and restated certificate of incorporation will provide for our two classes of common stock and will also contain the provisions governing the voting rights of our Class B common stock, the conversion of our Class B common stock into, and the exchange of membership units in Calamos Holdings LLC not owned by us for, shares of our Class A common stock. For a description of these provisions, see “— Our Board of Directors” and “Description of Capital Stock.” In addition, our amended and restated certificate of incorporation will authorize our board of directors to, without further stockholder approval, issue shares of preferred stock from time to time with such rights as they may determine.

      Pursuant to our amended and restated certificate of incorporation, our board of directors will consist of five directors, two of which will be elected by the holder of our Class B common stock, which we refer to as the “Class B directors,” and the remaining directors will be elected by all of our stockholders voting together as a single class. Any vacancy on our board of directors resulting from death, resignation, disqualification, removal or other causes with respect to any director (other than a Class B director), and any newly created directorships resulting from any increase in the number of directors (other than Class B directors), may be filled only by the affirmative vote of a majority of the remaining directors, subject to the approval of the Class B directors. Any vacancy on our board of directors resulting from the death, resignation, disqualification, removal or other causes with respect to a Class B director may be filled only by the affirmative vote of the remaining Class B directors then in office or by the sole remaining Class B director. In the absence of a sole remaining Class B director, such vacancies may be filled only by a majority vote of the holders of the Class B common stock, voting separately as a class. Any director (other than a Class B director) may be removed from office for cause at any time by the affirmative vote of the holders of record of outstanding shares representing at least a majority of the voting power of the common stock and any preferred stock, voting together as a single class. Any Class B director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of record of outstanding shares of Class B common stock representing at least a majority of the voting power of the Class B common stock, voting separately as a class.

Overview of Corporate Opportunity and Conflict of Interest Policies

      In order to address certain potential conflicts of interest between us and John P. Calamos, Nick P. Calamos and John P. Calamos, Jr., members of their immediate family and affiliates, John P. Calamos, Nick P. Calamos and John P. Calamos, Jr. have agreed to limitations on their activities in the investment management business. See “Management — Governance Documents — Non-Competition Agreements.” In addition, our amended and restated certificate of incorporation will contain provisions concerning the conduct of certain of our affairs as the case may involve John P. Calamos, Nick P. Calamos or John P. Calamos, Jr., members of their immediate families and affiliates, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection therewith.

      For purposes of these provisions:

      “Calamos Person” means (1) Calamos Family Partners, Inc., (2) each of John P. Calamos, Nick P. Calamos and John P. Calamos, Jr., (3) any member of the immediate families of John P. Calamos, Nick P. Calamos and John P. Calamos, Jr. who is at the time one of our officers or directors, (4) each of The John P. Calamos 1985 Trust dated August 21, 1985, The John P. Calamos Annuity Trust dated June 21, 1998 and The John P. Calamos Annuity Trust II dated November 1, 1998, and (5) any Person in which one or a group of the persons qualifying as a Calamos Person pursuant to clauses (1), (2), (3) or (4) above beneficially own a controlling interest in the outstanding voting securities or comparable interests.

      “CAM Group” means us, Calamos Holdings LLC and our respective subsidiaries.

      “Corporate Opportunities” means, with respect to opportunities potentially allocable to the CAM Group, business opportunities that (1) the CAM Group is financially able to undertake, (2) are, from their nature, in the line or lines of business of a member of the CAM Group and are of practical advantage to a member of the CAM Group, and (3) are ones in which a member of the CAM Group has an interest or a reasonable expectancy; provided, however, that “Corporate Opportunities” do not include transactions in which a member of the CAM Group or a Calamos Person is permitted to participate pursuant to any agreement between a member of the CAM Group and such Calamos Person that is entered into with the affirmative vote of a majority of the independent directors on our board of directors or any committee of the board, even if the independent members of our board of directors are less than a quorum, and do not include passive investments.

Corporate Opportunity Policy

      If a Calamos Person acquires knowledge of a potential transaction or a matter which is a Corporate Opportunity, such Calamos Person will have a duty to communicate that Corporate Opportunity to us in which case the Corporate Opportunity will belong to the CAM Group.

      In the event that a director or officer of the CAM Group (other than a Calamos Person) who is also a director or officer of an entity which is at the time a Calamos Person acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity for both a Calamos Person and the CAM Group, such Corporate Opportunity will belong to the CAM Group, unless the Corporate Opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of such entity which is at the time a Calamos Person, in which case the Corporate Opportunity will belong to such Calamos Person to the same extent as if the Corporate Opportunity came directly to such Calamos Person.

      Under our amended and restated certificate of incorporation, a director or officer of the CAM Group (other than a Calamos Person) who acts in accordance with the foregoing policy (1) will be deemed fully to have satisfied his or her fiduciary duties, including the duty of loyalty, to the CAM Group and its stockholders with respect to such Corporate Opportunity and not to have derived an improper benefit; (2) will not be liable to the CAM Group or its stockholders for any breach of fiduciary duty by reason of the fact that a Calamos Person pursues or acquires such Corporate Opportunity or directs such Corporate Opportunity to another person or does not communicate information regarding such Corporate Opportunity to the CAM Group; and (3) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the CAM Group.

      Any Corporate Opportunity that belongs to a Calamos Person or to the CAM Group pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person) unless and until such Calamos Person or the CAM Group, as the case may be, determines not to pursue the Corporate Opportunity. In the case of the CAM Group, any determination not to pursue a Corporate Opportunity must be approved by a majority of the independent directors on our board of directors or any committee of the board, even if the independent members of our board of directors are less than a quorum. If the party to whom the Corporate Opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such Corporate Opportunity diligently and in good faith, the other party may pursue such Corporate Opportunity (or direct it to another person).

      Notwithstanding anything to the contrary, the foregoing provisions will expire on the date that all Calamos Persons cease to own beneficially common stock representing, in the aggregate, at least 30% of the total voting power of our outstanding voting stock.

Conflict of Interests Policy

      Our amended and restated certificate of incorporation will provide that no contract, agreement, arrangement or transaction, or any amendment, modification or termination of any such contract, agreement, arrangement or transaction, or any waiver of any right thereunder, entered into, made effected or given after the date on which this offering is consummated (each, a “Transaction”) between the CAM Group and (i) a Calamos Person, (ii) any entity in which a director of the CAM Group has a financial interest (a “Related Entity”), or (iii) one or more of the directors or officers of the CAM Group or any Related Entity; will be voidable solely because any of the persons listed in (i) through (iii) above are parties thereto, if the standard specified below is satisfied. Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of our board of directors or committee of the board that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Calamos Person, the Related Entity, and the directors and officers of the CAM Group or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any fiduciary duties, including the duty of loyalty, they may have to the CAM Group and its stockholders with respect to such Transaction if any of the following three requirements are met:

(i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to our board of directors or the committee of the board that authorizes the Transaction, and our board of directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the independent members of our board or on such committee, even if the independent directors are less than a quorum;

(ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of voting stock entitled to vote thereon, and the Transaction is specifically approved by the vote of the holders of a majority of the voting power of the then outstanding voting stock not owned by such Calamos Person or such Related Entity, voting together as a single class; or

(iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the independent members of our board of directors or of the applicable committee of the board or by vote of the holders of a majority of the voting power of the then outstanding voting stock not owned by such Calamos Person or such Related Entity, voting together as a single class.

      Our amended and restated certificate of incorporation will also provide that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (1), (2) or (3) above, will be deemed to be entirely fair to the CAM Group and its stockholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to the CAM Group and its stockholders.

      For a description of the requirements for amending our amended and restated certificate of incorporation, see “Description of Capital Stock — Amendments.”

Bylaws

      Our amended and restated bylaws will provide for the committees of our board of directors described above under “— Board of Directors — Committees of the Board.” Our amended and restated bylaws will also provide for meetings of our board and meetings of our stockholders. For a description of the provisions governing such meetings, see “Description of Capital Stock — Board Meetings” and “Description of Capital Stock — Stockholder Meetings.”

      Our amended and restated bylaws will provide that the business of our company will be managed under the direction of our board of directors and that our board may, subject to specifically provided approval procedures and except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by us. Without limiting the general powers of the board, our amended and restated bylaws will provide that we may not, and we may not permit any subsidiary of ours to, and no officer, employee or agent of ours may, take any of the following actions without the prior approval of our board of directors:

•	any merger, consolidation, dissolution or liquidation of our company, Calamos Holdings LLC or any other subsidiary of ours or any transaction having the same effect,

•	except pursuant to the conversion or exchange rights set forth in our amended and restated certificate of incorporation, the limited liability company agreement of Calamos Holdings LLC, as amended or similar constitutive documents of any other subsidiary and issuances pursuant to the Calamos Asset Management, Inc. Incentive Compensation Plan, (1) the authorization of any equity security of ours or any membership unit or other equity interest in any subsidiary of ours (including, without limitation, in each case, any security convertible or exchangeable for such an equity security or interest), (2) the issuance, cancellation, alteration, modification, redemption or any change in, of, or to, any equity security of ours (other than any Class B common stock) or any membership unit or other equity interest in any subsidiary of ours (including, without limitation, in each case, any security convertible or exchangeable for such an equity security or interest), or (3) the authorization, issuance, cancellation, alteration, modification, redemption or any change in, of, or to, any right, option, put, call or warrant with respect to the equity securities or other equity interest referred to in clause (2),

•	the transfer or other disposition of, or placing of any encumbrance on, any material asset of ours, Calamos Holdings LLC or any other subsidiary of ours, except for certain permitted encumbrances,

•	the acquisition of any interest in, or the making of any loan or extension of credit to, another person by us, Calamos Holdings LLC or any other subsidiary of ours for or in an amount in excess of $10,000,000; any capital expenditure (or series of related capital expenditures) by us, Calamos Holdings LLC or any other subsidiary of ours in excess of $10,000,000; or any debt, loan or borrowing of ours, Calamos Holdings LLC or any other subsidiary of ours exceeding $10,000,000 outstanding in the aggregate at any time, or any revolving credit facility of ours, Calamos Holdings LLC or any other subsidiary of ours permitting aggregate borrowings at any one time outstanding to exceed $10,000,000,

•	adoption and approval of any business plan for our company, Calamos Holdings LLC or any other subsidiary of ours, and

•	adoption of any incentive or other employee benefit plan by our company, Calamos Holdings LLC or any other subsidiary of ours.

      Additionally, the following actions will require the approval of the Class B directors:

•	any merger, consolidation, dissolution or liquidation of our company, Calamos Holdings LLC or any other subsidiary of ours or any transaction having the same effect, and

•	except pursuant to the conversion or exchange rights set forth in our amended and restated certificate of incorporation, the limited liability company agreement of Calamos Holdings LLC, as amended or similar constitutive documents of any other subsidiary and issuances pursuant to the Calamos Asset Management, Inc. Incentive Compensation Plan, (1) the authorization of any equity security of ours or any membership unit or other equity interest in any subsidiary of ours (including, without limitation, in each case, any security convertible or exchangeable for such an equity security or interest), (2) the issuance, cancellation, alteration, modification, redemption or any change in, of, or to, any equity security of ours (other than any Class B common stock) or any membership unit or other equity interest in any subsidiary of ours (including, without limitation, in each case, any security convertible or exchangeable for such an equity security or interest), or (3) the authorization, issuance, cancellation, alteration, modification, redemption or any change in, of, or to, any right, option, put, call or warrant with respect to the equity securities or other equity interest referred to in clause (2).

      The amended and restated bylaws will further provide that the following actions will require the approval of the Class B directors and a majority of the independent members of our board of directors:

•	any amendment, change or other modification or restatement of our certificate of incorporation or bylaws, the limited liability company agreement of Calamos Holdings LLC or any similar constitutive document of any other subsidiary of ours (other than any amendment to effect a merger or consolidation or any transaction having the same effect), and

•	the conduct by us, Calamos Holdings LLC or any other subsidiary of ours of any business other than the investment advisory or investment management business and any ancillary or related businesses, or the establishment of a new entity to conduct any such business, and

•	the authorization, issuance, cancellation, alteration, modification, redemption or any change in, of, or to, any Class B common stock or any right, option, put, call or warrant with respect to any Class B common stock.

      Our officers will be appointed by the board of directors, except for our chairman and chief executive officer who will be appointed by the Class B directors, subject to the approval of a majority of the other members of the board of directors; provided, however, that our chairman and chief executive officer may be removed by a majority of the members of our board of directors.

      For a description of the requirements for amending our amended and restated bylaws, see “Description of Capital Stock — Amendments.”

Limited Liability Company Agreement of Calamos Holdings LLC

      In connection with the Reorganization, Calamos Family Partners, Inc., John P. Calamos and our company will enter into a limited liability company agreement, pursuant to which we will become the sole Manager of Calamos Holdings LLC. As the sole Manager of Calamos Holdings LLC, we will have unilateral control over all of the affairs and decision making of Calamos Holdings LLC. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Calamos Holdings LLC and the day-to-day management of Calamos Holdings LLC’s business. Furthermore, we cannot be removed as the sole Manager of Calamos Holdings LLC without our approval.

      Pursuant to the limited liability company agreement, cash will be distributed to members, and profits and losses will be allocated among members, in accordance with their respective equity interests in Calamos Holdings LLC. Also pursuant to the limited liability company agreement transfers of membership units of Calamos Holdings LLC will be restricted. John P. Calamos and Calamos Family Partners, Inc. and its affiliates may transfer some or all of the membership units owned by it to (a) John P. Calamos, Nick P. Calamos and John P. Calamos, Jr., any of their immediate family members, any entity in which one or more of them owns a controlling interest of the outstanding voting securities, any trustee of a trust (or such trust) for the primary benefit of any of them, or the executor, administrator, guardian, conservator or trustee of the estate of any of them, if applicable (a “CFP Permitted Transferee”), (b) to us in exchange for Class A Common Stock in accordance with our amended and restated certificate of incorporation or (c), in the case of a trust referred to in clause (a) above, pursuant to the terms of the applicable trust agreement or pursuant to applicable law; provided, however, that the Manager of Calamos Holdings LLC is reasonably satisfied that the transfer will not cause Calamos Holdings LLC to qualify as a “publicly traded partnership,” as that term is defined in Section 7704 of the Internal Revenue Code; and provided further that Calamos Family Partners, Inc. will not be prohibited from transferring any of its membership interests in connection with a merger or consolidation or any transaction having the same effect approved in accordance with our bylaws.

      If beneficial ownership of membership units is transferred to any person that is not a CFP Permitted Transferee, the record holder of such membership units shall cease to exercise any rights or powers of a member, and such units shall not count towards the number of votes the record holder is entitled to exercise in the event such record holder held shares of Class B common stock; provided that such record holder shall continue to be entitled to the economic benefits associated with such membership units.

      The limited liability company agreement of Calamos Holdings LLC will provide that consent of all members will be required to:

•	amend the limited liability company agreement,

•	admit new members; provided, however, that no member may block the admission of a new person as a member following a merger or consolidation or any transaction having the same effect, or of any CFP Permitted Transferee,

•	require additional capital contributions by any member, and

•	voluntarily dissolve Calamos Holdings LLC.

      In addition to a voluntary dissolution, Calamos Holdings LLC will be dissolved upon, among other things, the bankruptcy of any member or upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of liquidation will be distributed, first, to the payment of debts and liabilities, second, to the establishment of reserves necessary for any contingent liabilities and, third, to the members pro rata in accordance with the percentages of the respective positive balance of their respective capital accounts.

Stockholders’ Agreement

      In connection with this offering, John P. Calamos, Nick P. Calamos and John P. Calamos, Jr. (the “Calamos principals”), certain trusts controlled by them (the “Family Affiliates”), Calamos Family Partners, Inc., Calamos Asset Management, Inc. and Calamos Holdings LLC will enter into a stockholders’ agreement that will, among other things, effectively restrict transfers of (a) the shares of Class A voting stock and Class B non-voting stock of Calamos Family Partners, Inc. owned by the Calamos principals and their Family Affiliates as of the effective date of the registration statement of which this prospectus forms a part, (b) the shares of our Class B common stock and the membership units in Calamos Holdings LLC that Calamos Family Partners, Inc. and John P. Calamos will own upon the completion of the Reorganization and (c) any shares of our Class A common stock issued upon conversion of any of those shares of our Class B common stock or in exchange for any of those membership units in Calamos Holdings LLC.

Transfer Restrictions

      The Stockholders’ Agreement will prohibit any transfer of Founders’ Equity (as defined below) by Calamos Family Partners, Inc., the Calamos principals or their Family Affiliates prior to the 365th day after the effective date, except in limited circumstances noted below. Thereafter, Calamos Family Partners, Inc., the Calamos principals and their Family Affiliates may transfer their Founder’s Equity, provided that until the tenth anniversary of the effective date:

•	in any 12-month period beginning on the 365th day after the effective date, no Calamos principal or his Family Affiliates may transfer beneficial ownership or indirect beneficial ownership (as defined below) of, in the aggregate, more than 20% of the total amount of Founders’ Equity of such Calamos principal and his Family Affiliates; and

•	for so long as either John P. Calamos or Nick P. Calamos remains employed in the business of Calamos Holdings, LLC and its subsidiaries, the Calamos principals and their Family Affiliates together must not voluntarily transfer any Founders’ Equity beneficially owned by such person or any other securities beneficially owned by such person that represent an indirect beneficial ownership (as defined below) in Founders’ Equity if such transfer would result in the Calamos principals and their Family Affiliates, taken as a whole, owning less than 30% of the total amount of Founders’ Equity.

      Notwithstanding anything to the contrary described in the preceding paragraph, each Calamos principal and his Family Affiliates will be permitted to transfer at any time all or any portion of their Founders’ Equity (a) to a CFP Permitted Transferee in the event of the death, disability, termination or bankruptcy of the transferor, (b) to any CFP Permitted Transferee that is controlled by or under common control with the transferor, (c) in the case of a Family Affiliate or other trust, pursuant to the terms of the applicable trust agreement or applicable law, (d) to Calamos Asset Management, Inc. in exchange for Class A common stock, (e) with the prior approval of a majority of the independent members of our board of directors or (f) in connection with a merger, consolidation or similar transaction. For purposes of the stockholders’ agreement, “Founders’ Equity” means, with respect to any Calamos principal, the total equity interest in Calamos Asset Management, Inc. and Calamos Holdings LLC indirectly beneficially owned by such Calamos principal whether in his individual capacity or as trustee of a Family Affiliate as of the effective date of the registration statement of which this prospectus forms a part or any shares of Class A common stock issued in exchange for the surrender thereof. “Indirect beneficial owner” (including the term indirect beneficial ownership) means a natural person or ultimate parent entity, with respect to stock of Calamos Asset Management, Inc. or membership units that are not owned of record by such person or entity, that beneficially owns equity interests directly, or indirectly through one or more entities, in the entity that is the holder of such stock or units and the number of membership units or shares of our common stock that such person or entity shall be deemed to indirectly beneficially own will be equal to the number of membership units or shares of our common stock held by the record holder of such securities multiplied by such person’s or entity’s direct or indirect equity interest in such record holder.

Change of Control

      Pursuant to the stockholders’ agreement, the Calamos principals and their Family Affiliates (and any CFP Permitted Transferee that is the indirect beneficial owner of Founder’s Equity) may, notwithstanding anything to the contrary in the Stockholders’ Agreement, transfer in any transaction or series of transactions to another person or group beneficial ownership of 40% or more of the aggregate Founders’ Equity in the form of shares of Class A common stock.

Reinvestment Agreement

      Pursuant to the stockholders’ agreement, the Calamos principals and their Family Affiliates have agreed to invest, or use its reasonable best efforts to cause to be invested, at least 50% of the after-tax net proceeds from Calamos Family Partners, Inc.’s sale of membership units in Calamos Holdings LLC to us in connection with the offering, estimated to be approximately $110 million, in investment products managed by our subsidiaries. The Calamos principals and their Family Affiliates have further agreed to maintain, or cause to be maintained, these investments for not less than two years.

Observer Rights

      In the stockholders’ agreement, we will agree to allow Calamos Family Partners, Inc. to designate two persons who will be permitted to attend as observers all meetings of our board of directors for so long as shares of our Class B common stock remain outstanding.

Amendments and Term

      The stockholders’ agreement may be amended by us with the approval of a majority of the independent members of our board of directors, provided that any amendment that adversely affects the Calamos principals or Family Affiliates or any CFP Permitted Transferee (collectively the “Calamos Family Holders”) must be approved by a majority in interest of the Calamos Family Holders (based on such persons’ indirect beneficial ownership of membership units). The stockholders’ agreement will terminate on the earlier to occur of (1) the expiration of all rights created thereunder and all statutes of limitation applicable to the enforcement of claims thereunder, (2) the date on which we agree (by a resolution of the board of directors adopted by the independent directors) with the Calamos principals and their Family Affiliates (and any CFP Permitted Transferee that is the indirect beneficial owner of Founder’s Equity) who then have any rights or obligations under the stockholders’ agreement to terminate the agreement, and (3) on a date to be determined, if the closing of the offering of our Class A common stock shall not have occurred prior to such date.

Non-Competition Agreements

      Prior to the consummation of the Reorganization, John P. Calamos, our Chairman, Chief Executive Officer and Co-Chief Investment Officer, Nick P. Calamos, our Senior Executive Vice President and Co-

Chief Investment Officer, and John P. Calamos, Jr., our Senior Vice President, Portfolio Manager, will enter into employment agreements with us. Pursuant to these employment agreements, each of them will agree:

•	not to use or disclose any confidential information relating to our company;

•	except for John P. Calamos’ ownership in Calim Private Equity, LLC (described below under “Certain Relationships and Related Party Transactions — Calim Private Equity, LLC”), not to be involved in any investment management business other than ours or provide any investment management services with or for any person, entity or organization other than our company, except as may be permitted by a vote of our independent directors;

•	except as required by law, not to use or refer to the Calamos name or the name of any of our funds or accounts, or the investment performance of any of our funds or accounts, in any public filing, advertising or marketing materials relating to any product or service that competes with any of our products or services; and

•	not to solicit any of our clients or solicit or retain any of our employees,

in each case until the later of the fifth anniversary of this offering or three years after the termination of his employment with us for any reason.

Director Compensation

      Our directors who are not officers or employees of our Company are expected to receive an annual retainer fee of $40,000, payable in quarterly installments, and are expected to receive additional fees for attendance at board and board committee meetings and for serving as committee chairs. Directors who are officers or employees of ours will not receive any additional compensation for serving as a director. We will reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.

Executive Compensation

      The table below sets forth summary information concerning the compensation awarded to our chief executive officer and our four most highly compensated executive officers other than our chief executive officer during 2003. The individuals listed below are referred to in this prospectus as our “named executive officers.”

Summary Compensation Table

						Long-Term
						Compensation Awards

							Securities
		Annual Compensation				Restricted	Underlying
					Other Annual	Stock	Options/	All Other
Name & Principal Position	Year	Salary($)	Bonus($)		Compensation($)	Award(s)($)	EAUs(#)	Comp($)

John P. Calamos	2003	1,875,000	—		—	—	—	1,464,786	(2)
Chairman, Chief Executive Officer and Co-Chief Investment Officer

Nick P. Calamos	2003	1,499,394	—		—	—	—	545,215	(3)
Senior Executive Vice President and Co-Chief Investment Officer

Patrick H. Dudasik	2003	248,872	328,000	(5)	—	—	6,181	27,659	(4)
Executive Vice President, Chief Financial Officer and Treasurer

James Greenawalt	2003	264,583	220,000		—	—	3,863	27,659	(4)
Executive Vice President(1)

James S. Hamman, Jr.	2003	218,337	172,000	(5)	—	—	2,318	27,659	(4)
Executive Vice President, General Counsel and Secretary

(1)	Mr. Greenawalt was no longer employed with us effective July 30, 2004.

(2)	Includes a $1,125,000 distribution in lieu of salary, $312,127 payment for split-dollar life insurance premiums, $25,588 contribution to profit sharing plan, $2,000 matching contribution to 401(k) and $71 for term life insurance premiums.

(3)	Includes a $500,606 distribution in lieu of salary, $16,950 payment for split-dollar life insurance premiums, $25,588 contribution to profit sharing plan, $2,000 matching contribution to 401(k) plan and $71 payment for term life insurance premiums.

(4)	Includes a $25,588 contribution to profit sharing plan, $2,000 matching contribution to 401(k) plan and $71 payment for term life insurance premiums.

(5)	Includes a supplemental incentive compensation bonus of $75,000 for Mr. Dudasik and $40,000 for Mr. Hamman, which bonus amounts are payable in three equal annual installments beginning in 2006 for Mr. Dudasik and 2007 for Mr. Hamman, subject to forfeiture upon employment termination prior to payment.

Option and EAU Grants During 2003 Fiscal Year

      The table below sets forth information related to equity appreciation units (“EAUs”) granted to our named executive officers during fiscal 2003. Our EAU Plan will be discontinued in 2004 after the pricing of this offering. Grants were made in 2004 under the plan prior to the time the plan was discontinued.

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or
	Options	Employees in	Base Price	Expiration		Grant Date
Name	Granted(#)	Fiscal Year	($/Share)	Date		Value $

John P. Calamos	—	—	—	—		—
Nick P. Calamos	—	—	—	—		—
Patrick H. Dudasik	6,181	22.2	32.36	12/31/08	(1)	200,017
James Greenawalt	3,863	13.9	32.36	—		125,007
James S. Hamman, Jr.	2,318	8.3	32.36	12/31/08	(1)	75,010

(1)	EAUs were scheduled to vest as of December 31, 2008, and were to be paid on the earlier of May 15, 2009 and a “transaction” (as defined in the EAU Plan). We intend to terminate the EAU Plan after the pricing of this offering. We will cash out a portion of each EAU participant’s appreciation. The remainder of each participant’s appreciation under the EAU plan will be converted into restricted stock units that will be expensed over their vesting period.

Aggregated Option Exercises During 2003 Fiscal Year

and Fiscal Year-End SAR Values

      The table below sets forth information related to stock options exercised by the named executive officers during the 2003 fiscal year and the number and value of equity appreciation units (“EAUs”) held at fiscal year end.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		EAUs at FY-End(#)		EAUs at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John P. Calamos	—	—	—	—	—	—
Nick P. Calamos	—	—	—	—	—	—
Patrick H. Dudasik	—	—	—	14,391	—	708,670
James Greenawalt	—	—	—	8,789	—	432,101
James S. Hamman, Jr.	—	—	—	23,112	—	1,455,594

(1)	Based on EAU value of $77.04 at December 31, 2003.

Employment-Related Arrangements

John P. Calamos

      We will enter into an employment agreement with John P. Calamos, effective on or before the consummation of this offering, that provides that Mr. Calamos will serve as our Chairman, Chief Executive Officer and Co-Chief Investment Officer through December 31, 2007. Thereafter, Mr. Calamos’s agreement will be renewed annually for a new three-year term, unless terminated upon 24 months’ notice prior to the expiration. The agreement provides Mr. Calamos with a minimum annual base salary of $650,000, an annual discretionary target bonus of at least 600% of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. Mr. Calamos will also participate in the annual long-term performance incentive plan applicable to portfolio managers and research professionals. Mr. Calamos participates in the benefit plans and programs generally available to our other senior executive officers. Mr. Calamos is eligible to receive annual equity awards under our Incentive Compensation Plan described below in the discretion of our Compensation Committee, and is expected to receive annually awards with a value equal to 300% of his base salary.

      For the period from January 1, 2004 through the effective date of his employment agreement, Mr. Calamos will have received a base salary at an annual rate of $6,000,000. Prior to this offering Mr. Calamos also participated in a bonus plan under which Mr. Calamos received a bonus of $7,300,000 for that portion of the 2004 fiscal year that ends on the date of this offering. Following the date of this offering, Mr. Calamos will participate in the annual bonus arrangement designated in his employment agreement.

      Mr. Calamos is entitled to receive the following severance payments if we terminate his employment without “cause” or he terminates his employment for “good reason”:

•	Any accrued base salary, bonus, vacation and unreimbursed expenses;

•	Base salary for 36 months; and

•	Continued health care coverage for 36 months at employee rates.

These severance benefits are subject to Mr. Calamos signing a release of claims against us, and complying with the restrictive covenants in his employment agreement. In the event Mr. Calamos accepts other full time employment, as specified in his employment agreement, during his severance period, the only remaining obligation of the company to Mr. Calamos (other than accrued base salary, bonus, vacation and unreimbursed expenses) will be to pay Mr. Calamos 50% of his remaining base salary payments, which will be paid in a lump sum. “Cause” is defined as (1) willful breach of agreement or of any material company policy, (2) misappropriation of assets, (3) conviction of a felony or other serious crime, (4) willful acts resulting in censure of Mr. Calamos or similar adverse action by the SEC or state regulator, (5) an act of fraud or gross moral turpitude, or (6) continued willful failure to substantially perform assigned duties after notice and opportunity to cure. “Good reason” is generally defined as any of the following after notice and opportunity to cure; (i) the continued breach by us of any material provision of his agreement (ii) any material adverse change in the status, position or responsibilities of Mr Calamos, including a change in Mr. Calamos’ reporting relationship, (iii) assignment of duties to Mr. Calamos that are materially inconsistent with his position and responsibilities, (iv) the failure by us to assign his employment agreement to a successor to us, or failure of a successor to us to explicitly assume and agree to be bound by his employment, or (iv) delivery of notice to Mr. Calamos of non-renewal of his employment agreement.

      If Mr. Calamos dies or becomes disabled, he will receive life insurance or disability insurance payments, as applicable, continued health care coverage for 18 months at employee rates (in the case of disability) and any accrued base salary, bonus, vacation and unreimbursed expenses.

      If Mr. Calamos’s employment is terminated in connection with a change in control within two years of a change in control, he will receive the following:

•	Any accrued base salary, bonus, vacation and unreimbursed expenses;

•	Lump sum payment equal to base salary and bonus for 36 months;

•	24 months health care continuation, and 2 years of welfare benefits at employee rates;

•	Pro rata bonus.

In addition, other earned cash or incentive benefits vest and become payable, and equity awards will vest in full. These benefits are subject to Mr. Calamos signing a release of claims against us. Mr. Calamos’s employment agreement also includes a tax gross-up for “golden parachute” excise taxes.

      Mr. Calamos will also enter into covenants with us, which apply until the later of the fifth anniversary of this offering or three years following his termination of employment with us for any reason. For additional information, see “Management — Governance Documents — Non-Competition Agreements.”

Nick P. Calamos

      We will enter into an employment agreement with Nick P. Calamos, effective on or before the consummation of this offering, that provides that Mr. Calamos will serve as our Senior Executive Vice President and Co-Chief Investment Officer through December 31, 2007. The terms of Mr. Calamos’s employment agreement are substantially similar to the terms in our agreement with John P. Calamos, except that Mr. Calamos will initially receive a base salary of $500,000, and an annual discretionary target bonus of 500% of base salary. In addition, it is expected that Mr. Calamos will receive annual awards under our incentive compensation plan (in the discretion of our Compensation Committee) with a value in the amount of 250% of his base salary.

      For the period from January 1, 2004 through the effective date of his employment agreement, Mr. Calamos will have received a base salary at an annual rate of $2,000,000. Prior to this offering Mr. Calamos also participated in a bonus plan under which Mr. Calamos may receive a bonus for that portion of the 2004 fiscal year that ends on the date of this offering. Following the date of this offering, Mr. Calamos will participate in the annual bonus arrangement designated in his employment agreement.

John P. Calamos, Jr.

      We will enter into an employment agreement with John P. Calamos, Jr., effective on or before the consummation of this offering, that provides that Mr. Calamos will serve as our Senior Vice President, Portfolio Manager through December 31, 2007. The terms of Mr. Calamos’s employment agreement are substantially similar to the terms in our agreement with John P. Calamos, except that Mr. Calamos will initially receive a base salary of $400,000, and an annual discretionary target bonus of 300% of base salary. In addition, it is expected that Mr. Calamos will receive annual awards under our incentive compensation plan (in the discretion of our Compensation Committee) with a value in the amount of 150% of his base salary.

Patrick H. Dudasik

      We will enter into an employment agreement with Patrick H. Dudasik, effective on or before the consummation of this offering, that provides that Mr. Dudasik will serve as our Executive Vice President, Chief Financial Officer and Treasurer through December 31, 2007. Mr. Dudasik’s agreement will be renewed annually for a new two-year term, unless terminated upon 12 months’ notice prior to the expiration. The agreement provides Mr. Dudasik with an annual base salary of $350,000, an annual discretionary target bonus of 200% of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. Mr. Dudasik participates in the benefit plans and programs generally available to our other senior executive officers. Mr. Dudasik is eligible to receive annual equity awards under our Incentive Compensation Plan in the discretion of our Compensation Committee, and is expected to receive annually awards with a value equal to 200% of his base salary. A portion of Mr. Dudasik’s existing awards under our EAU plan will be cashed out at the time of this offering as described below under the EAU plan, and the remainder of his existing EAUs will be converted into restricted share units. The terms of Mr. Dudasik’s employment agreement relating to severance and change in control payments are substantially similar to those in our agreement with John P. Calamos, Sr., except that Mr. Dudasik will receive salary and continued health coverage for 18 months following his termination without cause or for good reason.

      Mr. Dudasik will also enter into restrictive covenants with us, which apply until 18 months following his termination of employment with us for any reason. Mr. Dudasik will agree that he will not disclose confidential information, compete with us or solicit any of our employees or clients.

James S. Hamman, Jr.

      We will enter into an employment agreement with James S. Hamman, Jr., effective on or before the consummation of this offering, that provides that Mr. Hamman will serve as our Executive Vice President, General Counsel and Secretary through December 31, 2007. The terms of Mr. Hamman’s employment agreement will be substantially similar to the terms in our agreement with Patrick H. Dudasik, except that Mr. Hamman will initially receive a base salary of $320,000. Mr. Hamman will also enter into restrictive covenants with us substantially similar to those we entered into with Mr. Dudasik.

Split-Dollar Insurance Agreements

      On September 18, 2000, we entered into split-dollar insurance agreements with the John P. Calamos Insurance Trust. Under their respective agreements, John P. Calamos is the insured party under a policy in the face amount of $22,100,000, Nick P. Calamos is the insured party under a policy in the face amount of $2,600,000 and John P. Calamos, Jr. is the insured party under a policy in the face amount of $1,300,000. The premiums paid by us for these policies were $312,127, $16,950 and $2,586, respectively, for a total of $331,663. The John P. Calamos Insurance Trust is the beneficiary under these policies. The agreements each provide that the executive and we will share in the cost of the respective policy premiums. Each executive has agreed to repay to us the portion of the premiums we pay upon the earlier of the executive’s death and the cancellation or surrender of the policy, or failure of the owner to pay his required premium, if earlier. We intend to terminate these split-dollar insurance agreements prior to the consummation of this offering.

Employee Benefit Plans

Calamos Asset Management, Inc. Incentive Compensation Plan

      We will adopt the Calamos Asset Management, Inc. Incentive Compensation Plan. Our incentive compensation plan will be administered by our Compensation Committee. The plan provides for the granting of incentive and nonqualified stock options, stock appreciation rights, stock awards, stock units, dividend equivalents, cash awards and other awards not inconsistent with the plan. Employees, nonemployee directors and consultants are eligible to receive awards under the plan. The Compensation Committee has discretion to select the employees to whom awards will be granted, to determine the type, size and terms and conditions applicable to each award and the authority to interpret, construe and implement the provisions of the plan. The Compensation Committee’s decisions are binding on the participants in the plan. It is presently anticipated that approximately 120 individuals will initially participate in the plan.

      A total of 10,000,000 shares may be subject to awards under our incentive compensation plan, subject to adjustment in accordance with the terms of the plan. This amount represents approximately 10% of our Class A common stock on a fully diluted basis, assuming Calamos Family Partners, Inc. exchanged all of its membership units in Calamos Holdings LLC for, and converted all outstanding shares of our Class B common stock into, shares of our Class A common stock as of the date of this offering. Common stock issued under the plan may be either authorized but unissued shares, treasury shares or any combination of authorized but unissued shares and treasury shares.

      To the extent that shares of common stock subject to an award are not issued by reason of expiration, forfeiture or cancellation of the award, by reason of the tendering or withholding of shares to pay the exercise price or satisfy tax withholding obligations, by reason of being settled in cash in lieu of shares or in a manner that shares covered by the award are not issued, then such shares may be available for new awards. Shares of common stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction will not reduce the number of shares available for awards. All of the shares available may be issued under incentive stock options. The maximum number of shares of our Class A common stock that may be subject to awards made to any one individual in any one calendar year is 1,000,000.

      Awards under the plan are determined by the Compensation Committee in its discretion. For this reason, except for the awards of restricted stock granted in connection with termination of our EAU plan as described below, and for the option and restricted stock unit grants expected to be made after the pricing of this offering as described below, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.

      Set forth below is a description of the types of awards that may be granted under our incentive compensation plan.

      Stock Options. Options to purchase shares of our Class A common stock, which may be nonqualified or incentive stock options, may be granted under the plan at an exercise price determined by the Compensation Committee in its discretion, provided that the option price may be no less than the fair market value of the underlying common stock on the date of grant (110% of fair market value in the case of an incentive stock option granted to a ten percent shareholder).

      Stock Appreciation Rights. A stock appreciation right (“SAR”) is an award entitling an employee to receive an amount equal to (or less than, if the Compensation Committee so determines at the time of grant) the excess of the fair market value of a share of our Class A common stock on the date of exercise over the exercise price per share specified for the SAR, multiplied by the number of shares of common stock with respect to which the SAR was exercised.

      Restricted Stock. An award of restricted stock is an award of our Class A common stock which is subject to such restrictions as the Compensation Committee deems appropriate, including forfeiture conditions and restrictions against transfer for a period specified by the Compensation Committee.

      Stock Unit Equivalents. A stock unit award is a grant of a number of units valued, in whole or in part by reference to, or otherwise based on, shares of common stock. At the discretion of the Compensation Committee, stock unit awards may relate in whole or in part to the attainment by the grantee of certain specified performance criteria.

      Dividend Equivalents. A dividend equivalent award is an award that entitles an employee to receive from us cash payments, in the same amount that the holder of record of a share of our Class A common stock on the dividend record date would be entitled to receive as cash dividends on such share of our Class A common stock. Grants of options, SARs and stock units awards may, in the discretion of the Compensation Committee, earn dividend equivalents. The Compensation Committee will establish such rules and procedures governing the crediting of dividend equivalents, including any timing and payment contingencies of such dividend equivalents, as it deems appropriate or necessary.

      Cash and Other Awards. Other types of awards which may be granted include awards payable in cash, shares of common stock or a combination of cash and shares. The maximum annual amount a single participant may earn under any cash-based award is $10.0 million. An award earned over a period greater than one year is treated as earned over the full and partial calendar years in such period.

      Performance Awards. The Compensation Committee may establish performance or other criteria applicable to the determination of the amounts earned under an award. The performance goals may be based on one or more of the following performance criteria: total shareholder return, earnings, earnings per share, net income, revenues, expenses, market shares, return on assets, return on equity, assets under management, investment performance of assets under management, market value of the common stock, regulatory compliance, satisfactory internal or external audits, achievement of balance sheet or income statement objectives, or other financial, accounting, quantitative or other objectives. Performance criteria and objectives may provide for adjustment for extraordinary items, accounting changes and other special circumstances. The performance measures may relate to a line of business, subsidiary or other unit, and may, but need not be, based upon a change or an increase or positive result of assets under management. At the end of each performance period, the Compensation Committee will determine and certify the extent to which the performance goal established for the performance period has been achieved and determine the amount to be paid, vested or delivered under the award, and may reduce or eliminate such amount.

      Additional Information. Under our incentive compensation plan, if there is any change in the outstanding shares of common stock by reason of any stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or other form of reorganization, or any other change involving our common stock, such proportionate adjustments as may be necessary (in the form determined by the Compensation Committee) to reflect such change will be made to prevent dilution or enlargement of the rights with respect to the aggregate number of shares of our common stock for which awards may be granted under the plan, the number of shares of our Class A common stock covered by each outstanding award, and the price per share in respect thereof. Generally, an individual’s rights under the plan may not be assigned or transferred (except in the event of death).

      In the event of a change in control and except as the Compensation Committee may expressly provide otherwise: (1) stock based awards (including stock options, SARs, restricted stock and restricted stock units) become 100% vested and (2) all performance based awards (including performance units and performance shares) will be paid out at the higher of the extent to which the performance goals have been met through the date of the change in control and 100% of the value of the performance based awards on the date of grant. For purposes of the plan, a “change in control” shall have occurred when any person (other than the Calamos family), alone or together with its affiliates and associates shall become the beneficial owner of more than 50% of the combined voting power of our then outstanding voting securities.

      The plan will remain in effect until terminated by our Board of Directors and thereafter until all awards granted thereunder are satisfied by the issuance of shares of our Class A common stock or the payment of cash or otherwise terminated pursuant to the terms of the plan or under any award agreements. Notwithstanding the foregoing, no awards may be granted under the plan after the tenth anniversary of the effective date of the plan. Our Board of Directors may at any time terminate, modify or amend the plan; provided, however, that no such amendment, modification or termination may adversely affect an optionee’s or grantee’s rights under any award theretofore granted under the plan, except with the consent of such optionee or grantee, and no such amendment or modification will be effective unless it is approved by our shareholders where such amendment or modification is determined to be a “material amendment” under the rules of the Nasdaq National Market or other applicable stock exchange rule. No amendment to any outstanding option which would be a “repricing” under applicable rules may be made without approval of our shareholders.

      Certain Federal Income Tax Consequences of Options. Certain of the federal income tax consequences to us and to optionees of options granted under the plan should generally be as set forth in the following summary.

      An employee to whom an incentive stock option (“ISO”) which qualifies under Section 422 of the Internal Revenue Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the employee’s employer upon the grant or exercise of such ISO. However, upon the exercise of an ISO, any excess in the fair market price of our Class A common stock over the option price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for the required period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Internal Revenue Code and the regulations thereunder and we will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

      An employee to whom a nonqualified stock option (“NSO”) is granted will not recognize income at the time of grant of such option. When such employee exercises such NSO, the employee will recognize ordinary compensation income equal to the difference, if any, between the option price paid and the fair market value, as of the date of option exercise, of the shares the employee receives. The tax basis of such shares to such employee will be equal to the option price paid plus the amount includible in the employee’s gross income, and the employee’s holding period for such shares will commence on the date on which the employee recognized taxable income in respect of such shares. Subject to the applicable provisions of the Internal Revenue Code and regulations thereunder, we will generally be entitled to a federal income tax deduction in respect of a NSO in an amount equal to the ordinary compensation income recognized by the employee.

      Initial Awards. After the pricing of this offering, we expect to grant options under our incentive compensation plan to purchase 727,273 shares of our Class A common stock, including grants to individuals listed in the table below. The exercise price of these options is the initial public offering price in the offering. In addition, we also expect to grant 396,898 restricted stock units under the same plan. With respect to 244,848 of the restricted stock units and all of the options, one-third will vest four years from the date of grant, an additional one-third will vest five years following the date of grant, and the remainder will vest six years following the date of grant. The remaining 152,050 restricted stock units that we expect to grant will vest one-third per year each year beginning one year after the date of grant. Vesting of the options and restricted stock units will accelerate in part in the event of death, disability, and certain other involuntary termination of employment and in full upon a change in control, as defined in the plan.

			Dollar Value of
		Number of Restricted	Restricted Stock
Name and Position	Number of Options	Stock Units	Units

John P. Calamos, Sr.	177,273	59,091	$975,000
Chairman, Chief Executive Officer and Co-Chief Investment Officer
Nick P. Calamos	113,636	37,879	$625,000
Senior Executive Vice President and Co-Chief Investment Officer
James Greenawalt	0	0	0
Executive Vice President
Patrick H. Dudasik	63,636	21,212	$350,000
Executive Vice President, Chief Financial Officer and Treasurer
James S. Hamman, Jr.	58,182	19,394	$320,000
Executive Vice President, General Counsel and Secretary
All current executive officers, as a group	467,205	155,735	$2,569,625
All current directors who are not executive officers, as a group	7,273	2,424	$40,000
All employees, including current officers, but excluding directors and executive officers, as a group	252,795	238,739	$3,939,194

Calamos Family Partners, Inc. EAU Plan

      Prior to this offering, the named executive officers participated in the Calamos Family Partners, Inc. EAU Plan. Under this EAU plan, employees were granted equity appreciation units in Calamos Holdings Inc. that vested over a period of time.

      After the pricing of this offering, we will terminate our EAU plan and cash out a portion of each EAU participant’s appreciation. The payments to the named executive officers are estimated to be as follows, based on our estimated initial public offering price of $16.50 per share (the mid-point of the range set forth on the cover page of this prospectus): John P. Calamos, $0; Nick P. Calamos, $0; Patrick H. Dudasik, $421,306; and James S. Hamman, Jr., $1,081,731. The remainder of each participant’s appreciation under the EAU plan will be converted into an aggregate of 950,827 restricted stock units granted under our incentive compensation plan. These restricted stock units will vest 20% per year each year beginning on January 1, 2006 and ending on January 1, 2010, subject to partial acceleration of vesting in the event of death, disability or certain other involuntary termination of employment and to full vesting upon a change in control as defined in the plan. The value of restricted stock units to be granted to the named executive officers are estimated to be as follows, based on the estimated initial public offering price of $16.50: John P. Calamos, $0; Nick P. Calamos, $0; Patrick H. Dudasik, $1,781,501; and James S. Hamman, Jr., $2,492,265.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Services Agreements

      Calamos Family Partners, Inc., Dragon Leasing, Inc. and Calamos Property Holdings LLC will enter into a separate Management Services Agreement with us. Pursuant to these agreements, we will provide certain services to them and their subsidiaries, if any, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of their businesses and providing personnel to perform certain administrative services. The agreements each have a term of one year and are renewable annually. The agreements are terminable on 30 days notice by either party. In the agreements, each party has agreed to indemnify the other for any damages suffered as a result of the indemnifying party’s breach of the contract, negligence, willful misconduct or reckless disregard of its duties. In accordance with the terms of the agreements, Calamos Family Partners, Inc. and Dragon Leasing, Inc. have each agreed to pay us an amount equal to Direct Cost (as defined below) plus Incremental Expense (as defined below) for the services we provide. “Direct Cost” means, with respect to each service provided, the direct out-of-pocket expenses paid or incurred to third parties in connection with providing such service, including, without limitation, shipping, handling, travel expenses, payments to third parties (including, without limitation, all professional fees), printing and postage. “Incremental Expense” means, with respect to each service provided, all expenses paid or incurred by us or our affiliates in excess of the cost that would have been incurred in the absence of the performance of the service.

Registration Rights Agreement

      In connection with this offering, we will enter into an agreement with Calamos Family Partners, Inc. and John P. Calamos that will grant registration rights with respect to shares of our Class A common stock, which we refer to as registrable securities, issuable or issued upon conversion of shares of our Class B common stock or in exchange for membership units in Calamos Holdings LLC.

      The registration rights agreement provides that Calamos Family Partners, Inc. and John P. Calamos and their assigns are entitled to unlimited “piggyback” registration rights, meaning it can include its registrable securities in registration statements filed by us for our own account or for one or more of our stockholders. Calamos Family Partners, Inc. and John P. Calamos and their assigns will also be entitled to, on 15 occasions, “demand” that we register registrable securities held by them at any time commencing at least 365 days after the effective date of the registration statement of which this prospectus is a part, provided that the aggregate number of registrable securities subject to each demand (A) constitutes at least 5% of the registrable securities on the date of the registration rights agreement or (B) has an aggregate minimum market value of at least $85 million. By using two demands, Calamos Family Partners, Inc. and John P. Calamos and their assigns may require that the registration statement be in an appropriate form under the Securities Act (a “Shelf Registration Statement”) relating to any of the registrable securities in accordance with the methods and distributions set forth in the Shelf Registration Statement and under Rule 415 under the Securities Act. Notwithstanding the foregoing, we will not be required to prepare and file more than two registration statements in any 12-month period pursuant to such demands. We will agree to pay the costs associated with all such registrations.

      The registration rights agreement will remain in effect for so long as there are outstanding registrable securities or securities of Calamos Asset Management, Inc. or Calamos Holdings LLC that are convertible into or exchangeable for registrable securities.

Tax Indemnity Agreement

      Calamos Family Partners, Inc. will enter into an agreement with Calamos Asset Management, Inc. and Calamos Holdings LLC in order to address certain matters among themselves in respect of the allocation of taxable income and liability for taxes. Under the terms of this agreement, Calamos Family Partners, Inc. will generally indemnify us for any income taxes (including any interest and penalties on any such income taxes) related to Calamos Partners, Inc., Calamos Asset Management, Inc. (Illinois),

Calamos Financial Services, Inc., and Calamos Property Management, Inc. incurred prior to the closing of the offering of our Class A common stock. This indemnification will also cover any income taxes (including any interest and penalties on any such income taxes) incurred upon the conversion of Calamos Partners, Inc., Calamos Asset Management, Inc. (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. into, respectively, Calamos Partners LLC, Calamos Advisors LLC, Calamos Financial Services LLC and Calamos Property Management LLC. The terms of the Tax Indemnity Agreement will survive until the expiration of the applicable statute of limitations. The Tax Indemnity Agreement will contain provisions that allow Calamos Family Partners, Inc. to control the proceedings of any tax audits and tax controversies that relate to periods prior to the closing of the public offering. The Tax Indemnity Agreement will also require cooperation on a going forward basis among the parties.

Contribution Agreement

      In connection with the Reorganization, Calamos Family Partners, Inc. will enter into an agreement with Calamos Holdings LLC whereby Calamos Family Partners, Inc. will contribute all of its assets and liabilities, including all of the equity interests in its four wholly owned subsidiaries, to Calamos Holdings LLC. In exchange for contributing its assets and liabilities to Calamos Holdings LLC, Calamos Family Partners, Inc. will receive 100% of the membership units in Calamos Holdings LLC.

      The contribution agreement provides that Calamos Holdings LLC will indemnify Calamos Family Partners, Inc. and its employees, officers and directors for any losses they may suffer or incur arising out of Calamos Family Partners, Inc.’s ownership of the contributed assets and liabilities or the conduct of the business prior to the date of the agreement (other than losses which Calamos Family Partners, Inc. is agreeing to indemnify Calamos Asset Management, Inc. and Calamos Holdings LLC for under the tax indemnity agreement).

Airplane Lease and Service Agreements

      Dragon Leasing, Inc. is a company solely owned by the majority stockholder of Calamos Family Partners, Inc. We are party to an aircraft sublease agreement that allows us to lease an airplane from Dragon Leasing, Inc. for business travel, subject to availability. Aircraft rental fees incurred under the agreement were $242,048 for the year ended December 31, 2003 and $255,905 for the six months ended June 30, 2004. We have also entered into a service agreement with Aspen Executive Air LLC, a company in which the majority stockholder of Calamos Family Partners, Inc. maintains an indirect beneficial interest, pursuant to which Calamos Holdings LLC has agreed to pay for aircraft management services. Total service fees incurred were $437,229 for the year ended December 31, 2003 and $359,110 for the six months ended June 30, 2004. At December 31, 2003, we had loaned approximately $2.5 million to Dragon Leasing, Inc. to allow Dragon Leasing, Inc. to purchase an aircraft. The borrowings to finance the aircraft purchase were subject to interest that accrued at LIBOR plus 1.75%. The loan was repaid in July 2004.

Leases of Corporate Headquarters

      On June 30, 2004, we distributed certain real estate to current stockholders of Calamos Family Partners, Inc., who collectively contributed those assets to Calamos Property Holdings LLC. We are party to a month-to-month lease with a subsidiary of Calamos Property Holdings LLC under which we are obligated to pay monthly base rents and operating expenses to that subsidiary in the amount of $69,959. The lease does not have a specified term and may be cancelled by either party upon 30 days’ notice. We believe that the terms of the lease are as fair to the parties as could have been achieved by unaffiliated parties.

      We have entered into a lease with 2020 Calamos Court LLC, a subsidiary of Calamos Property Holdings LLC, with respect to the new corporate headquarters being constructed for our occupancy. The term of the lease, and rent under the lease, will commence on the first day of the first month after which we receive possession of the leased premises, which we expect will be in mid-2005, and ends on May 31, 2025. Monthly base rent initially will be $237,183 through May 1, 2006 and will increase by 3% annually, beginning on June 1, 2006, for the remaining term of the lease. We may not terminate the lease unless a casualty, condemnation or material temporary taking affects all or a substantial portion of the leased premises. 2020 Calamos Court may only terminate the lease upon specified events of default, which are subject to applicable grace periods. We believe that the terms of the lease are as fair to the parties as could have been achieved by unaffiliated parties.

Calim Private Equity, LLC

      John P. Calamos, in his individual capacity, holds 50% of the membership units in Calim Private Equity, LLC, or Calim, a private equity firm that manages the business and affairs of each of the Calim funds: Calim Venture Partners I, LLC; Calim Venture Partners II, LLC and Calim Bridge Partners I, LLC. The Calim funds collectively own approximately sixteen portfolio companies with a total cost basis of approximately $44 million. Mr. Calamos’ membership units in Calim are held as a passive investment and do not entitle Mr. Calamos to operate, manage or control Calim.

      Mr. Calamos intends to dispose of all his membership units in Calim and is currently considering options for effectuating the disposition. One option under consideration is an acquisition by us of all outstanding membership units in Calim, including those held by Mr. Calamos. To the extent we agree to acquire the membership units in Calim, the acquisition will be subject to the conflict of interest policy set forth in our amended and restated certificate of incorporation, including approval of the terms of the acquisition by a majority of the independent members of our board of directors.

PRINCIPAL STOCKHOLDERS

      Immediately prior to the consummation of this offering, Calamos Family Partners, Inc. will own all outstanding shares of Calamos Asset Management, Inc.’s common stock. Immediately after the consummation of this offering and the issuance of 18,000,000 million shares of our Class A common stock and 100 shares of our Class B common stock, Calamos Family Partners, Inc. will own all of the outstanding shares of our Class B common stock, which will represent approximately 97.8% of the combined voting power of the outstanding shares of our common stock (or approximately 97.4% if the underwriters’ over-allotment option is exercised in full).

      Immediately prior to and after the consummation of this offering, John P. Calamos and Nick P. Calamos, each of 1111 E. Warrenville Road, Naperville, Illinois, will own approximately 63% and 32%, respectively, of the equity of Calamos Family Partners, Inc. Through his control of Calamos Family Partners, Inc., John P. Calamos will beneficially own all of the outstanding shares of our Class B common stock after consummation of the Reorganization. Accordingly, John P. Calamos, through his control of Calamos Family Partners, Inc., will beneficially own approximately 97.8% of the combined voting power of the outstanding shares of our common stock immediately following consummation of this offering (or approximately 97.4% if the underwriters’ over-allotment option is exercised in full). None of our other directors or executive officers will beneficially own any shares of our common stock, and no other person will beneficially own more than 5% of any class of our common stock outstanding, immediately after the consummation of this offering.

DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock and provisions of our amended and restated certificate of incorporation, and the amended and restated bylaws, each of which will be in effect prior to the date of this prospectus, are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws, copies of which have been filed with the Commission as exhibits to our registration statement, of which this prospectus forms a part.

      Our current authorized capital stock consists of 1,000 shares of common stock, par value $0.01 per share. As of the consummation of this offering, our authorized capital stock will consist of 600,000,000 shares of Class A common stock, par value $0.01 per share, and 1,000 shares of Class B common stock, par value $0.01 per share.

Common Stock

      As of the consummation of this offering, there will be 18,000,000 shares of Class A common stock issued and outstanding, and 100 shares of Class B common stock issued and outstanding and beneficially held of record by Calamos Family Partners, Inc.

Class A common stock

Voting Rights

      The holders of Class A common stock will be entitled to one vote per share. Holders of shares of Class A common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class shall be approved upon the affirmative vote of the holders of a majority of the common stock, voting together as a single class.

Dividend Rights

      Holders of Class A common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by the Board of Directors. Dividends consisting of shares of Class A common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of shares of Class A common stock; and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A common stock. We may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

Liquidation Rights

      On our liquidation, dissolution or winding up, all holders of Class A common stock, will be entitled to share ratably in any assets available for distribution to holders of shares of common stock.

Other Matters

      In the event of our merger or consolidation with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if shares of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

      No shares of any class of common stock will be subject to redemption or have preemptive rights to purchase additional shares of common stock. Upon consummation of this offering, all the outstanding shares of Class A common stock will be legally issued, fully paid and non-assessable.

Class B common stock

Voting Rights

      The holders of Class B common stock will be entitled to a number of votes per share equal to:

(1) ten, multiplied by the sum of (a) the aggregate number of shares of Class B common stock owned by such holder and (b) the aggregate number of membership units owned by such holder, divided by

(2) the number of shares of Class B common stock owned by such holder.

      Holders of shares of Class B common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B common stock and Class A common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class B common stock and Class A common stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class shall be approved upon the affirmative vote of the holders of a majority of the Common Stock, voting together as a single class.

Conversion

      Each share of our Class B common stock will be convertible at the option of the holder into one share of our Class A common stock. Any shares of Class B common stock transferred to a person other than a member of the Calamos family or any entity controlled by one or more members of the Calamos family shall automatically convert to shares of our Class A common stock upon such disposition. If the number of outstanding shares of our Class B common stock plus the number of membership units in Calamos Holdings LLC and shares of Class A common stock owned by the holders of the Class B common stock falls below 15% of the total number of outstanding membership units in Calamos Holdings LLC, then all outstanding shares of our Class B common stock shall automatically convert into our Class A common stock.

Dividend Rights

      Holders of Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by the board of directors. Dividends consisting of shares of Class B common stock may be paid only as follows: (i) shares of Class B common stock may be paid only to holders of shares of Class B common stock; and (ii) shares shall be paid proportionally with respect to each outstanding share of Class B common stock. We may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

Liquidation Rights

      On our liquidation, dissolution or winding up, all holders of Class B common stock, will be entitled to share ratably in any assets available for distribution to holders of shares of common stock.

Other Matters

      In the event of our merger or consolidation with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that, if shares of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

      No shares of any class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of common stock. Upon consummation of this offering, all the outstanding shares of Class B common stock will be legally issued, fully paid and nonassessable.

Anti-takeover Effects of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

      Provisions of the amended and restated certificate of incorporation and amended and restated bylaws, which provisions will be in effect prior to the consummation of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. The relevant portions of the amended and restated certificate of incorporation and amended and restated bylaws will be designed to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are meant to encourage persons interested in acquiring control of our company to first consult with the board of directors to negotiate terms of a potential business combination or offer. Further, these provisions will protect against an unsolicited proposal for our takeover that may affect the long-term value of our stock or that may be otherwise unfair to our stockholders.

Section 203 of the Delaware General Corporation Law

      We will not be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. We have elected not to be bound by Section 203.

Director’s Exculpation and Indemnification

      We will include in our amended and restated certificate of incorporation provisions to indemnify our directors and officers to the fullest extent permitted by Delaware law. The amended and restated certificate of incorporation will also include provisions to eliminate the personal liability of our directors and officers to us and our stockholders to the fullest extent permitted by Delaware law. Under current law, such exculpation would extend to an officer’s or director’s breaches of fiduciary duty, except for (i) breaches of such person’s duty of loyalty, (ii) those instances where such person is found not to have acted in good faith, (iii) those instances where such person received an improper personal benefit as the result of such breach and (iv) acts in violation of Section 174 of the Delaware General Corporation Law. Our amended and restated bylaws will provide that we will indemnify our directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses. Insofar as the indemnification for liabilities resulting under the Securities Act may be permitted to our directors or officers, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Board of Directors

      Our board of directors will consist of five directors, three of whom will be independent directors. Any vacancy on our board of directors resulting from death, resignation, disqualification, removal or other causes with respect to any director (other than a Class B director), and any newly created directorships resulting from any increase in the number of directors (other than Class B directors), may be filled only by the affirmative vote of a majority of the remaining directors, subject to the approval of the Class B directors. Any vacancy on our board of directors resulting from the death, resignation, disqualification, removal or other causes with respect to a Class B director may be filled only by the affirmative vote of the remaining Class B directors then in office or by the sole remaining Class B director. In the absence of a sole remaining Class B director, such vacancies shall be filled by a majority vote of the holders of the Class B common stock, voting separately as a class. The limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company.

Board Meetings

      Our amended and restated bylaws will provide that special meetings of the board of directors may be called by the chairman of our board of directors or by a majority of the then authorized number of directors in office.

Stockholder Meetings

Special Meetings of Stockholders

      The amended and restated bylaws will provide that special meetings of the stockholders may only be called by the chairman of our board of directors, by a committee that is duly designated by the board or by resolution adopted by the affirmative vote of the majority of the board of directors.

Requirements for advance notification of stockholder nominations and proposals

      The amended and restated bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of such proposed business in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, not less than 60 days nor more than 90 days prior to the annual meeting. The amended and restated bylaws will also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Stockholder action by written consent

      For so long as shares of our Class B common stock are issued and outstanding, any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (or deemed to be in writing under applicable law), setting forth the action so taken, is signed by stockholders (or deemed to be signed by stockholders under applicable law) representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted and is delivered and dated as required by law.

Cumulative voting

      Our amended and restated certificate of incorporation will provide that our stockholders will have no cumulative voting rights.

Authorized but Unissued Shares

      The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Amendments

      The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The affirmative vote of the holders of at least a majority of the issued and outstanding common stock and any preferred stock, voting as one class, is required to amend or repeal the amended and restated certificate of incorporation, provided that if any amendment to our amended certificate of incorporation would alter the rights of a particular class of stock so as to affect them adversely, the amendment must also be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Subject to the amended and restated bylaws, the board of directors may from time to time make, amend, supplement or repeal the amended and restated bylaws by vote of a majority of the board of directors; provided, however, that the stockholders may change or amend or repeal any provision of the amended and restated bylaws by the affirmative vote of the holders of a majority of the common stock and any preferred stock, voting as one class.

Membership Units

      Immediately following this offering, there will be 100,000,000 membership units issued and outstanding, 18,000,000 of which will be beneficially owned by us, and 82,000,000 of which will be beneficially owned by Calamos Family Partners, Inc. and John P. Calamos in the aggregate. The number of outstanding membership units owned by us will at all times equal the number of shares of outstanding Class A common stock. The net cash proceeds received by us from any issuance of shares of common stock, including with regard to the exercise of options granted under the incentive compensation plan, shall be concurrently transferred to Calamos Holdings LLC in exchange for membership units equal in number to such number of shares of common stock issued by us.

      The membership units will have no voting rights associated with them. Pursuant to the terms of the amended and restated certificate of incorporation, each membership unit not owned by us is exchangeable for one share of Class A common stock at any time at the holder’s option.

Registration Rights

      In connection with this offering, we will enter into an agreement with Calamos Family Partners, Inc. and John P. Calamos that will grant registration rights with respect to shares of Class A common stock, which we refer to as registrable securities, issuable to Calamos Family Partners, Inc. upon conversion of shares of Class B common stock or in exchange for membership units in Calamos Holdings LLC. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”

Nasdaq National Market Trading

      We intend to have our Class A common stock approved for quotation on the Nasdaq National Market under the symbol CLMS.

Transfer Agent and Registrar

      The transfer agent and registrar for the Class A common stock is The Bank of New York.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has not been a public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the possibility of these sales, could adversely affect the trading price of our Class A common stock and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

      Upon consummation of this offering, we will have outstanding 18,000,000 shares of Class A common stock, all of which will have been sold in this offering. These shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below.

      In addition, upon consummation of this offering, members of the Calamos family and trusts for their benefit will beneficially own 82,000,000 membership units in Calamos Holdings LLC and 100 shares of our Class B common stock. Pursuant to the terms of our amended and restated certificate of incorporation, Calamos family members and their trusts could from time to time convert their shares of Class B common stock into, or exchange their membership units in Calamos Holdings LLC for, shares of our Class A common stock on a one-for-one basis. These shares of Class A common stock would be “restricted securities,” as defined in Rule 144. Upon expiration of the lock-up agreements described in “Underwriting,” these shares would be eligible for sale in the public market pursuant to Rules 144 and 144(k).

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our Class A common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of

•	1% of then outstanding shares of Class A common stock, which will equal 180,000 shares immediately after consummation of this offering;

•	the average weekly trading volume in the Class A common stock on The Nasdaq National Market during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

      Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144.

      To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Stock Options

      Following the consummation of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering 10,000,000 shares of our Class A common stock reserved for issuance under our incentive compensation plan. The registration statement will become effective automatically upon filing. After the pricing of this offering, we expect grant options under our incentive compensation plan to purchase 727,273 shares of our Class A common stock. Shares issued upon the exercise of these options will be registered under the registration statement and will be available for sale in the open market immediately, subject to Rule 144 volume limitations applicable to our affiliates and the expiration of the lock-up agreements described in “Underwriting.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to beneficial owners of our Class A common stock (“Holders”) that acquire shares of our Class A common stock pursuant to this offering and that hold such shares as capital assets (generally, for investment). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations. This summary does not consider specific facts and circumstances that may be relevant to a particular Holder’s tax position and does not consider the state, local or non-U.S. tax consequences of an investment in our Class A common stock. It also does not apply to Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks, insurance companies, dealers in securities, persons who hold Class A common stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive Class A common stock as compensation).

      For purposes of this summary, the term “U.S. Holder” means a Holder of shares of our Class A common stock that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons,” as defined in section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “Non-U.S. Holder” means any Holder of shares of our Class A common stock that is neither a U.S. Holder nor a partnership (including an entity that is treated as a partnership for U.S. federal income tax purposes).

      If a partnership holds shares of our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold shares of our Class A common stock should consult their tax advisors.

      This summary is included herein as general information only. Accordingly, each prospective Holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A common stock.

U.S. Holders

      The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock applicable to “U.S. Holders,” subject to the limitations described above.

Distributions

      Distributions of cash or property that we pay in respect of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. Holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. Holders (including individuals), with respect to taxable years beginning on or before December 31, 2008, are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum tax rate of 15%), provided that U.S. Holder receiving the dividend satisfies applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in our Class A common stock, and thereafter will be treated as capital gain.

Dispositions

      Upon a sale, exchange or other taxable disposition of shares of our Class A common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the shares of our Class A common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares of the common stock for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. Holders (including individuals) are currently subject to U.S. federal income taxation at a maximum rate of 15%. The deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding Requirements

      In general, dividends on our Class A common shares, and payments of the proceeds of a sale, exchange or other disposition of our Class A common shares paid to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

      The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock applicable to “Non-U.S. Holders,” subject to the limitations described above.

U.S. Trade or Business Income

      For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Class A common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a Non-U.S. Holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Distributions

      Distributions of cash or property that we pay in respect of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class A common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our Class A common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our Class A common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

      The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions

      A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Class A common stock unless:

•	the gain is U.S. trade or business income;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non- U.S. Holder’s holding period for the Class A common stock.

      In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our Class A common stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the Class A common stock, provided that the Class A common stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our Class A common stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our Class A common stock.

U.S. Federal Estate Taxes

      Shares of the Class A common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

      We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of Class A common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

      The payment of the proceeds from the disposition of our Class A common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of Class A common stock).

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

UNDERWRITING

      Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint bookrunning managers of the offering and, together with Goldman, Sachs & Co. and UBS Securities LLC, are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares

Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
UBS Securities LLC

Total	18,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

      The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $                    per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $                    per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our Class A common stock offered by them.

      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,700,000 additional shares of our Class A common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

      We, our officers and directors (other than stockholders of Calamos Family Partners, Inc.) and the non-stockholder officers and directors of Calamos Family Partners, Inc. have agreed that for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, sell or transfer any Class A common stock. Calamos Family Partners, Inc. and stockholders of Calamos Family Partners, Inc. have agreed that for a period of 365 days from the date of this prospectus, they will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, sell or transfer any Class A common stock. Specifically, we and they have agreed, subject to limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any Class A common stock;

•	sell any option or contract to purchase any Class A common stock;

•	purchase any option or contract to sell any Class A common stock;

•	grant any option, right or warrant for the sale of any Class A common stock;

•	lend or otherwise dispose of or transfer any Class A common stock;

•	request or demand that we file a registration statement related to the Class A common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lock-up provision applies to our Class A common stock and any securities convertible into or exchangeable for our Class A common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated together, in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

      At our request, the underwriters have reserved up to 5% of the shares of Class A common stock offered by this prospectus, for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us, through a directed share program. The number of shares of Class A common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. As of the date of this prospectus, the participants in the directed share program have indicated their intent to purchase approximately                      shares of Class A common stock through the program. The participants in the program, other than our officers and directors subject to the 180 day lock-up provision described above, have agreed that for a period of 65 days from the date of this prospectus, they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, sell or transfer any Class A common stock purchased through the program. Any directed shares that are not orally confirmed for purchase within one business day after the execution of the underwriting agreement for this offering will be offered by the underwriters to the general public on the same basis as all other shares of Class A common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

      Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000, which we refer to as the FSMA) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

      Prior to this offering, there has been no public market for our Class A common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our Class A common stock will develop and continue after this offering.

      We have applied to have our Class A common stock included for quotation on the Nasdaq National Market under the symbol “CLMS.”

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Class A common stock.

Paid by Calamos Asset
Management, Inc.

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

      In connection with the offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Class A common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Class A common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Merrill Lynch, Pierce, Fenner & Smith Incorporated repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the Class A common stock. They may also cause the price of the Class A common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, including stabilizing transactions, they may discontinue them at any time without notice.

      We estimate that our expenses of this offering, excluding underwriting discounts and commissions, will be $2.6 million.

      Some of the underwriters, including certain of the managing underwriters, perform investment banking and advisory services for us from time to time for which they have received and will continue to receive customary fees and expenses. In addition, certain underwriters and their affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of business. Affiliates of some of the underwriters, including the managing underwriters, distribute investment products managed by Calamos Advisors in the ordinary course of business, for which they receive customary compensation.

      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

      We and Calamos Family Partners, Inc. have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

      Shearman & Sterling LLP, New York, New York, will pass upon certain legal matters for us. The underwriters have been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

      The audited consolidated financial statements as of June 30, 2004, December 31, 2003 and December 31, 2002 and for the six months ended June 30, 2004 and for each of the years in the three-year period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of KPMG LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the Class A common stock we are offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus which summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits and schedules filed with it, and reports or other information we may file with the SEC at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the registration statement and other public filings can be obtained from the SEC’s internet site at http://www.sec.gov.

      Upon consummation of this offering, we will become subject to information and periodic reporting requirements of the Exchange Act, and we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with written annual reports containing financial statements audited by our independent auditors, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Financial Condition as of December 31, 2002 and 2003 and as of June 30, 2004	F-3
Consolidated Statements of Income for the Years Ended December 31, 2001, 2002 and 2003 and for the Six Months Ended June 30, 2003 (unaudited) and 2004	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2001, 2002 and 2003 and for the Six Months Ended June 30, 2004	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2002 and 2003 and for the Six Months Ended June 30, 2003 (unaudited) and 2004	F-6
Notes to the Consolidated Financial Statements	F-7

      Calamos Holdings, Inc. will be renamed “Calamos Family Partners, Inc.” before consummation of the Reorganization described in this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Directors and Stockholders of

Calamos Holdings, Inc.:

      We have audited the accompanying consolidated statements of financial position of Calamos Holdings, Inc. (the Company) as of June 30, 2004, December 31, 2003 and December 31, 2002 and the related consolidated statements of income, stockholders’ equity, and cash flows for the six-month period ended June 30, 2004 and for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Calamos Holdings, Inc. as of June 30, 2004, December 31, 2003 and December 31, 2002 and the results of its operations and its cash flows for the six-month period ended June 30, 2004 and for each of the years in the three-year period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Chicago, Illinois

October 8, 2004

CALAMOS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
			June 30,
	2002	2003	2004

Assets:
Current assets
Cash and cash equivalents	$2,648,286	$5,073,249	$96,694,445
Receivables:
Affiliates and affiliated funds	6,790,755	19,150,245	27,681,463
Customers	2,519,566	3,942,188	4,799,975
Investment securities, trading and available for sale	6,860,113	10,389,428	60,444,224
Prepaid expenses	244,168	977,735	1,092,847
Other	1,872,415	2,186,993	3,488,544

Total current assets	20,935,303	41,719,838	194,201,498

Noncurrent assets
Deferred sales commissions	27,912,083	49,235,519	58,590,518
Property and equipment, net	6,698,352	12,260,416	3,961,532
Other noncurrent assets	1,726,346	1,314,994	3,035,246

Total noncurrent assets	36,336,781	62,810,929	65,587,296

Total assets	57,272,084	104,530,767	259,788,794

Liabilities:
Current liabilities:
Accounts payable:
Brokers	5,083,417	6,094,162	9,936,658
Affiliates	303,379	19,800	225,219
Accrued compensation and benefits	4,482,069	3,755,572	6,722,307
Current portion of debt	7,033,003	15,676,461	—
Accrued expenses and other current liabilities	3,034,349	5,342,538	11,951,228

Total current liabilities	19,936,217	30,888,533	28,835,412

Long-term liabilities:
Long-term debt	10,945,380	23,008,047	150,000,000
Deferred compensation	1,364,226	4,210,309	7,201,634

Total long-term liabilities	12,309,606	27,218,356	157,201,634

Total liabilities	32,245,823	58,106,889	186,037,046

Minority interest	10,441	10,890	—
Commitments and contingencies
Stockholders equity:
Class A Voting Common Stock, no par value. Authorized 5,000 shares; issued and outstanding 3,953 shares	—	—	—
Class B Non-Voting Common Stock, no par value. Authorized 20,000 shares; issued and outstanding 16,047 shares	—	—	—
Additional paid-in capital	2,274,291	2,274,291	2,274,291
Retained earnings	21,970,786	42,093,471	66,776,466
Accumulated other comprehensive income	770,743	2,045,226	4,700,991

Total stockholders’ equity	25,015,820	46,412,988	73,751,748

Total liabilities, minority interest and stockholder’s equity	$57,272,084	$104,530,767	$259,788,794

See accompanying notes to financial statements.

CALAMOS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31			Six Months Ended June 30,

	2001	2002	2003	2003	2004

				(unaudited)
Revenues:
Investment management fees	$37,578,041	$62,593,674	$109,051,589	$43,658,209	$92,702,846
Distribution and underwriting fees	9,308,858	24,883,357	53,005,022	20,437,086	45,801,936
Other	454,134	363,461	328,360	157,916	1,010,044

Total revenues	47,341,033	87,840,492	162,384,971	64,253,211	139,514,826

Expenses:
Employee compensation and benefits	26,116,857	28,316,576	33,656,685	15,271,528	28,145,198
Distribution expense	3,634,008	7,981,680	22,576,228	8,160,536	21,702,847
Amortization of deferred sales commissions	3,271,619	11,677,428	19,879,184	8,504,661	14,079,132
Marketing and sales promotion	2,210,249	6,002,350	8,949,285	3,860,020	11,997,336
General and administrative	7,299,614	7,848,990	8,905,743	4,248,494	6,186,517

Total expenses	42,532,347	61,827,024	93,967,125	40,045,239	82,111,030

Operating income	4,808,686	26,013,468	68,417,846	24,207,972	57,403,796

Other income (expense):
Interest expense	(637,299)	(917,457)	(998,454)	(474,795)	(1,893,035)
Investment and other income	74,214	17,991	1,024,056	438,992	2,515,883

Total other income (expense), net	(563,085)	(899,466)	25,602	(35,803)	622,848

Income before minority interest and income taxes	4,245,601	25,114,002	68,443,448	24,172,169	58,026,644
Minority interest	—	—	—	—	—

Income before income taxes	4,245,601	25,114,002	68,443,448	24,172,169	58,026,644
Income taxes	69,268	382,964	1,117,449	315,131	877,260

Net income	$4,176,333	$24,731,038	$67,325,999	$23,857,038	$57,149,384

Earnings per share, basic and diluted, based on 20,000 Class A and Class B weighted average shares outstanding	$209	$1,237	$3,366	$1,193	$2,857

See accompanying notes to financial statements.

CALAMOS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

		Additional		Accumulated
		Paid-in	Retained	Comprehensive
	Common Stock	Capital	Earnings	Income	Total

Balance at December 31, 2000	—	$2,274,291	$7,756,777	$1,393,619	$11,424,687
Net income	—	—	4,176,333	—	4,176,333
Changes in unrealized gains on available-for-sale securities	—	—	—	(187,458)	(187,458)
Dividends paid	—	—	(1,089,922)	—	(1,089,922)

Balance at December 31, 2001	—	2,274,291	10,843,188	1,206,161	14,323,640

Net income	—	—	24,731,038	—	24,731,038
Changes in unrealized gains on available-for-sale securities	—	—	—	(435,418)	(435,418)
Dividends paid	—	—	(13,603,440)	—	(13,603,440)

Balance at December 31, 2002	—	2,274,291	21,970,786	770,743	25,015,820

Net income	—	—	67,325,999	—	67,325,999
Changes in unrealized gains on available-for-sale securities	—	—	—	1,274,483	1,274,483
Dividends paid	—	—	(47,203,314)	—	(47,203,314)

Balance at December 31, 2003	—	2,274,291	42,093,471	2,045,226	46,412,988

Net income	—	—	57,149,384	—	57,149,384
Changes in unrealized gains on available-for-sale securities	—	—	—	2,655,765	2,655,765
Dividends paid	—	—	(32,466,389)	—	(32,466,389)

Balance at June 30, 2004	—	$2,274,291	$66,776,466	$4,700,991	$73,751,748

See accompanying notes to financial statements.

CALAMOS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ending December 31,			Six Months Ending June 30,

	2001	2002	2003	2003	2004

				(unaudited)
Cash and cash equivalents at beginning of year	$716,385	$370,475	$2,648,286	$2,648,286	$5,073,249

Cash flows from operating activities:
Net income	4,176,333	24,731,038	67,325,999	23,857,038	57,149,384
Adjustments to reconcile income to net cash provided by operating activities:
Amortization of deferred sales commissions	3,271,619	11,677,428	19,879,184	8,504,661	14,079,132
Other depreciation and amortization	633,790	863,275	972,794	456,295	615,307
Unrealized (appreciation) depreciation on trading securities	183,945	323,991	(886,357)	(309,992)	(217,462)
Unrealized (appreciation) depreciation on investment in partnership	(189,200)	(176,907)	(86,465)	(51,404)	67,552
Management fee received in partnership units	(48,309)	(99,975)	(154,927)	(65,449)	(80,405)
Gain on disposal of property	—	—	—	—	(1,989,061)
(Increase) decrease in assets:
Accounts receivable:
Customers	148,301	553,504	(1,422,623)	(675,021)	(857,786)
Affiliates and affiliated mutual funds	(1,846,223)	(3,893,576)	(12,359,364)	(6,019,939)	(8,531,218)
Deferred sales commissions	(13,663,834)	(28,095,064)	(41,202,620)	(19,134,703)	(23,434,131)
Other assets	(553,256)	(1,202,842)	(395,525)	(134,023)	(1,507,702)
Increase (decrease) in liabilities:
Accounts payables	4,290,711	596,882	727,165	410,845	4,047,915
Accrued compensation and benefits and deferred compensation	2,000,704	2,131,794	2,119,585	(967,076)	5,958,061
Other liabilities and accrued expenses	(125,442)	1,866,544	2,308,640	16,034	6,620,163

Net cash provided by operating activities	(1,720,861)	9,276,092	36,825,486	5,887,266	51,919,749

Cash flows provided by (used in) investing activities:
Net additions to property and equipment	(1,251,377)	(985,231)	(6,534,859)	(513,837)	(8,371,503)
Net (purchases) proceeds of securities and partnership investments	(358,757)	(1,176,400)	(1,368,475)	(418,791)	(47,181,569)

Net cash used in investing activities	(1,610,134)	(2,161,631)	(7,903,334)	(932,628)	(55,553,072)

Cash flows provided by (used in) financing activities:
Net borrowings (payments) on bank debt	5,030,713	7,533,530	16,629,125	9,318,262	(30,199,508)
Net borrowings (payments) on mortgage payable	(96,540)	1,233,260	4,077,000	(152,000)	(152,000)
Net borrowings on debt offering	—	—	—	—	148,072,950
Cash dividends paid	(1,949,088)	(13,603,440)	(47,203,314)	(14,445,379)	(22,466,923)

Net cash provided by (used in) financing activities	2,985,085	(4,836,650)	(26,497,189)	(5,279,117)	95,254,519

Net increase in cash	(345,910)	2,277,811	2,424,963	(324,479)	91,621,196

Cash and cash equivalents at end of year	$370,475	$2,648,286	$5,073,249	$2,323,807	$96,694,445

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$127,631	$83,000	$479,366	$390,000	$1,100,000
Interest paid	637,299	831,990	1,052,241	558,238	539,408
Supplemental schedule of noncash activities:
Fair value of fixed assets and other assets distributed to owners	—	—	—	—	(18,354,830)
Fair value of mortgage payable and other liabilities assumed by owners	—	—	—	—	8,355,364

Fair value of distribution to owners	—	—	—	—	$(9,999,466)

See accompanying notes to financial statements.

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004, December 31, 2003, 2002 and 2001
(Amounts and disclosures applicable to June 30, 2003 are unaudited)

(1)	Organization and Description of Business

      The consolidated financial statements include the operations of Calamos Holdings, Inc. (the Company) as the sole stockholder of Calamos Asset Management, Inc. (CAM), Calamos Financial Services, Inc. (CFS), Calamos Property Management, Inc. (CPM) and Calamos Partners, Inc. (CPI). Calamos Property Management, Inc. previously did business under the name Calamos Property Holdings, Inc (CPH).

      CAM, an investment adviser registered with the Securities and Exchange Commission (SEC) under the Investment Adviser’s Act of 1940, serves as an investment adviser to individual and institutional investors. CAM also provides investment management services to the Calamos Family of Funds (the Funds) and to Calamos Convertible Opportunities and Income Fund, Calamos Convertible and High Income Fund and the Calamos Strategic Total Return Fund (the Closed-end Funds), closed-end funds listed on the New York Stock Exchange.

      CPI is an investment adviser that provides investment management services primarily to partnerships.

      CFS, a broker/ dealer registered with the SEC under the Securities Exchange Act of 1934, is (1) the sole distributor of the Funds, (2) an introducing broker/ dealer in the purchase and sale of securities and security options, and (3) an introducing broker/ dealer in the purchase and sale of securities and security options for the Funds.

      CPM provides property management services primarily to properties occupied by the Company.

(2)	Summary of Accounting Policies

Unaudited Interim Financial Statements

      The interim financial statements for the six months ending June 30, 2003 are unaudited. In the opinion of management, such information contains all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations.

Principles of Consolidation

      The consolidated financial statements include the financial statements of the Company, its four wholly owned subsidiaries, and its majority interest in the Calamos Hedge Fund, L.P. The Company had a 99% interest in the Calamos Hedge Fund, L.P. as of December 31, 2003 and 2002. In April 2004, the Company liquidated the Calamos Hedge Fund, L.P., which resulted in a realized gain of $88,434, as well as the elimination of the minority interest. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

      All highly liquid financial instruments with maturities of three months or less from date of purchase, consisting primarily of investments in money market funds, commercial paper and U.S. government securities, are classified as cash equivalents in the Company’s financial statements.

Receivables from Customers

      Receivables from Customers represent balances arising from contractual investment advisory services provided to separate account customers. During each of the periods presented, bad debt expense and allowance for doubtful accounts were insignificant.

Investment Securities

      The Company carries its investments at fair value for both trading securities and available-for-sale securities. For a substantial majority of the Company’s investments, fair values are determined based upon

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

market prices. If quoted market prices are not available, the Company uses matrix, model or other similar pricing methods to determine fair value. For the periods presented, non-readily marketable securities represent less than one percent of all investment securities. The company records investment securities on a trade date basis.

      Because CFS is a registered broker-dealer, the Company is required to classify securities owned by CFS as trading securities. The Company also classifies securities held by Calamos Hedge Fund, L.P. as trading securities. Unrealized gains and losses on trading securities and on partnership units are included in net investment gain (loss) in the statement of income for all periods presented.

      The Company records all securities owned by CAM and CPM as available-for-sale under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, as the company does not intend to sell these securities in the near term. Unrealized gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders’ equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

      On a quarterly basis, the Company conducts regular reviews to assess whether other-than-temporary impairment exists. Changing economic conditions, global, regional, or changes related to specific issuers or industries, could adversely affect these values.

Property and Equipment

      Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, ranging from 3 years to 39 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the lease.

Debt Issue Costs

      Deferred debt issuance costs are amortized on a straight-line basis over the related term of the debt and are included in other assets in accordance with APB 21 Interest on Receivables and Payables. In accordance with EITF 95-13 Classification of Debt Issue Costs in the Statement of Cash Flows, the deferred costs are classified as a financing activity in the statement of cash flows.

Equity Incentive Plan

      The Company has established long-term incentive compensation plans (Plan) for select individuals of the Company. The Company accounts for the Plans using the accounting methods prescribed by Financial Accounting Standards Board Financial Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, an interpretation of APB Opinions No. 15 and 25 (FIN No. 28), and its related interpretations. In accordance with FIN 28, compensation expense is accrued over the periods in which employees perform services. As such, any change in the EAU (based upon the enterprise’s estimated market value over the originating value at grant date) is multiplied by the actual number of service periods divided by the total number of service periods in the vesting period. This change, whether increase or decrease, is recorded as expense in the current period.

Revenue Recognition

      The Company earns revenue by providing investment management services to Company-sponsored open-end and closed-end mutual funds and to separate accounts. This revenue is earned pursuant to the terms of the underlying advisory contract, and is based on a contractual investment advisory fee applied to the assets in each portfolio. Any fees collected in advance are deferred and recognized over the period earned. Performance-based advisory fees earned from certain separate accounts are recognized annually upon completion of the contract year and based upon either (1) the positive difference between the

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

investment returns on a client’s portfolio compared to a benchmark index or (2) the absolute percentage of gain in the client’s account.

      Distribution and underwriting fees consist primarily of Rule 12b-1 distribution and/or service fees from the Funds, contingent deferred sales charges (CDSC) on the redemption of fund shares and sales charges that are primarily earned on the distribution of mutual fund shares. 12b-1 fees are accrued monthly as services are performed and are based on the average daily assets of the funds. CDSC fees are recorded on a trade date basis when earned, and sales charges are recorded on the settlement date. The use of settlement date rather than trade date does not have a material effect on the Company’s financial statements.

      Investment and other income includes investment gains (losses), interest and dividend income, and gain on sale of real estate. Dividend and interest income are recognized when earned.

Deferred Sales Commissions

      Deferred sales commissions are commissions advanced by the Company on the sale of Class B and Class C shares of the Funds. Deferred commissions are amortized on a straight-line basis over the period in which 12b-1 fees are received. Because 12b-1 fees cease upon redemption of shares, amortization expense is accelerated when shares are redeemed resulting in the reduction of the deferred acquisition cost asset. These redemptions results in an amortization period not to exceed 12 months for Class C shares and 96 months (8 years) for Class B shares.

      The company evaluates the carrying value of its deferred sales commissions on a quarterly basis. In its impairment analysis, the Company compares the carrying value of the deferred sales commission asset to the undiscounted cash flow expected to be generated by the asset over its remaining useful life to determine whether impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flow, the asset is written down to fair value based on discounted cash flows. Impairment adjustments are recognized in the statement of income as a component of amortization of deferred sales commissions. As of each reporting period presented, the Company determined that no impairment of the deferred commission asset existed.

Income Taxes

      The Company has elected to be taxed as an “S” corporation under the Internal Revenue Code. Therefore, the income and expenses of the Company are included in the income tax returns of the Company’s stockholders. The Company was subject to Illinois replacement tax and other state taxes of $69,268, $382,964, $1,117,449, $315,131 and $877,260 for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004, respectively. Replacement taxes are recorded as income taxes in the consolidated statement of income.

Investments in Partnerships

      The Company had a $1.5 million (11.2%), $1.7 million (12.7%), and $2.9 million (18.0%) interest in the Calamos Multi-Strategy Limited Partnership as of December 31, 2002 and 2003 and June 30, 2004 respectively. This investment is accounted for using the equity method and is carried at the net asset value of the partnership units held by the Company.

Earnings per Share

      Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during each year. Shares issued during the year are weighted for the portion of the year that they were outstanding. Diluted earnings per share is

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equivalent to basic earnings per share because there are no common stock equivalents outstanding during any of the years presented.

Use of Estimates in the Preparation of Financial Statements

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(3)	Related-party Transactions

      CAM provides investment management and portfolio accounting services to the Funds and the closed-end Funds. CFS acts as the sole distributor of the Funds. The Company earns management, distribution and portfolio accounting fees for these services that are accrued and settled monthly. Subsidiaries of the Company receive an annual management fee equal to 1% of net assets for their management services to private investment pools. The management fee is paid on a monthly basis in the form of additional investment units in the pools. The table below summarizes the total fees earned from affiliates identified above during the periods identified below:

	Year Ended			Six Months Ended

	2001	2002	2003	2003	2004

Investment Management fees from:
The Funds	$10,150,915	$29,885,106	$61,912,949	$23,717,515	$55,346,832
The Closed-End Funds	—	2,011,120	10,203,549	2,946,212	14,802,071
Private Investment Pools	48,309	99,975	154,927	65,449	80,405

Totals	$10,199,224	$31,996,201	$72,271,425	$26,729,176	$70,229,308

Distribution and Underwriting fees from the Funds	$5,934,451	$19,481,994	$43,972,403	$16,743,120	$38,467,668

Portfolio accounting fees from:
The Funds	—	—	—	—	$446,145
The Closed-End Funds	—	—	—	—	118,035

Totals					$564,180

      Dragon Leasing Corp. (Dragon) is an affiliated company solely owned by the majority stockholder of the Company. CAM is party to a lease agreement whereby CAM has use of an airplane for business travel. Under this agreement the Company agrees to pay for transportation services and other contractual fees reflected in general and administrative expense. During 2003, the Company provided a loan to Dragon to allow Dragon the ability to purchase an aircraft. The borrowings to finance the aircraft purchase are

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subject to interest that accrues at LIBOR plus 1.75%. The table below summarizes total service fees incurred and the net receivable (payable) balance during the reporting periods identified below:

	Year Ended			Six Months Ended

	2001	2002	2003	2003	2004

General and administrative	$1,028,965	$638,677	$242,048	$78,368	$255,905

	December 31,		June 30,

	2002	2003	2004

Net receivable from/(payable to) Dragon	$(110,993)	$3,331,937	$3,501,421

      In June 1998 and November 1998, the majority owner of the Company entered into Grantor Retained Annuity Trusts with two officers of the Company. Eighty-nine (89) shares of the Company’s Class A voting common stock and eight hundred and two (802) shares of Class B nonvoting common stock were transferred into the Trust for each individual. Legal possession of these shares will be transferred to the two officers in June 2005 and May 2006, respectively.

      On June 30, 2004, the Company distributed certain real estate owned to current stockholders, who collectively contributed these assets to Calamos Property Holdings LLC. The Company is party to a lease with Calamos Property Holdings LLC, under which the Company is obligated to pay monthly base rents and operating expenses to Calamos Property Holdings LLC in the amount of $69,959. The lease does not have a specified term and may be cancelled by either party with 30 days notice. See note(5) “Property and Equipment” for additional information.

(4)	Investment Securities

      Securities owned consisted of the following as of December 31, 2002 and 2003 and as of June 30, 2004:

	December 31, 2002

	Available	Trading	Total
	for Sale	Securities	Securities

Affiliated mutual funds	$3,603,702	$2,109,618	$5,713,320
Treasury securities	241,480	—	241,480
Other investment securities	—	905,313	905,313

	$3,845,182	$3,014,931	$6,860,113

	December 31, 2003

	Available	Trading	Total
	for Sale	Securities	Securities

Affiliated mutual funds	$6,073,433	$2,906,260	$8,979,693
Treasury securities	249,455	—	249,455
Other investment securities	—	1,160,280	1,160,280

	$6,322,888	$4,066,540	$10,389,428

	June 30, 2004

	Available	Trading	Total
	for Sale	Securities	Securities

Affiliated mutual funds	$57,007,241	$3,136,258	$60,143,499
Treasury securities	249,125	—	249,125
Other investment securities	—	51,600	51,600

	$57,256,366	$3,187,858	$60,444,224

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The table below summarizes the proceeds from the sale of available-for-sale securities, unrealized and realized gains (losses) on available-for-sale securities, and unrealized gains (losses) on trading securities.

	Twelve months ended
	December 31,			Six months ended
				June 30,
	2001	2002	2003	2004

Proceeds from sale of available-for-sale securities	$119,081	$1,668	$—	$—
Realized gains (losses) from sale of available-for-sale securities	3,365	(332)	—	(15)
Unrealized gains (losses) on available-for-sale securities	(187,458)	(435,418)	1,274,483	2,655,765
Unrealized gains (losses) on trading securities	(183,945)	(323,991)	886,357	217,462

      The cumulative net unrealized gains (losses) on available-for-sale securities consisted of the following as of December 31, 2002 and 2003 and as of June 30, 2004:

	December 31,
			June 30,
	2002	2003	2004

Total cumulative unrealized gains on available-for-sale securities
Affiliated mutual funds	$718,224	$1,929,915	$4,600,035
Treasury securities	108,975	116,950	116,620

Total gains	827,199	2,046,865	4,716,655
Total cumulative unrealized losses on available-for-sale securities
Affiliated mutual funds	(56,456)	(1,639)	(15,664)

Total cumulative net unrealized gains on available-for-sale securities	$770,743	$2,045,226	$4,700,991

      As of December 31, 2002, securities with a market value of $3,844,344 were pledged as collateral for margin loans in the amount of $2,435,500. The margin loan principal was included in payables to brokers.

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	Property and Equipment

      On June 30, 2004, Calamos Property Holdings, Inc. distributed equity in all of its owned real estate assets to its current stockholders. Land, building and furniture, fixtures and equipment with a book value, net of depreciation, of $16,054,601 and a fair value of $18,043,662 as of June 30, 2004 were distributed, resulting in a gain of $1,989,061, which was recorded as other income on the Company’s consolidated statement of income.

      At December 31, 2002 and 2003 and June 30, 2004, property and equipment and related accumulated depreciation were as follows:

	December 31, 2002

		Accumulated
	Cost	Depreciation	Net

Land	$213,646	$—	$213,646
Building	2,154,456	483,371	1,671,085
Furniture, fixtures, and equipment	6,878,860	2,065,239	4,813,621

	$9,246,962	$2,548,610	$6,698,352

	December 31, 2003

		Accumulated
	Cost	Depreciation	Net

Land	$4,889,782	$—	$4,889,782
Building	2,154,456	538,614	1,615,842
Furniture, fixtures, and equipment	8,737,468	2,982,676	5,754,792

	$15,781,706	$3,521,290	$12,260,416

	June 30, 2004

		Accumulated
	Cost	Depreciation	Net

Land	$—	$—	$—
Building	—	—	—
Furniture, fixtures, and equipment	6,967,842	3,006,310	3,961,532

	$6,967,842	$3,006,310	$3,961,532

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Debt

      The table below summarizes the outstanding debt balance at each period end.

	December 31,		June 30,

	2002	2003	2004

Bank debt — term loan	$9,593,688	$24,215,815	$—
Bank debt — revolving loan	676,695	2,483,693	—
Bank debt — line of credit	3,300,000	3,500,000	—
Mortgage — building	4,408,000	4,104,000	—
Mortgage — land	—	4,381,000	—
Senior unsecured notes	—	—	150,000,000

Total debt	17,978,383	38,684,508	150,000,000
Less current portion	(7,033,003)	(15,676,461)	—

Total long-term debt	$10,945,380	$23,008,047	$150,000,000

Bank Debt

      To make payments of advanced commissions, the Company entered into a financing agreement in September 2002 with a commercial bank that provided a $30,000,000 credit facility. The facility was comprised of two components: (i) term loans and (ii) revolving loans. Interest was payable at rates equal to: (a) the Prime Rate or (b) London Interbank Offering Rate (LIBOR) plus a LIBOR margin, which varied between 2.125% and 2.625% as the Company’s credit quality changes. Additionally, the Company paid an annual commitment fee between of 1/4 of 1% and 3/8 of 1% on any unused portion of the commitment. The commitment fee also varied with the Company’s credit quality.

      The term loans were to be repaid in 16 equal quarterly installments. In addition to the $30,000,000 credit facility, the Company secured a revolving line of credit with a commercial bank in the amount $5,000,000. The Company paid interest at a rate equal to: (a) the Prime Rate or (b) London Interbank Offering Rate (LIBOR) plus a LIBOR margin, which varies between 2.125% and 2.625% as the Company’s credit quality changes. The Company also paid an annual commitment fee between of 1/4 of 1% and 3/8 of 1% on any unused portion of the commitment that varies with the Company’s credit quality.

      The credit agreements contains certain financial covenants, which required the Company to maintain specified minimum levels of net worth and maximum levels of indebtedness and minimum levels of cash flow and interest coverage ratios. The credit agreements further limited the Company’s ability to pay dividends. The Company was in compliance with its debt covenants at December 31, 2002 and 2003.

Mortgage

      At December 31, 2002 and 2003, the Company financed the office building via a mortgage. The Company made quarterly principal payments of $76,000 and monthly interest payments at a fixed rate equal to 5.77%. In addition, the Company financed undeveloped land with a mortgage at December 31, 2003. The Company made quarterly interest payments at a variable rate equal to LIBOR plus 1.75% for the undeveloped land. The land mortgage had a final principal payment of $4,381,000 due at maturity. On June 30, 2004, both mortgages were distributed to the owners through the owners’ assumption of $8,333,000 debt. As of June 30, 2004, the Company had no mortgages outstanding.

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Unsecured Notes

      On April 29, 2004, the Company refinanced its bank debt with the issuance of $150 million aggregate principal amount of 5.24% senior unsecured notes due April 29, 2011 to various note purchasers in a private placement. As of June 30, 2004, $150 million aggregate principal senior unsecured notes remained outstanding. These notes are set to mature on April 29, 2011. As a result of the $150 million debt offering, we incurred $1,996,952 in debt issuance costs. The deferred costs are recorded as a noncurrent asset and the amortization of the deferred costs is included in interest expense and is recorded on a straight-line basis over the seven year (84 month) term of the loan.

      Under the note purchase agreement governing the terms of the senior unsecured notes, we must maintain consolidated net worth, leverage and interest coverage ratios. The note purchase agreement also contains other covenants that, among other things, restrict the ability of our subsidiaries to incur debt and restrict our ability and the ability of our subsidiaries to create liens and to merge or consolidate, or sell or convey all or substantially all of our assets. As of June 30, 2004, the Company was in compliance with all covenants.

(7) Common Stock

      All shares of Class A Voting Common Stock and Class B Non-voting Common Stock are identical and shall entitle the holders to the same rights and privileges, except that the holders of Class A Voting Common Stock possess exclusive voting power in the Company, except as otherwise required by law.

(8)	Profit Sharing Plan

      The Company contributes to a profit sharing plan (the PSP Plan) covering substantially all employees. Contributions to the PSP Plan are at the discretion of the board of directors. For the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004, the Company recorded expense for the contributions to the PSP Plan in the amounts of $897,750, $1,670,331, $1,815,799, $823,734 and $1,212,175, respectively. This expense is included in employee compensation and benefits on the consolidated statement of income.

(9)	Deferred Compensation

      The company has two deferred compensation plans: the Equity Appreciation Units (EAUs) and a Supplemental Incentive Compensation Award Plan (SICA).

Equity Appreciation Units

      EAUs are a form of cash based compensation that are awarded in accordance with the provisions of the Plan and are intended to reflect a share in the growth of the equity value of the Company. Because EAUs are purely a form of cash compensation and have no conversion features to common stock, EAUs do not have a dilutive effect on earnings per share. Participants vest in the EAUs if employed by the Company on the vesting date. Payouts from the Plan will be made from the general assets of the Company and will be based on the value of the awards on the vesting date. The vesting date and payout date for each award are as follows:

Year of Award	Vesting Date	Payout Date

2000	December 31, 2006	May 15, 2007
2002	December 31, 2007	May 15, 2008
2003	December 31, 2008	May 15, 2009
2004	December 31, 2009	May 15, 2010

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In accordance with FIN No. 28, compensation expense of $220,363, $1,089,695, $2,846,083, $526,676 and $2,907,992 was recognized for the years ended and December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004, respectively. The Company had a deferred payable for the benefit of the Plan’s participants in the amount of $1,364,226, $4,210,309 and $7,118,301 as of December 31, 2002, December 31, 2003 and June 30, 2004, respectively. In determining the amount of liability recorded, management must estimate the fair value of the Company. This estimate is based on the Company’s specific business and financial condition as well as relevant market factors.

Supplemental Incentive Compensation Award Plan Units

      Certain officers of the company participate in a long-term, deferred Supplemental Incentive Compensation Award Plan, which we refer to as “SICA”. SICA provides for additional cash compensation payable over a period of three years beginning three years after granting of each award. Compensation expense is recognized monthly on a straight line basis over the first three years immediately following the granting of each award. Payouts from SICA will be made from the general assets of the Company.

(10)	Leases

      The Company leases computer equipment and office space for its operations. At June 30, 2004 the Company’s aggregate future minimum payments for operating leases having initial or noncancelable terms greater than one year are payable as follows:

Minimum
Payments

Six months ended June 30, 2004	$595,412
Year ended December 31:
2005	895,809
2006	93,307
2007	18,446
2008	6,486
2009	4,324

$1,613,784

      Rent expense for the years ended December 31, 2001, 2002, 2003 and six month period ended June 30, 2004 was $478,845, $666,052, $852,669 and $489,738, respectively.

(11)	Regulatory and Net Capital Requirements

      As a broker/ dealer, the Company is subject to the Securities and Exchange Commission’s Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital, as defined, and requires that the ratio of aggregate indebtedness to net capital (net capital ratio), as defined, shall not exceed 15 to 1. As of December 31, 2002, December 31, 2003 and June 30, 2004, the net capital, the excess of the required net capital and the net capital ratio were as follows:

	December 31
			June 30
	2002	2003	2004

Net capital	$2,330,283	$3,549,623	$4,663,624
Excess of required net capital	$2,144,297	$3,134,851	$3,973,310
Net capital ratio	1.20	1.75	2.22

      The Company is not required to compute the Reserve Requirements under Exhibit A of Rule 15c3-3(k)(2)(ii) or to include Information Relating to the Possession or Control Requirements

CALAMOS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under Rule 15c3-3, because the Registrant is an introducing broker and promptly transmits all customer funds and securities to the clearing broker who carries the accounts of such customers.

(12)	Recently Issued Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities (FIN 46), which establishes guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. An entity that consolidates a variable interest entity is called the primary beneficiary of that entity. In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 also requires various disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest.

      In December 2003, the FASB further revised FIN 46 through FIN No. 46R, Consolidation of Variable Interest Entities (FIN 46R). FIN 46R changes the effective date of FIN 46 for certain entities and makes other significant changes to FIN 46 based on implementation issues that arose during 2003. Application of FIN 46R is required for period ending after December 15, 2003 for all interests in special purpose entities and for period ending after March 15, 2004, for interest in other entities.

      In assessing if Calamos Multi-Strategy, L.P. is a variable interest entity (VIE), the criteria in paragraph 5 of FIN 46R must be evaluated. In general terms, FIN 46R indicates: if a) the total equity investment at risk is not sufficient for an entity to finance it activities, b) if the group of equity investors of an entity lacks certain characteristics of a controlling financial interest, or c) the voting rights of the equity investors are not proportionate to their returns and substantially all of the entity’s activities either involve or are conducted on behalf of one investor, that entity is considered a VIE, and is subject to consolidation according to the provisions of FIN 46R. The Company determined that such criteria in paragraph 5 of FIN 46R have not been met and the partnership is therefore not considered a VIE. The Company has determined that Calamos Multi-Strategy, L.P., in which Calamos Financial Services holds a general partnership interest, is a voting interest entity. The Company accounts for our investment in Calamos Multi-Strategy L.P. in accordance with SOP 78-9. Consistent with others in the industry, the Company has historically relied primarily on redemption rights of the limited partners to meet the “important rights” requirement of SOP 78-9. In light of current accounting developments regarding what constitutes “important rights” (including open EITF Issue 04-5 — Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights), the Company amended its limited partnership agreements in 2004 to incorporate additional rights, namely to replace the general partner by a simple majority vote of the limited partners. These amendments will allow the Company to continue to account for its general partnership interests in the Calamos Multi-Strategy, L.P. on the equity method of accounting and not consolidate it into its results.

(13)	Subsequent Event

      On July 29, 2004, Dragon Leasing Corp. repaid CAM in settlement of its outstanding borrowings and other service related liabilities.

     Until                     , 2004 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

18,000,000 Shares

Calamos Asset Management, Inc.

Class A Common Stock

PROSPECTUS

Citigroup

Merrill Lynch & Co.
Goldman, Sachs & Co.
UBS Investment Bank

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The expenses of this offering, other than underwriting discount, are estimated to be as follows:

SEC registration fee	$45,900
NASD filing fee	30,500
Nasdaq National Market listing fee	100,000
Legal fees and expenses	1,600,000
Accounting fees and expenses	600,000
Blue Sky fees and expenses (including legal fees)	10,000
Printing expenses	200,000
Transfer agent fees	5,000
Miscellaneous	28,600

Total	$2,620,000

Item 14.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

      The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stock- holders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

      The indemnification provisions in the certificate of incorporation may be sufficiently broad to permit indemnification of Registrant’s officers, directors and key employees for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      The proposed form of Underwriting Agreement, which is filed as Exhibit 1.1 to this Registration Statement, provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

      Except as set forth below, in the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act.

      In July 2004, upon the incorporation of the registrant, the registrant issued 100 shares of common stock to Calamos Holdings, Inc. in exchange for $1.00.

      The issuance of these securities was made in reliance upon the exemption from the registration requirement of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering. The securities are deemed restricted securities for the purposes of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

      (a) Exhibits:

      Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

      (b) Consolidated Financial Statement Schedules:

      All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements and the related notes.

Item 17.	Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names and required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Naperville, Illinois on October 26, 2004.

CALAMOS ASSET MANAGEMENT, INC.

By:	/s/ PATRICK H. DUDASIK

Patrick H. Dudasik
Executive Vice President, Chief Financial Officer and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 26, 2004.

Signature	Title

* John P. Calamos, Sr.	Chairman of the Board of Directors, Chief Executive Officer and Co-Chief Investment Officer (Principal Executive Officer)

* Nick P. Calamos	Senior Executive Vice President, Co-Chief Investment Officer and Director

/s/ PATRICK H. DUDASIK Patrick H. Dudasik	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

   * Patrick H. Dudasik, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to the powers of attorney duly executed by such persons.

By:	/s/ PATRICK H. DUDASIK

Patrick H. Dudasik
Attorney-in-Fact

EXHIBIT INDEX

      The following exhibits are filed with this Registration Statement.

Exhibit
Number		Description

1.1		Form of Underwriting Agreement.
*3	.1	Certificate of Incorporation of the Registrant, dated as of July 23, 2004.
*3	.2	Form of Amended and Restated Certificate of Incorporation of the Registrant.
*3	.3	Bylaws of the Registrant, dated as of July 28, 2004.
*3	.4	Form of Amended and Restated Bylaws of the Registrant.
4.1		Specimen Certificate evidencing shares of the Registrant’s Class A common stock.
*4	.2	Form of Stockholders’ Agreement among John P. Calamos, Nick P. Calamos and John P. Calamos, Jr., certain trusts controlled by them, Calamos Family Partners, Inc. and the Registrant.
*4	.3	Note Purchase Agreement, dated as of April 29, 2004, among Calamos Holdings, Inc. and the note purchasers named therein.
*4	.4	Form of Registration Rights Agreement between Calamos Family Partners, Inc. and the Registrant.
5.1		Opinion of Shearman & Sterling LLP.
*10	.1	Form of Employment Agreement between the Registrant and John P. Calamos and between the Registrant and Nick P. Calamos.
*10	.2	Form of Employment Agreement between the Registrant and Patrick H. Dudasik and between the Registrant and James S. Hamman, Jr.
*10	.3	Form of Calamos Asset Management, Inc. Incentive Compensation Plan.
*10	.4	Form of Contribution Agreement.
*10	.5	Form of Tax Indemnity Agreement.
*10	.6	Form of Amended and Restated Limited Liability Company Agreement of Calamos Holdings LLC.
*10	.7	Form of Management Services Agreement between Calamos Family Partners, Inc. and the Registrant.
10.8		Amendment No. 1 to Note Purchase Agreement, dated as of October 15, 2004, among Calamos Holdings, Inc. and the purchasers named therein.
*21	.1	Subsidiaries of Registrant.
23.1		Consent of Shearman & Sterling LLP (included in Exhibit 5.1).
23.2		Consent of KPMG LLP.
*24	.1	Power of Attorney (included on signature page).

*	Previously filed.